United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

ZONES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, no par value.

(2)	Aggregate number of securities to which transaction applies:

6,471,313 shares of outstanding common stock; and 1,463,264 shares of common stock issuable upon exercise of options that we assume will be exercised in connection with the merger.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The maximum aggregate value was determined based on the product of the 7,934,577 shares of common stock that may be exchanged for cash in the transaction multiplied by the merger consideration of $8.65 per share (the “Total Consideration”). In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0000393 by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction:

$68,634,092.

(5)	Total fee paid:

$2,698.

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1102 15th Street SW, Suite 102

Auburn, Washington 98001

                    , 2008

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Zones, Inc. on                     , 2008, at         :00 a.m., local time, at our corporate headquarters, 1102 15th Street SW, Suite 102, Auburn, Washington.

At the special meeting you will be asked to consider and vote upon a proposal to approve a merger, and to approve and adopt the Agreement and Plan of Merger, dated as of July 30, 2008, by and between Zones and Zones Acquisition Corp. and the other transactions contemplated thereby. Zones Acquisition Corp. is an entity formed by Firoz H. Lalji, our Chairman of the Board and Chief Executive Officer. Under the terms of the merger agreement, Zones Acquisition Corp. will merge with and into Zones, with Zones continuing as the surviving corporation.

If the merger is completed, each share of Zones common stock, other than those specified below, will be converted into the right to receive $8.65 in cash, without interest and less any applicable withholding taxes. The following shares of Zones common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any Zones shareholders who are entitled to and who properly exercise dissenters’ rights under Washington law and (b) shares held by, or in custodial accounts for, Mr. Lalji and certain of his related parties, namely Najma Lalji, Natasha Lalji and The Firoz and Najma Lalji Foundation, to whom we refer collectively as the “continuing shareholders.” As a result of the merger, Zones will become privately owned by the continuing shareholders. A copy of the merger agreement is included as Annex A to the attached proxy statement.

After careful consideration, the Zones board of directors, by a unanimous vote of the directors (without the participation of Mr. Lalji in deliberations or voting), has determined that the merger and the merger agreement are fair to, advisable to and in the best interest of Zones’ unaffiliated shareholders, and has approved the merger, and approved and adopted the merger agreement and the other transactions contemplated thereby. This determination was based upon the unanimous recommendation of a special committee of the Zones board of directors consisting of four independent and disinterested directors. Accordingly, the Zones board of directors (with Mr. Lalji abstaining) unanimously recommends that you vote “FOR” the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby. In considering the recommendation of the Zones board of directors, you should be aware that some of Zones’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Zones from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. We cannot complete the merger unless:

(a)	the holders of a majority of the outstanding shares of Zones common stock entitled to vote at the special meeting vote to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, to which vote we refer as the “company shareholder approval”; and

(b)	the holders of a majority of the number of shares of Zones common stock present in person or by proxy and voting at the special meeting (other than shares held by, or in custodial accounts for, the continuing shareholders) vote to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, to which vote we refer as the “special shareholder approval.”

Please note that failing to vote has the same effect as a vote against the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, for purposes of the company shareholder approval but has no effect for purposes of the special shareholder approval.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or Internet prior to the special meeting. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. Voting by proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement if you subsequently choose to attend the special meeting.

Our board of directors appreciates your continuing support of Zones and urges you to support the merger.

Sincerely yours,

WILLIAM C. KEIPER

Director and Chairman of the Special Committee

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated                     , 2008 and is first being mailed to shareholders on or about                     , 2008.

ZONES, INC.

1102 15th Street SW, Suite 102

Auburn, Washington 98001

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2008

To the Shareholders of Zones, Inc.:

On                     , 2008, Zones, Inc., a Washington corporation, will hold a special meeting of shareholders at         :00 a.m. local time, at our corporate headquarters, 1102 15th Street SW, Suite 102, Auburn, Washington, for the following purposes:

1.	To consider and vote upon a proposal to approve the merger, and to approve and adopt the Agreement and Plan of Merger dated as of July 30, 2008, as it may be amended from time to time, by and between Zones, a Washington corporation, and Zones Acquisition Corp., a Washington corporation, and the other transactions contemplated thereby;

2.	To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

3.	To transact any other business properly presented before the special meeting or any adjournment or postponement of the special meeting.

Only shareholders of record of our common stock at the close of business on                     , 2008 are entitled to notice of and to vote at the special meeting. Only shareholders of record and their proxies are invited to attend the special meeting in person.

Regardless of the number of shares you own, your vote is very important. The approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, requires the affirmative vote of:

(a)	the holders of a majority of the outstanding shares of Zones common stock entitled to vote at the special meeting, to which vote we refer as the “company shareholder approval”; and

(b)	the holders of a majority of the number of shares of Zones common stock present in person or by proxy and voting at the special meeting (other than shares held by, or in custodial accounts for, Firoz H. Lalji, Najma Lalji, Natasha Lalji and The Firoz and Najma Lalji Foundation, to whom we refer collectively as the “continuing shareholders”), to which vote we refer as the “special shareholder approval.”

Your vote on the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, will be counted with respect to both the company shareholder approval and the special shareholder approval.

The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires, assuming a quorum is present with respect to the proposal, requires the affirmative vote of a majority of the votes cast in person or by proxy on the matter of adjournment.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or Internet prior to the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger, and approval and adoption of the merger agreement and the other transactions contemplated thereby, and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or Internet and do not vote in person at the special meeting, it will have the same effect as a vote against the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, for purposes of the company shareholder approval, but it will have no effect for purposes of the special shareholder approval or any vote regarding adjournment of the special meeting, if such adjournment is necessary. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. Any shareholder attending the special meeting may vote in person by ballot even if he or she has already submitted a proxy by proxy card, telephone or Internet. Such vote by ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other nominee, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

Any shareholders of Zones who do not vote in favor of the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, will have the right to seek appraisal and payment of the fair value of their shares of our common stock if the merger contemplated by the merger agreement is completed, but only if they deliver to Zones, before the vote is taken, a notice of their intent to demand payment for their shares and they comply with all procedures and requirements of Chapter 23B.13 of the Washington Business Corporation Act for exercising dissenters’ rights, a copy of which is attached to the accompanying proxy statement as Annex C and which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

RONALD P. MCFADDEN

Senior Vice President, Chief Financial Officer and

Secretary

Auburn, Washington

                    , 2008

i

(Cont’d)

ii

SUMMARY TERM SHEET

The following summary, together with “Questions and Answers About the Merger and the Special Meeting,” highlights selected information contained in this proxy statement. It may not contain all of the information that may be important in your consideration of the proposed merger. We encourage you to read carefully this proxy statement, the annexes attached to this proxy statement, and the documents we have incorporated by reference into this proxy statement before voting. See “Where You Can Find More Information” on page     . Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

The Parties to the Merger (page     )

Zones, Inc., to which we sometimes refer in this proxy statement as “we” or “Zones,” is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, large enterprise accounts and public sector accounts. Zones sells products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers, including Adobe, Apple, Avaya, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba. Zones common stock is currently quoted on The NASDAQ Global Market, to which we refer as “Nasdaq.”

Zones Acquisition Corp., to which we sometimes refer in this proxy statement as “Merger Sub,” is a Washington corporation and is wholly-owned by Firoz H. Lalji, our Chairman and Chief Executive Officer.

The Merger (page     )

Pursuant to the merger agreement, Merger Sub will be merged with and into Zones, with Zones continuing as the surviving corporation in the merger. We refer to Zones following the merger as the “surviving corporation” and we refer to this transaction as the “merger.” Immediately following the merger, Zones, as the surviving corporation in the merger, will become a privately-held company, owned by Mr. Lalji, his wife Najma Lalji, their adult daughter Natasha Lalji and The Firoz and Najma Lalji Foundation. We refer to these shareholders collectively as the “continuing shareholders.”

Whenever we refer to the “merger agreement” in this proxy statement, we are referring to the Agreement and Plan of Merger attached as Annex A to this proxy statement, as the merger agreement may be amended from time to time. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Effects of Merger (page     )

If the merger is completed, you will receive $8.65 per share in cash, without interest and less any applicable withholding taxes (to which we refer as the “merger consideration”), for each share of Zones common stock you own at that time, unless you are a dissenting shareholder and you perfect your dissenters’ rights under Washington law. As a result of the merger, Zones shareholders, other than the continuing shareholders, will no longer have a direct or indirect equity interest in Zones; Zones common stock will no longer be listed on Nasdaq; and the registration of Zones common stock under Section 12 of the Securities Exchange Act of 1934, as amended, to which we refer as the “Exchange Act,” will be terminated.

Treatment of Outstanding Options and Restricted Stock (page     )

If the merger is completed, unless otherwise agreed between a holder and Merger Sub, all unvested options to purchase shares of Zones common stock granted under a Zones plan will be accelerated so that they vest and become fully exercisable immediately before the consummation of the merger. Prior to the completion of the merger, we will deliver to the holders of outstanding options forms of exercise notices so that the option holders may irrevocably exercise their options contingent on and effective immediately before the merger. Any shares acquired pursuant to such exercises will be treated identically to any other shares in the merger. Any options not exercised prior to the merger will remain outstanding and unchanged.

All shares of restricted stock, whether such shares are vested or unvested, will, immediately before the completion of the merger, be converted into the right to receive the merger consideration on the terms set forth in the merger agreement, with all unvested shares becoming fully vested just prior to the merger. See “Special Factors—Effects of the Merger” beginning on page     .

Interests of Certain Persons in the Merger (page     )

In considering the proposed transactions, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a Zones shareholder generally, including:

•	accelerated vesting of unvested stock options and of restricted stock held by Zones officers;

•	the officers’ ability not to exercise any options they hold and to continue holding a security interest in the surviving corporation after the merger;

•	Mr. Lalji’s ownership of Merger Sub; and

•

continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation to current and former directors and officers of Zones and our subsidiary, Zones Corporate Solutions Private Limited, a Delhi, India corporation, to which we refer in this proxy statement as our “subsidiary.”

The special committee of our board of directors, consisting of four independent and disinterested directors and to which we refer as the “special committee,” and our board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the merger, the merger agreement and the other transactions contemplated thereby. None of our directors holds unvested stock options or restricted stock and, as a result, none will benefit from any accelerated vesting of unvested stock options and restricted stock. In order to maximize the alignment of the interests of the independent directors serving on the special committee with those of the rest of the shareholders other than the continuing shareholders (we refer to these shareholders as the “non-continuing shareholders”), such directors have represented to us that they will exercise their stock options prior to and contingent upon the consummation of the merger. In addition, subsequent to the execution of the merger agreement, Mr. Lalji indicated to each of our executive officers that he or she will have the opportunity to contribute all or a portion of the merger consideration he or she will receive with respect to any stock options and shares of restricted stock held by such individual, if the merger is completed, to the surviving corporation in exchange for a subordinated promissory note to be issued by the surviving corporation and a warrant to purchase common stock in the surviving corporation.

Required Vote (page     )

The approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, requires the affirmative vote of:

(a)	the holders of a majority of the outstanding shares of Zones common stock entitled to vote at the special meeting, to which vote we refer as the “company shareholder approval”; and

(b)	the holders of a majority of the number of shares of Zones common stock present in person or by proxy and voting at the special meeting (other than shares held by, or in custodial accounts for, the continuing shareholders), to which vote we refer as the “special shareholder approval.”

Approval of an adjournment proposal, if such an adjournment is necessary, requires the affirmative vote of a majority of the votes cast in person or by proxy on the matter of adjournment.

Share Ownership of Directors and Executive Officers (page     )

As of                     , 2008, the record date for the special meeting, the directors and executive officers of Zones held and were entitled to vote, in the aggregate, shares of our common stock representing approximately     % of the outstanding shares. We believe our directors and executive officers intend to vote all of their shares of our common stock FOR the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, and FOR the adjournment proposal, if such adjournment is necessary.

Recommendations (page     )

The special committee that was appointed to, among other things, review and evaluate the merger proposal has unanimously determined that the merger and the merger agreement are fair to, and in the best interests of, the unaffiliated shareholders of Zones and has unanimously recommended to the full Zones board of directors that our board of directors approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby. After considering various factors, including the unanimous recommendation of the special committee, the Zones board of directors (without the participation of Mr. Lalji in deliberations or voting) has unanimously:

•	determined that the merger and the merger agreement are advisable and fair to and in the best interests of the unaffiliated shareholders;

•	approved the merger and approved and adopted the merger agreement and the other transactions contemplated thereby; and

•	recommended that Zones shareholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby.

Accordingly, our board of directors (without the participation of Mr. Lalji in deliberations or voting) unanimously recommends that you vote to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (page     )

The special committee engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc., to which we refer as “Houlihan Lokey,” to render a fairness opinion. On July 30, 2008, Houlihan Lokey rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated July 30, 2008 to the special committee and our board of directors), as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock (other than Zones Acquisition Corp., Firoz Lalji and their respective affiliates) in the merger, as of July 30, 2008 and based upon and subject to the procedures followed, assumptions made, and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the special committee and our board of directors and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock (other than Zones Acquisition Corp., Firoz Lalji and their respective affiliates) in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our shareholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the special committee, board of directors or any shareholder as to how to act or vote with respect to the merger or related matters. See “The Merger—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.” beginning on page     .

Financing of the Merger (page     )

The estimated aggregate amount of financing necessary for Merger Sub to complete the merger and the payment of related fees and expenses in connection with the merger and the financing arrangements is expected to be approximately $65 million. This amount is expected to be funded by Merger Sub with a combination of equity and/or debt financing described below and Zones’ cash.

Debt Financing. Merger Sub has received a credit facility proposal from an affiliate of GE Commercial Distribution Finance, Inc., to which we refer as “GE Capital,” from which Merger Sub expects to fund approximately $40.0 million of the merger consideration. The GE Capital credit facilities are conditional upon customary conditions, including those described under “Special Factors—Financing of the Merger” beginning on page     .

Equity and/or Debt Financing. Merger Sub has received a commitment letter from Mr. Lalji to provide, or cause to be provided, equity and/or debt financing to Merger Sub in an aggregate amount of up to $25.0 million for the purpose of funding a portion of the merger consideration. The obligation to provide, or cause to be provided, the equity and/or debt financing to Merger Sub contemplated by the commitment letter is subject to the satisfaction of the conditions set forth in the commitment letter.

Material United States Federal Income Tax Consequences (page     )

The receipt of cash in exchange for shares of Zones common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss in the merger in an amount equal to the difference, if any, between the cash you receive and your tax basis in Zones common stock surrendered. Tax matters are very complicated. The tax consequences of the merger to you will depend upon your particular circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Restrictions on Solicitations of Other Offers (page     )

Prior to September 3, 2008, we were permitted to initiate, solicit or encourage “takeover proposals” and enter into and maintain discussions or negotiations with third-parties regarding takeover proposals. Following such date, the merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations regarding takeover proposals. The merger agreement also restricts our board of directors’ ability to change or withdraw its recommendation of the merger agreement absent certain specified circumstances involving, among other things, either (a) entry into any agreement with respect to a “superior proposal” or (b) our board of directors’ determination that failing to change or withdraw its recommendation would be inconsistent with its fiduciary duties.

Conditions to Completion of the Merger (page     )

The merger will only be completed if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others:

•	the approval of the merger, and approval and adoption of the merger agreement and the other transactions contemplated thereby, by the company shareholder approval and the special shareholder approval;

•	the absence of any legal restraint or prohibition preventing the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the representations and warranties of Zones and those of Merger Sub being true and correct, subject in many cases to materiality or material adverse effect qualifications; and

•	the performance in all material respects by Zones and Merger Sub of all of their respective obligations in the merger agreement.

At any time before the merger, to the extent legally allowed, Zones may waive compliance with any of the conditions contained in the merger agreement with respect to Zones’ obligation to consummate the merger, without the approval of its shareholders. As of the date of this proxy statement, Zones does not expect that any condition will be waived.

Although Merger Sub’s obtaining its contemplated financing, or any alternative financing, is not a condition to the closing of the merger, as a practical matter if Merger Sub is unable to obtain financing the merger may not close and Zones may have limited leverage to require Merger Sub to consummate the merger.

Termination of the Merger Agreement (page     )

The merger agreement may be terminated and the merger abandoned at any time before the merger, whether before or after our shareholders approve and adopt the merger agreement:

•	by mutual written consent of Zones and Merger Sub;

•	by either party if:

•

the merger has not been completed by December 31, 2008 (unless the failure to consummate the merger is due to the terminating party’s breach of a representation, warranty, covenant or agreement contained in the merger agreement);

•

our shareholders fail to approve the merger and to approve and adopt the merger agreement and the transactions contemplated thereby at the special meeting or any adjournment or postponement of that meeting;

•

a final, non-appealable legal restraint or order permanently restraining or prohibiting the consummation of the merger has been issued, provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to remove the restraint or order; or

•

the other party has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure would cause certain conditions to the terminating party’s obligation to effect the merger not to be satisfied and which cannot be cured by the earlier of December 31, 2008 or within 30 calendar days after receipt of the terminating party’s written notice of such breach or failure (provided that the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement that would result in certain conditions of the other party’s obligations to effect the merger not to be satisfied);

•	by Merger Sub if:

•	our board of directors modifies, amends or withdraws its recommendation that our shareholders adopt the merger agreement and the other transactions contemplated thereby;

•	our board of directors approves, endorses or recommends a takeover proposal to our shareholders; or

•

we fail to comply in any material respect with the merger agreement’s requirements regarding solicitation of other offers or termination in connection with a superior proposal described above in “—Restrictions on Solicitations of Other Offers” and below in “The Merger Agreement—Termination in Connection with Superior Proposal”; or

•

by us if, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal, we comply with the notice and other requirements described below in “The Merger Agreement—Termination in Connection with a Superior Proposal” and we pay to Merger Sub the termination fee described in “—Termination Fee.”

Termination Fees (page     )

If the merger agreement is terminated under certain specified circumstances:

•	we will be obligated to pay Merger Sub a termination fee of $300,000 or $750,000, depending on the timing and circumstances of the termination;

•	we will be obligated to pay the reasonable out-of-pocket documented expenses of Merger Sub, up to $300,000, which will be credited against the above termination fee if its becomes payable; or

•

Merger Sub will be obligated to pay us a termination fee of $750,000. Mr. Lalji has agreed to guarantee the obligation of Merger Sub to pay this termination fee, subject to certain conditions, in an amount up to $750,000.

Dissenters’ Rights (page     )

Under Chapter 23B.13 of the Washington Business Corporation Act, to which we refer as the “WBCA,” holders of Zones common stock who do not vote in favor of the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, will have the right to dissent and to seek appraisal and payment of the fair value of their shares as determined in accordance with the statute if the merger is completed, but only if they comply with all applicable requirements of Chapter 23B.13 of the WBCA, which are attached to this proxy statement as Annex C. The fair value as determined in accordance with the statute could be more than, the same as or less than the merger consideration a shareholder would be entitled to receive under the terms of the merger agreement. Holders of Zones common stock intending to exercise their dissenters’ rights must, among other things, submit a written notice of intent to demand payment to Zones prior to the vote on the proposal to approve the merger, and to approve and adopt the merger agreement and the transactions contemplated thereby, and must not vote or otherwise submit a proxy in favor of the proposal to approve the merger, and to approve and adopt the merger agreement and the transactions contemplated thereby. Your failure to follow exactly the procedures specified under Chapter 23B.13 of the WBCA will result in the loss of your dissenters’ rights, and your shares of Zones common stock will instead entitle you to receive merger consideration with respect to such shares.

Market Price of Zones Common Stock and Dividend Information (page     )

On June 23, 2008, the last trading day before Mr. Lalji made his proposal to take us private, the high and low sales prices of our common stock were $7.78 and $7.77, respectively. The merger consideration of $8.65 per share represents a premium of approximately 11% over our closing stock price of $7.77 per share on June 23, 2008. On July 22, 2008, the last trading day before we announced we would postpone our second-quarter earnings release from the planned release date of July 24, 2008 to the anticipated release date of July 31, 2008, the high and low sales prices of our common stock were $7.63 and $7.50, respectively. The merger consideration of $8.65 per share represents a premium of approximately 15% over our closing stock price of $7.50 per share on July 22, 2008. On July 30, 2008, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low reported sales prices of our common stock were $6.14 and $5.44, respectively. The merger consideration of $8.65 per share represents a premium of approximately 59% over our closing stock price of $5.44 per share on July 30, 2008, and approximately 15% over the average closing prices of our common stock for the 30-trading day period ending on July 30, 2008. On October 10, 2008, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our common stock were $7.25 and $7.00, respectively. You are urged to obtain a current market price quotation for our common stock.

We have never paid or declared cash dividends on our common stock, and we do not intend to pay or declare cash dividends on our common stock in the foreseeable future. In addition, the merger agreement prohibits us from declaring or paying dividends on our common stock pending the consummation of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What is the proposed transaction?

A:	The proposed transaction is a merger pursuant to which Merger Sub, which is wholly-owned by our Chairman and Chief Executive Officer, Firoz H. Lalji, will merge with and into Zones in a going private transaction pursuant to the merger agreement. Once the merger, merger agreement and the other transactions contemplated thereby have been approved and adopted by the Zones shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Zones, with Zones continuing as the surviving corporation after the merger. Immediately following the merger, Zones, as the surviving corporation, will become a privately-held company, collectively owned by the continuing shareholders.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $8.65 in cash, without interest and less any applicable withholding taxes, for each share of Zones common stock that you own (unless you choose to be a dissenting shareholder by exercising and perfecting your dissenter’s rights under Chapter 23B.13 of the WBCA with respect to the merger).

See “Special Factors—Material United States Federal Income Tax Consequences” beginning on page     for a more detailed description of the U.S. tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and foreign taxes.

Q:	After the merger is completed, how will I receive the cash for my shares?

A.	Promptly after the merger is completed, a paying agent appointed by Merger Sub will mail written instructions on how to exchange your Zones common stock certificates for the per share amount of $8.65 in cash, without interest and less any applicable withholding taxes. You will receive cash for your shares from the paying agent after you comply with these instructions.

If you hold your shares in book-entry form – that is, without a stock certificate – unless you do not vote in favor of the merger and you properly perfect your dissenters’ rights under Chapter 23B.13 of the WBCA, the paying agent will automatically send you the per share amount of $8.65 in cash, without interest and less any applicable withholding taxes, in exchange for the cancellation of your shares of Zones common stock after completion of the merger, provided that you comply with applicable tax certification requirements.

If your shares of Zones common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your “street name” shares and receive cash for those shares.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at our corporate headquarters, 1102 15th Street SW, Suite 102, Auburn, Washington, on , 2008, starting at a.m. local time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby;

•

to approve any motion to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	to transact any other business properly presented before the special meeting or any adjournment or postponement of the special meeting.

Q:	How does the Zones board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

•	FOR the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, and

•	FOR any adjournment proposal, if such an adjournment is necessary.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is , 2008. Only holders of Zones common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of shareholders representing a majority of the shares of Zones common stock outstanding on the record date will constitute a quorum for the special meeting.

Q:	What vote is required to approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby, and to approve the adjournment proposal if such adjournment is necessary?

A:	The approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, require the affirmative vote of:

(a)	the holders of a majority of the outstanding shares of Zones common stock entitled to vote at the special meeting, to which vote we refer as the “company shareholder approval”; and

(b)	the holders of a majority of the number of shares of Zones common stock present in person or by proxy and voting at the special meeting (other than shares held by, or in custodial accounts for, the continuing shareholders), to which vote we refer as the “special shareholder approval.”

Approval of the adjournment proposal, if such adjournment is necessary, requires the affirmative vote of a majority of the votes cast in person or by proxy on the matter of adjournment.

Q:	How do the Zones directors and executive officers intend to vote?

A:	As of , 2008, the record date, the directors and executive officers of Zones held and were entitled to vote, in the aggregate, shares of our common stock representing approximately % of the outstanding shares. We believe our directors and executive officers intend to vote all of their shares of our common stock FOR the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, and FOR the adjournment proposal, if such adjournment is necessary.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the fourth quarter of 2008. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived, as permitted by law.

Q:	What is the “go-shop” period?

A:	The “go-shop” period was the time from July 30, 2008, the date that the merger agreement was signed, until September 3, 2008, during which we were permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations regarding competing takeover proposals. We were assisted in this process by Cascadia Capital, LLC, to which we refer as “Cascadia Capital,” a Seattle-based investment banking firm with experience in mergers and acquisitions in the technology industry and the independent financial advisor to the special committee of the Zones Board of Directors.

During the go-shop period, Cascadia Capital contacted eleven potential transaction partners, none of which expressed interest in pursuing a transaction likely to lead to a takeover proposal as an alternative to the transaction contemplated by the merger agreement. As a result, no party has qualified as an excluded party under the terms of the merger agreement, and the merger agreement now restricts the Company’s ability to, among other things, solicit or engage in negotiations regarding competing takeover proposals.

In light of the conclusion of the go-shop period and the absence of any excluded party, and unless we receive an unsolicited superior proposal prior to obtaining shareholder approval for the merger, we intend to continue working with Merger Sub to complete the merger in a timely manner, subject to satisfaction of the conditions set forth in the merger agreement.

Q:	What effects will the proposed merger have on Zones?

A:	Upon completion of the proposed merger, Zones will cease to be a publicly traded company and will be wholly owned by the continuing shareholders. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act will be terminated. In addition, upon completion of the proposed merger, shares of Zones common stock will no longer be listed on Nasdaq or any other stock exchange or quotation system.

Q:	What happens if the merger is not completed?

A:	If the merger and merger agreement are not approved by our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares pursuant to the merger agreement. Instead, Zones will remain a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. Under specified circumstances, Zones may be required to pay Merger Sub a termination fee or reimburse Merger Sub for its out-of-pocket expenses, or Merger Sub may be required to pay Zones a termination fee, in each such case as described in “The Merger Agreement—Termination Fee” beginning on page .

Q:	What do I need to do now?

A:	Please vote as soon as possible. We urge you to read this proxy statement carefully, including its annexes, and to consider how the transaction affects you as a shareholder. You also may want to review the documents referenced under “Where You Can Find More Information” on page .

Q:	How do I vote?

A:	You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, and for the adjournment proposal, if such adjournment is necessary. If you fail to vote your shares or do not instruct your broker how to vote any shares held for you in a brokerage account, the effect will be the same as a vote against the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby with respect to the company shareholder approval, but it will not affect either the vote on the special shareholder approval or the vote on any proposal to adjourn the special meeting, if necessary. If your shares are held by your broker, bank or other nominee, see below.

Q:	Can I vote by telephone or electronically?

A:	Please refer to the instructions on the enclosed proxy card to vote by telephone or the Internet.

Q:	If my shares are held in a brokerage account, will my broker vote my shares for me?

A:	Your broker, bank or other nominee will only be permitted to vote your shares for you if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares that it holds, those shares will not be voted and the effect will be the same as a vote against the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby with respect to the company shareholder approval, but it will not affect the vote on the special shareholder approval or on any proposal to adjourn the special meeting, if necessary.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign, date and return all proxy cards to ensure that all your shares are voted.

Q:	May I change my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. You may do this in a number of ways. First, you may send us a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of Zones at or before the taking of the vote at the special meeting, at the address under “The Parties to the Merger—Zones, Inc.” on page . You may also submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card so long as you do so before the deadline of p.m., local time, on , 2008. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your shares are held in street name and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Zones common stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	What happens if I sell my shares of Zones common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Zones common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the per share merger consideration of $8.65 in cash, without interest and less any applicable withholding taxes, to the person to whom you transfer your shares, so long as such person owns the shares of Zones common stock when the merger is completed. In such case, your vote is still very important and you are encouraged to vote.

Q:	What are the material United States federal income tax consequences of the transaction to shareholders?

A:	In general, your receipt of cash in exchange for shares of Zones common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Since the tax consequences of the merger to you will depend on your particular circumstances, you should consult your own tax advisor for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you. See “Special Factors—Material United States Federal Income Tax Consequences” beginning on page .

Q:	Do shareholders have dissenters’ rights?

A:	Yes. Any shareholders of Zones who do not vote in favor of the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, will have the right to dissent and to seek appraisal and payment of the fair value of their shares of our common stock if the merger contemplated by the merger agreement is completed, but only if they deliver to Zones, before the vote is taken, a notice of their intent to demand payment for their shares and they subsequently comply with all procedures and requirements of Chapter 23B.13 of the WBCA for exercising dissenters’ rights. The fair value of your shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise dissenters’ rights with respect to your shares. Chapter 23B.13 is included as Annex C to this proxy statement. We encourage you to read that Washington statute carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights. See “Dissenters’ Rights” on page .

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, we have engaged MacKenzie Partners, Inc., who may be contacted toll-free at 800-322-2885 or 212-929-5500 (call collect).

Q:	Who will count the votes cast at the special meeting?

A:	A representative of our transfer agent, BNY Mellon Shareowner Services, will count the votes and act as inspector for the special meeting. Questions regarding stock certificates or other matters pertaining to your shares may be directed to us at 1-800-522-6645 (or 1-800-231-5469 for the hearing impaired).

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger. They may be contacted toll-free at 800-322-2885 or 212-929-5500 (call collect).

SPECIAL FACTORS

Background of the Merger

Our board of directors, strategic committee and management regularly evaluate our business and operations, and in that connection periodically review and assess strategic alternatives available to enhance value to our shareholders.

In May 2003, we received a proposal from an investor group, led by Mr. Lalji and controlling a majority of our outstanding shares, to acquire all of our outstanding common shares not owned by the investor group for a cash price of $1.00 per share. At the time this proposal was announced, our common stock was trading at approximately $0.83 per share in the public market. In response to this proposal, our board of directors formed a special committee composed of three independent directors to consider the proposal and negotiate with Mr. Lalji and his group. The special committee hired independent legal counsel and an independent financial adviser to assist it in these discussions and negotiations. After more than three months of negotiations, however, the special committee and the investor group were unable to come to agreement as to the terms of a buyout. In September 2003, Mr. Lalji formally withdrew his proposal, and amended his public filings with the SEC to indicate that he no longer intended to acquire control of Zones.

Following the cessation of these buyout negotiations, our board of directors, in consultation with Mr. Lalji, mapped out a revised strategy under which Zones could remain an independent company, survive the economic conditions then prevailing, manage our business risks, increase shareholder value, and eventually achieve liquidity for most shareholders, most likely through an eventual sale of Zones.

By early 2007, it became evident to our board of directors that the information technology, or “IT,” distribution sector, which is the business of providing multi-branded IT products to business, government and education customers, was in the midst of a consolidation phase, in which various competitors were combining not only in the direct marketing reseller, or “DMR,” channel but also in adjacent retail and business-to-business IT distribution channels. In March 2007, we had been approached by a strategic buyer on an informal basis, indicating an interest in a strategic transaction. While no price was discussed and there were no subsequent discussions, this inquiry did prompt our board of directors to discuss whether Zones should try to become involved in the consolidation process as a means of addressing the limited liquidity available to our shareholders and members of our management team who hold options to purchase shares of our common stock.

On April 5, 2007, our board met to discuss various strategic matters, including a possible sale of Zones. Cascadia Capital was invited to attend the meeting to offer its perspectives on the state of the industry and related matters. Cascadia Capital discussed the consolidation activity occurring within the DMR sector, comparable valuation metrics for stock trading prices and acquisition transactions involving competitors and various uncertainties prevailing in the economy and credit markets which could conceivably cause the consolidation window to close rapidly. Cascadia Capital and the board discussed potential alternative strategic transactions, including the viability of a sale of Zones to a financial or strategic buyer, the feasibility of a going private or leveraged buyout transaction based on availability of debt capital and anticipated cost, the feasibility of a PIPE transaction and the availability of capital, both internally generated and through third parties, to fund a share buyback program. Cascadia Capital also identified a target enterprise valuation range of $10.89 to $12.25 per share if Zones were to be sold based on prevailing market conditions at the time and its perception of Zones’ projected business prospects and an assumption that Zones’ status as a minority business enterprise, or “MBE,” would be maintained. Cascadia Capital was not asked to assess the impact of a loss in MBE status to the value of Zones in a transaction at that time. Mr. Lalji expressed to the other directors in this meeting that he preferred a transaction in which the entire company would be sold, so that he could devote his energies to other interests. There was a consensus among the directors that it was important to investigate the potential for selling Zones during the apparent consolidation phase, and that this appeared to be an optimal time to achieve liquidity for all shareholders, large and small, as well as option holders. Prevailing multiples of revenues and earnings in acquisitions within the sector appeared to be at historically attractive levels. Even though there seemed to be interest in the IT distribution sector from some purely financial buyers, the consensus of the directors was that strategic buyers who were already active in the DMR channel would be likely to pay the highest price for Zones due to potential revenue and expense synergies that might be achieved in a business combination. However, since price competition would be important in order to optimize the price obtained for Zones, the directors felt that it would also be important to approach potential buyers in adjacent IT distribution channels, such as traditional IT retailers, in an effort to generate competing offers from strategic buyers. The meeting concluded with our board of directors approving the engagement of Cascadia Capital to assist in an effort to sell Zones on a success-fee basis.

On April 13, 2007, we entered into a formal engagement agreement with Cascadia Capital, engaging that firm as our exclusive adviser to assist us in identifying potential buyers and preparing offering materials, provide valuation advice, investigate financial matters pertaining to potential buyers, provide advice on financial structure and terms of an acquisition transaction as well as the negotiation of financial terms and, if requested, prepare and deliver a formal opinion as to the fairness of any such transaction from a financial point of view. During the latter half of April, Cascadia Capital worked with Mr. Lalji and Ronald McFadden, our Chief Financial Officer, to prepare offering materials, set up a data room for due diligence purposes, and develop a list of the most promising strategic buyer candidates, both in the DMR channel and in adjacent IT distribution channels. This list ultimately included three prospective buyers in the DMR channel, three traditional IT retailers, and one software reseller.

Shortly before the process of soliciting potential buyers was to begin in earnest, on May 29, 2007, CDW Corporation, the largest company in the DMR sector, announced that it had agreed to be purchased by two private equity firms for an aggregate price of $7.3 billion, representing an unusually high multiple of CDW’s previously announced revenues and earnings. Even though CDW’s announcement indicated that its acquisition was not likely to close until the fourth quarter of 2007, its proxy materials filed in July 2007 relating to the transaction indicated that after closing, it would be CDW’s intention to continue acquiring companies in the DMR and IT distribution sector, suggesting that the consolidation of the sector would likely continue well into the latter half of 2007, if not beyond.

At the same time as various IT distribution companies were consolidating during the first half of 2007, other economic and industry trends also began to emerge that threatened the continuation of the sector consolidation. By the latter half of 2007, uncertainties had emerged as to the continued growth prospects of the U.S. economy, and disruptions in the U.S. mortgage lending and credit markets had caused numerous financial institutions to reduce their involvement in funding of acquisition transactions. By the fourth quarter of 2007, a variety of our IT distribution competitors began to announce weakness in sales and declining profits. Beginning in the fourth quarter of 2007, stock prices of several publicly traded companies in the DMR sector began to decline due to diminishing operating results as well as declining multiples accorded to their shares in the public stock markets. In December 2007, CDW announced that, even though its acquisition had been approved in July 2007 by federal antitrust regulators, credit conditions would limit its ability to pursue significant acquisitions of greater than $50 million for at least 18 to 24 months. Between the beginning of the fourth quarter of 2007 and the end of the first quarter of 2008, average stock trading prices of public companies in the DMR sector declined by more than 35%.

The conversations and solicitations conducted by Cascadia Capital and management between June and November 2007 had generated very little interest in buying Zones on the part of potential buyers in the DMR sector or in adjacent IT distribution channels. Of the seven companies contacted, only one had expressed interest in a near-term acquisition of Zones. In August 2007, when our shares were trading at around $10.00 per share, this potential buyer had submitted a written offer to purchase our outstanding shares at a price of less than $11.00 per share, subject to due diligence and also a financing contingency. The potential buyer had another acquisition pending and communicated to Zones that it would be unable to consummate both transactions. Subsequent efforts by Cascadia Capital to convince this party to improve its offer did not result in a higher offer and by October the party ceased further discussions concerning an acquisition of Zones and consummated its other pending transaction in December.

On November 6, 2007, our board of directors met telephonically to discuss the status of our efforts relating to a potential strategic transaction. Our board of directors discussed economic and other external factors that had developed which appeared likely to affect both the potential and the timing of any potential transaction. Mr. Lalji discussed the status of discussions with the various parties that had been contacted and also described the various external economic and credit market factors that were causing acquisition activity within the DMR channel to dissipate. Our board of directors also reviewed the various business risks associated with continuing our strategic transaction initiative for a lengthy period of time, including possible effects on management, potential buyers, customers, vendors and the investment community. Following this discussion, our board of directors determined to place the effort to identify and pursue strategic buyers on hold indefinitely. In connection with this decision, our board of directors also determined to formally terminate the engagement of Cascadia Capital. The consensus of our board of directors was that our efforts should be focused in the near term on continuing to improve financial results and stabilizing our performance during potentially difficult economic times.

During December 2007 and January 2008, our management commenced and conducted an internal analysis of potential candidates for acquisition by Zones, principally focusing on IT services companies that might help us expand our customer relationships and bring opportunities for higher margin revenues.

On January 15, 2008, at the request of our board of directors, Mr. Lalji contacted Cascadia Capital to request that it undertake an analysis of Zones’ debt capacity, which could have been relevant to several alternative strategic directions that we might have pursued, including the potential for a sale to a financial buyer, a large stock buyback transaction or program, or possible acquisition of other IT service businesses.

On January 30, 2008, our board of directors met to discuss various strategic alternatives that might still be available to us, despite external economic conditions and the apparent slowing of consolidation among strategic buyers and sellers in the IT distribution sector. Following this discussion, our board of directors decided to engage Cascadia Capital to examine whether any of these alternatives should be pursued further.

Our board of directors met again on February 28, 2008. At this meeting, representatives of Cascadia Capital again reviewed the volatility in the credit markets, public equity markets and merger/acquisition markets; the potential that the U.S. economy could slip into recession; and the continuing evolution of IT distribution models. Cascadia Capital then reported its views as to the viability of three distinct populations of potential buyers, namely: strategic buyers; companies that were certified as MBEs; and purely financial buyers. Based on financial projections management developed in June 2007 and certain other assumptions, Cascadia Capital identified a range of $10.21 to $12.25 per share valuation in a sale context assuming that Zones’ status as an MBE would be maintained, and $8.85 to $10.21 per share if MBE status would be terminated by a transaction. Cascadia Capital also offered its views as to whether financial buyers might be willing to consider taking a minority position if that would help preserve our MBE status and associated revenues and customer relationships. Mr. Lalji again expressed his desire to participate as a seller in any strategic transaction. Our board of directors then resolved to re-engage Cascadia Capital on a success-fee basis to serve as financial adviser to the independent members of our board of directors in exploring the availability of financial buyers for Zones. The new engagement would name Cascadia Capital as the exclusive adviser to the independent members of our board of directors (and, if requested, as advisor to any special committee that might be formed by the board) with respect to the potential sale of all or a substantial portion of our stock or assets, including identifying potential buyers, preparation of offering materials, assisting as to valuation issues, advising the independent directors as to financial terms and structure of a transaction, assisting in the negotiation of financial terms, and, if requested, furnishing an opinion as to the fairness of any transaction from a financial perspective.

On March 14, 2008, Cascadia Capital presented a list of potential financial buyers to the board of directors. In developing the initial list of approximately 100 potential buyers, Cascadia Capital primarily considered such parties’ general investment criteria and their financial ability to execute a transaction with an aggregate price in

Zones’ valuation range. Cascadia Capital further refined this list to identify appropriate potential buyers to contact, based primarily on their understanding of the IT distribution sector, their historical experience investing in distribution companies and their expected willingness to participate with a majority shareholder if appropriate. During the period between March and April of 2008, Cascadia Capital contacted a total of 31 potential financial buyers, of which six executed nondisclosure agreements and three of these, after receiving summary business information and conducting introductory conversations with Cascadia Capital, indicated that they would like to receive more detailed information and hold preliminary discussions with Zones’ management about our business. Cascadia Capital subsequently provided these parties with a financial projections model and facilitated their conversations with Zones’ management.

Our board of directors met again on April 23, 2008. The principal purpose of the meeting was for our independent directors to receive the report of Cascadia Capital as to the results of its investigations over the past two months. Mr. Lalji attended this meeting at the invitation of the independent directors, but no other members of management were present. During the meeting, representatives of Cascadia Capital reviewed its analyses and efforts regarding potential strategic alternatives for Zones. Cascadia Capital indicated that it had contacted 31 potential financial buyers, six of which had executed nondisclosure agreements and received executive summaries and three of which had expressed some interest in discussing strategic alternatives with respect to Zones. Cascadia Capital discussed profiles of the potentially interested parties and then suggested next steps. The independent directors asked Cascadia Capital several questions regarding their discussions with third parties and their thoughts on potential structures for a transaction. Following this discussion, Cascadia Capital’s representatives left the meeting and our board of directors then reviewed a draft of an agreement to engage Cascadia Capital as financial advisor to the independent members of our board of directors. Following discussion, our board of directors (except Mr. Lalji, who abstained) approved the engagement agreement with Cascadia Capital, which was ultimately signed on April 30, 2008. Pursuant to the engagement agreement, we will pay Cascadia Capital a “success fee” contingent on the closing of a transaction. Cascadia Capital’s success fee includes a base advisory fee and a performance bonus based on the premium included in the price paid to shareholders in the transaction relative to the prevailing market price of our common stock before the announcement of the transaction. Based on the terms of the merger, Cascadia Capital’s success fee would be $1,350,000 payable upon closing of the merger.

During April and May of 2008, three potential financial buyers identified by Cascadia Capital engaged in discussions with Mr. Lalji regarding a potential strategic transaction. At the request of the independent directors, Cascadia Capital participated in these conversations and meetings between these parties and Mr. Lalji. The initial conversations with these three parties were conducted by telephone on April 10, April 16 and April 23, 2008, respectively, and subsequently face-to-face meetings were held with two of the parties on April 28 and May 14, 2008, respectively. One of the three parties had communicated to Cascadia Capital after the initial telephonic discussion that it did not desire to proceed with a face-to-face meeting. During the weeks that followed, each of the two remaining potential financial buyers indicated that it was only interested in pursuing a strategic transaction that would preserve Zones’ MBE status, which under applicable MBE certification rules would in turn require Mr. Lalji to remain, or another minority executive to become, Zones’ majority shareholder. Because neither of these potential financial buyers was interested in being only a minority shareholder of Zones, they each concluded that a transaction was not possible on their desired terms. None of these conversations or meetings involved a discussion of the price range or structure of a potential transaction.

On May 16, 2008, our independent directors conferred telephonically with Zones’ outside legal counsel DLA Piper US LLP, to which we refer as “DLA Piper,” concerning various legal aspects that might be involved if Zones were to be sold to a financial buyer, with Mr. Lalji participating as part of a buyer group. Zones’ legal counsel discussed the process that had been followed during Mr. Lalji’s 2003 proposal to acquire Zones, the general fiduciary duties of directors in the context of a sale of a publicly held company, how those duties might be affected by the presence of a director or majority shareholder on the buyer side of a transaction, and various issues that could arise under our articles of incorporation or under Chapter 23B.19 of the WBCA, to which we refer as the “Washington state anti-takeover statute,” in connection with a sale transaction. In light of the likelihood that any financial buyer would prefer that Mr. Lalji continue to be involved to some degree as a continuing equity holder in the business, Zones’ legal counsel advised our independent directors that it would probably be desirable at some point in the near future to create a special committee of our board of directors, composed solely of independent directors, to manage the process of selling Zones to any buying group that might include Mr. Lalji.

Our board of directors met again telephonically on May 30, 2008. During this meeting Mr. Lalji indicated to our board of directors that he desired to explore a potential going private transaction with a limited number of third-party financing partners subject to customary confidentiality agreements. Mr. Lalji requested that our board of directors approve his exploration activities and his entering into preliminary discussions and undertakings with third parties regarding their possible participation with him and one or more of his affiliates in a going private transaction. The purpose of this request was so that the mere formation of a “group” for the purpose of attempting to acquire Zones would not give rise to a possible violation of the Washington state anti-takeover statute. Mr. Lalji indicated that he understood that the requested approval would only permit him to form a group for this purpose, and that any acquisition transaction undertaken by any such group would still need to be approved by the independent members of our board of directors. Mr. Lalji then disconnected from the telephonic conference and our outside legal counsel, DLA Piper, advised our independent directors regarding the provisions of the Washington state anti-takeover statute, and the directors’ fiduciary duties in connection with a potential going private transaction. Following this discussion, our board of directors established a special committee, consisting of John H. Bauer, William C. Keiper, Kenneth M. Kirkpatrick and Cathi Hatch, each of whom is an independent and disinterested non-employee director, for the purpose of investigating and negotiating a potential sale of Zones to a buyer group that might include Mr. Lalji. Mr. Keiper was designated the chairman of the special committee. Neither our board of directors nor the special committee took action at that time on Mr. Lalji’s request for approval of his exploration activities.

Later in the day on May 30, 2008, the special committee met telephonically to discuss the engagement of its own legal and financial advisors, as well as adoption of a committee charter and related matters.

The special committee met again via telephone on June 2, 2008, during which meeting it authorized the engagement of Lane Powell PC, to which we refer as “Lane Powell,” as its independent legal advisor and discussed the special committee’s objectives and fiduciary duties.

On June 4, 2008, Mr. Lalji informed our board of directors that Zones was experiencing a slowdown in all segments of our business, particularly in the enterprise sector and small-to-medium-sized business sector, to which we refer as “SMB sector.” He noted that the effects of the economic slowdown appeared to be industry wide. He also advised our board of directors that our financial results for the second quarter of 2008 would likely come in below the previously approved 2008 financial plan in terms of both net sales and net income.

On June 6, 2008, Mr. Keiper discussed with Mr. Kirkpatrick the communication from Mr. Lalji about the business slowdown and the potential implications of the revised projections for the second quarter.

Our board of directors met via telephone on June 7, 2008, to discuss our financial performance. At this meeting, Messrs. Lalji and McFadden outlined the various factors which they considered likely to cause a shortfall in second quarter performance, including softening demand, extension of sales cycles, account executive turnover, large account turnover, customer concentration, and pressure on vendor programs and rebates. Mr. Lalji indicated that although these factors had also been problematic in the first quarter, the impact of the economic downturn was beginning to be felt more significantly in the second quarter. Our board of directors discussed these issues and asked questions of management, during which Mr. Lalji indicated that he believed the softness in demand and other factors discussed during the meeting would have an impact throughout the remainder of 2008 and could affect our financial performance beyond year-end.

On June 9, 2008, the special committee met to consider and approve its charter as well as the initial compensation for special committee members for service on the special committee. At this meeting, the special committee also discussed the fiduciary duties of the special committee members and the special committee’s communication protocol with Mr. Lalji, including designating Mr. Keiper as the point person for potential special committee negotiations with Mr. Lalji. Following discussion and advice from its legal advisors, the special committee approved resolutions, and recommended that our board of directors approve resolutions, allowing Mr. Lalji to explore a going private transaction in which Mr. Lalji and his affiliates would acquire all of the outstanding shares of our common stock, other than any shares held by, or in custodial accounts for, the continuing shareholders.

Later in the day on June 9, 2008, our board of directors met to consider the special committee’s recommendation that our board of directors approve resolutions to allow Mr. Lalji to explore a going private transaction. Mr. Lalji represented to our board of directors that:

•	he had not entered into any agreement, arrangement or understanding with any person regarding a going private transaction;

•	he would conduct his exploration activities with a very limited number of third parties and under confidentiality arrangements typical in transactions of this nature; and

•

if a going private transaction had not been effected by Mr. Lalji or his affiliates by December 31, 2008, he would cease activity directed toward a going private transaction unless the special committee extended this approval.

Based on the recommendation of the special committee and Mr. Lalji’s representations, our board of directors then approved resolutions (without the participation of Mr. Lalji in deliberations or voting) to allow Mr. Lalji to explore a going private transaction subject to the following conditions:

•

that these approvals were limited to the exploration of a going private transaction, and did not constitute an approval by our board of directors of any particular going private transaction that might be proposed; and

•

that these approvals were expressly conditioned upon any going private transaction or other transaction involving Mr. Lalji or any of his affiliates being negotiated with and subject to approval and recommendation by the special committee.

On June 12, 2008, Messrs. Keiper and Lalji held a telephone conversation regarding the status of Mr. Lalji’s efforts to identify financing partners for a going private transaction.

On June 17, 2008, Messrs. Keiper and Lalji held a further telephone conversation during which Mr. Lalji indicated that he would like to submit an expression of interest to explore a going private transaction in person at a meeting of the special committee.

On June 24, 2008, the special committee and its legal counsel met in advance of a scheduled in-person meeting with Mr. Lalji. The special committee discussed, among other things, its ongoing use of Cascadia Capital as the special committee’s financial advisor, its goals and objectives, and the best way for the special committee to initially respond to any expression of interest that might be presented by Mr. Lalji. Following the private session of the special committee, our board of directors met with Mr. Lalji, who delivered a letter indicating that he was interested in exploring a going private transaction pursuant to which he and a group of unspecified affiliates would purchase for cash all outstanding shares of our common stock (other than shares held by, or in custodial accounts for, the continuing shareholders) at a per share price between $7.90 and $8.10. Following Mr. Lalji’s presentation expressing his interest in exploring a going private transaction, he excused himself from the meeting. The special committee then reviewed and discussed this indication of interest, but did not take any action or respond to Mr. Lalji at that time.

On June 27, 2008, Mr. Keiper and the special committee’s legal counsel, Lane Powell, held a telephonic meeting with Cascadia Capital to discuss Mr. Lalji’s expression of interest, including potential negotiation strategies and valuation matters.

On June 30, 2008, Mr. Keiper held a telephone conversation with Mr. Lalji to inform him that Cascadia Capital had undertaken an evaluation of his expression of interest and was assisting the special committee in that matter.

The special committee met again on July 1, 2008, to review and consider Mr. Lalji’s expression of interest. At this meeting Cascadia Capital presented a report to the special committee regarding current conditions in the IT distribution sector, and its views on the valuation of our business based on financial projections our senior management developed in June 2007 for fiscal years 2007 through 2011. Based upon those projections and certain other assumptions, Cascadia Capital revised its valuation from February 28, 2008, and concluded that Zones was fairly valued at $9.20 to $11.00 per share (assuming that Zones’ status as an MBE would be maintained). The decline in valuation from February 28, 2008, the date of Cascadia’s prior presentation to the board on equity valuation, was driven primarily by two factors. First, the actual financial results were below the previously projected amounts and the associated decline in public market multiples due to the erosion in stock valuations for the Nasdaq 100, S&P 500, Russell 2000 market indices and an index of technology distribution companies from June 1, 2008 to July 1, 2008, whereas, as of June 1, 2008, these collective indices were trading at a premium relative to the prices that were prevailing in the market as of February 28, 2008. Second, the per share calculations made in the July 1, 2008 presentation utilized a share count that excluded Mr. Lalji’s stock options and all stock options with exercise prices above the current Zones market price, whereas, the February 28, 2008 per share calculations were made on a fully-diluted basis.

Although the special committee acknowledged that the underlying financial information that formed the basis of Cascadia Capital’s valuation range had changed, the special committee believed it served as a starting point for negotiating with Mr. Lalji. Cascadia Capital was asked to comment on the potential impact on our valuation of the gradual decline in our business, and on the impact of the preservation or loss of MBE-certification on our valuation in a sale context.

On July 2, 2008, Messrs. Keiper and Lalji held a telephone conversation during which Mr. Keiper informed Mr. Lalji that although the special committee would be open to discussing the terms of a potential transaction, the special committee believed that Mr. Lalji’s expression of interest at a valuation range of $7.90 to $8.10 per share did not represent a sufficient premium to Zones’ stock price, which had an average closing price of $7.96 per share over the 30 trading days preceding his June 24, 2008 expression of interest. Representatives of Lane Powell, the special committee’s legal advisor, and Mr. Lalji’s legal counsel K&L Gates LLP, to which we refer as “K&L Gates,” also held a telephone conversation to discuss the particular elements desired by the special committee as part of a potential going private transaction. Those elements included a merger structure that would include a majority-of-the-minority shareholder vote requirement, a reasonable go-shop period during which the special committee could continue to explore other potential sale alternatives notwithstanding any signed agreement to sell to Mr. Lalji, as well as a fiduciary-out covenant and a modest break-up fee.

On July 3, 2008, representatives of Lane Powell, K&L Gates and Cascadia Capital held a conference call to discuss the valuation analyses prepared by Cascadia Capital.

On July 7, 2008, representatives of Lane Powell, K&L Gates and DLA Piper held a telephone conversation to discuss the particular elements of a potential going private transaction, including the desire of the special committee to require approval of any merger transaction by a majority of the minority shareholders. Later that day, Mr. Lalji provided to Cascadia Capital and the special committee a revised financial projection model, based on current market conditions, that management had prepared and Mr. Lalji had presented to a potential lender in connection with Zones’ efforts to obtain a new credit facility that would include debt financing to fund a portion of the merger consideration.

On July 8, 2008, the special committee met to receive an update from Mr. Keiper on recent negotiations with Mr. Lalji. During the meeting, representatives of Lane Powell advised the special committee regarding the terms and structure of recent going private transactions. The special committee determined that Mr. Lalji’s expression of interest to acquire the shares held by non-continuing shareholders at approximately $8.00 per share was not sufficient, and discussed the special committee’s negotiation strategy. The special committee also determined that it would not be appropriate to begin work on a merger agreement before there was an agreement on price. Later that day, K&L Gates transmitted a draft merger agreement to Lane Powell. Following receipt of the draft merger agreement, representatives from Lane Powell indicated to K&L Gates that the special committee had instructed Lane Powell not to review the draft agreement until the special committee and Mr. Lalji had arrived at a mutually acceptable purchase price.

On July 9, 2008, Messrs. Keiper and Lalji held a telephone conversation to discuss the special committee’s process, its views on the valuation of Zones and the need to come to an understanding on price prior to negotiating any terms of a potential merger agreement. Mr. Lalji indicated he had requested a formal loan commitment from GE Commercial Distribution Finance, Inc., to which we refer at “GE Capital,” and that due to GE Capital’s familiarity with Zones based on its current lending relationship with Zones, a due diligence period would not be necessary for GE Capital. Mr. Lalji also indicated he had made contact with other potential financing sources. Messrs. Lalji and Keiper also discussed pricing considerations, including earnings before interest, taxes, depreciation and amortization, or “EBITDA,” price-to-earnings multiples, premiums over stock trading prices, and the fairness of the price to the non-continuing shareholders. Later that day, the special committee met by telephone to receive an update from its advisors on their work in evaluating the proposed transaction. At that meeting, representatives from Cascadia Capital provided a report to the special committee comparing the revised financial model that had been presented to GE Capital with the financial projections previously used by Cascadia Capital as part of its efforts on behalf of Zones to explore strategic alternatives in late 2007 and early 2008. The special committee also discussed the impact of the likely shortfall in the financial results for the second quarter as compared with the earlier board-approved operating plan, and authorized Mr. Keiper to continue his discussions with Mr. Lalji on price.

On July 10, 2008, Messrs. Keiper and Lalji held a telephone conversation during which Mr. Keiper attempted to negotiate a higher per share price for a potential going private transaction. During this conversation, Mr. Keiper informed Mr. Lalji that the special committee believed an acceptable price range for a deal would be from $9.60 to $9.76 per share, which represented approximately a 23% premium over $7.80 per share, the then current 30-day trailing average of closing prices for Zones’ common stock. Mr. Keiper also informed Mr. Lalji that the special committee would require that any transaction be approved by a vote of a majority of the non-continuing shareholders. In a later telephone conversation that same day between Messrs. Keiper and Lalji, Mr. Lalji indicated that he would be willing to improve his initial offer to a price in the range of $8.25 to $8.50 per share, which price range was based upon a multiple of projected 2008 EBITDA and net income. Mr. Keiper then updated the special committee on his conversation with Mr. Lalji through individual telephone conversations.

On July 11, 2008, Mr. Keiper, Cascadia Capital and Lane Powell held a conference call to discuss valuation issues and related matters. The special committee met later that day to review the current status of negotiations with Mr. Lalji and to discuss strategy for a potential transaction.

Messrs. Keiper and Lalji held a telephone conversation on July 14, 2008, to further discuss the proposed per share purchase price. Mr. Keiper advised Mr. Lalji that the special committee was prepared to accept $9.20 per share. He also advised Mr. Lalji that the special committee would find it difficult to consider any further expression of interest in a going private transaction after the second quarter earnings had been released, due to the impact that release could be expected to have on Zones’ stock price. Mr. Lalji indicated that he was unwilling to increase his offer beyond $8.50 per share.

On July 15, 2008, Messrs. Keiper and Lalji continued to discuss price and the various factors to be considered in arriving at a mutually acceptable price. The special committee met later that day to review the current status of negotiations with Mr. Lalji. During that meeting, the special committee discussed and weighed various considerations and risks in continuing to press for a price increase. The special committee and its advisors also discussed the ability of Zones to attract an alternative offer from a third party, the current softness in Zones’ business and the IT distribution sector as a whole, the lower valuations being accorded to companies in comparable transactions, the current turmoil in the financial markets leading to a reduced supply of private equity funding, and various circumstances affecting certain potential strategic buyers that would likely impact their ability to undertake an acquisition at this time.

The special committee also discussed in its July 15, 2008 meeting the fact that Zones faced other challenges, including the impact of its critical mass relative to larger DMR competitors; the changing dynamics of vendor subsidies and volume rebates; vendor concentration risks; the absence of sell-side analyst coverage; illiquidity of Zones’ stock as acquisition currency; dependence upon Zones’ status as an MBE and the difficulty of maintaining such status; management retention concerns; the absence of any strategic buyer candidates despite the earlier effort to sell Zones; developing softness in the IT distribution marketplace; and the volatility of the U.S. financial markets. The special committee also discussed whether having a cash buyer at the table would be valuable to all of the non-continuing shareholders if the special committee were to retain the ability to do further testing of the marketability and value of Zones through an extended go-shop period and low barriers for other bidders to submit a superior proposal. The special committee also discussed its strategy for further negotiations with Mr. Lalji, decided to reject his latest offer of $8.50 per share, and authorized Mr. Keiper to continue discussions with Mr. Lalji in order to persuade him to increase his offer.

On July 16, 2008, Messrs. Keiper and Lalji held a telephone conversation to further discuss the proposed per share purchase price, at which time Mr. Keiper indicated that the special committee was not prepared to accept the proposed price of $8.50 per share.

On July 17, 2008, Mr. Lalji informed Mr. Keiper that $8.50 per share was the highest price he was prepared to offer to buy out the non-continuing shareholders. Mr. Keiper later held a telephone conversation with Cascadia Capital regarding Mr. Lalji’s position, following which Cascadia Capital held a telephone conversation with K&L Gates regarding valuation and related issues.

On July 18, 2008, Lane Powell and K&L Gates held various conversations regarding the status of negotiations, the transaction structure, timing and disclosure issues in relation to the rapidly diminishing time available to conclude negotiations, obtain a fairness opinion and finalize a merger agreement ahead of Zones’ planned earnings announcement on July 24, 2008. In addition, on July 18, 2008, Cascadia Capital transmitted further valuation information and analyses to K&L Gates.

On July 19, 2008, Messrs. Keiper and Lalji held various conversations regarding valuation and pricing, during which Mr. Keiper again attempted to negotiate a higher price per share. Cascadia Capital also held conversations with Mr. Lalji’s counsel regarding valuation analyses.

On July 20, 2008, Messrs. Keiper and Lalji held a telephone conversation to further negotiate the price per share. Following conversations between Lane Powell and K&L Gates, Mr. Lalji indicated to Mr. Keiper that he would agree to increase his offer to $8.65 per share. The special committee met later that evening via telephone with its advisors from Lane Powell and Cascadia Capital to discuss the improved offer from Mr. Lalji. The special committee received input from Cascadia Capital as to the reasonableness of the offer, especially in light of the fact that the non-continuing shareholders would have an opportunity to vote on the offer in the form of a majority-of-the-minority vote. Representatives from Lane Powell also highlighted for the special committee the key terms of the proposed merger agreement previously received from Mr. Lalji’s counsel. Following discussions between the special committee and its advisors, the special committee preliminarily approved Mr. Lalji’s offer at $8.65 per share, subject to negotiation of an acceptable merger agreement, including the requirement of approval of the merger by a majority of those non-continuing shareholders voting at a special meeting of shareholders. Following the meeting, Mr. Keiper informed Mr. Lalji of the special committee’s decision. Mr. Keiper also discussed with Mr. Lalji the desire to complete documentation of the transaction promptly, so that it could be announced at the same time as Zones’ second quarter earnings announcement. Mr. Keiper also indicated that the special committee would require certain deal protection provisions, including a reasonable go-shop period that would enable the special committee to conduct another market check as to the pricing of the proposed merger.

On July 21, 2008, Lane Powell transmitted comments and proposed revisions to the draft merger agreement to the special committee and to K&L Gates. The proposed revisions included a reduction from $1.5 million to $750,000 of the termination fee payable by Zones if we were to terminate the merger agreement in favor of a superior proposal, the addition of a condition to consummation of the merger that it be approved by a vote of a majority of the shares held by, or in custodial accounts for, the non-continuing shareholders voting in person or by proxy at the special meeting of shareholders, what the special committee believed to be a reasonable go-shop period, and a personal guarantee from Mr. Lalji to support the potential payment of a reverse termination fee by his newly formed acquisition entity in the event that the conditions to closing were satisfied but his acquisition entity were to fail to consummate the transaction.

On July 22, 2008, the special committee met to discuss the status of negotiations and the transaction process. The special committee considered whether to obtain a fairness opinion from Cascadia Capital or to engage a separate banker to render a fairness opinion. The special committee determined to engage Houlihan Lokey to render a fairness opinion since that firm had some familiarity with Zones, would not have any portion of its compensation contingent upon consummation of the proposed transaction, and was considered by the special committee to be one of the most experienced and respected firms engaged in the business of providing fairness opinions.

On July 23, 2008, our board of directors met to discuss the previously scheduled release of our financial results for the second quarter of 2008 in light of the pending negotiations with respect to the going private transaction. Representatives of DLA Piper discussed our disclosure obligations and our board of directors reviewed what it believed were three alternative courses of action that it could follow with respect to public announcement of the financial results and the going private transaction, including: (i) announce the quarterly financial results as scheduled but remain silent with respect to the going private transaction until such time as a mutually acceptable agreement could be finalized, (ii) announce the quarterly financial results as scheduled and simultaneously announce the current status of negotiations with respect to the going private transaction, or (iii) delay announcing the quarterly financial results for a short period while completing negotiations with respect to the going private transaction, after which the financial results and the going private transaction could be announced simultaneously. Following further discussion, our board of directors determined that the most prudent course of action would be to delay the release of our quarterly financial results for a short period and attempt to complete negotiations on the open merger agreement issues rapidly so that we could announce information related to the potential transaction at the same time as the quarterly financial results.

On July 24, 2008, the special committee formally engaged Houlihan Lokey to render a written opinion as to whether the consideration to be received by the non-continuing shareholders in the proposed transaction would be fair to them from a financial point of view.

Between July 23 and July 25, 2008, legal counsel for the special committee and for Mr. Lalji continued discussions and negotiations regarding the terms of the draft merger agreement. In addition, on July 25, 2008, the special committee spoke with representatives of Houlihan Lokey to discuss valuation issues related to Zones and the proposed transaction.

Representatives of Houlihan Lokey held several conversations with Mr. Keiper and with representatives of Lane Powell and Cascadia Capital, as well as with members of our management, during the period of July 26 through July 29, 2008. The purpose of these discussions was to gather information related to Zones, the proposed transaction and other information relevant to the issuance of a fairness opinion.

On July 29, 2008, the special committee met to discuss some of the questions that had surfaced during the review by representatives of Houlihan Lokey. Also in attendance at that meeting were representatives of Cascadia Capital along with representatives of Lane Powell. In addition to providing the special committee members with an update on the work by Houlihan Lokey relative to a fairness opinion, Mr. Keiper also reviewed with the special committee the two sets of financial projections that had been available during the course of the strategic effort starting in late 2007 through July 2008. The special committee concluded that the most recent set of financial projections reflected in the model that management had prepared for submission with Mr. Lalji’s request for financing from GE Capital best reflected a reasonable financial forecast for Zones under current business conditions. The special committee’s determination was based on a number of factors, including conditions in the IT industry, market and economic changes that had occurred since the preparation of earlier financial models, discussions with management and recent performance by both Zones and its competitors.

On July 30, 2008, the special committee met with its counsel to discuss the status of negotiations and the proposed merger agreement. At the meeting, representatives of Lane Powell reviewed the terms of the proposed merger agreement and related transaction documents. Copies of the latest versions of the transaction documents were provided to members of the special committee ahead of this meeting. Representatives of Lane Powell discussed with the special committee the terms and conditions of the merger as negotiated by legal counsel, and advised the special committee regarding legal considerations relating to the proposed transaction, including a review of the fiduciary obligations of the members of the special committee.

The special committee met again on the afternoon of July 30, 2008. Representatives of Lane Powell and of Houlihan Lokey also attended that meeting by phone. At the meeting, a representative of Houlihan Lokey presented its financial analyses and other financial information with respect to the proposed merger consideration. Houlihan Lokey then rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated July 30, 2008 to the special committee and our board of directors), to the effect that, as of July 30, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the merger consideration to be received by the holders of our common stock (other than Zones Acquisition Corp., Firoz Lalji and their respective affiliates) in the merger was fair to them from a financial point of view. Houlihan Lokey was then excused from the meeting. Following further discussion, the special committee unanimously determined that the terms of the proposed merger, and the merger agreement and the other transactions contemplated thereby, were advisable and fair to, and in the best interests of, our unaffiliated shareholders, and recommended that our board of directors approve the proposed merger and the merger agreement and the other transactions contemplated thereby.

On July 30, 2008, our board of directors met to consider approval of the proposed transaction and the merger agreement and the other transactions contemplated thereby. At this meeting, the special committee reported the results of its meeting held earlier in the day, including a summary of the substance of Houlihan Lokey’s presentation and opinion, after which representatives of DLA Piper advised our board regarding legal considerations relating to approval of the transaction. Following this discussion, our board of directors unanimously determined (without the participation of Mr. Lalji in deliberations or voting) that the proposed merger and the merger agreement and other transactions contemplated thereby, were advisable and fair to, and in the best interests of, the unaffiliated shareholders. Our board of directors then unanimously approved (without the participation of Mr. Lalji in deliberations or voting) the proposed merger, and the merger agreement and the other transactions contemplated thereby, recommended that our shareholders vote in favor of the proposed merger and directed that the merger agreement be finalized and executed.

Following these meetings, Messrs. McFadden (on behalf of Zones) and Lalji (on behalf of Merger Sub) executed the merger agreement.

On July 31, 2008, we issued a press release announcing the execution of the merger agreement.

On October 2, 2008, Houlihan Lokey advised the special committee that Houlihan Lokey’s calculation of the implied per share reference range indicated by its discounted cash flow analysis was incorrect. Houlihan Lokey further informed the special committee that it would analyze whether this error was material to the overall analysis on which its opinion was based or the conclusion in its opinion as to the fairness of the merger consideration from a financial point of view.

On October 8, 2008, the special committee met telephonically (except Ms. Hatch, who was unable to attend the meeting and waived notice), and Houlihan Lokey reported its findings to the special committee. Houlihan Lokey advised the special committee that it had determined that the error in the calculation, when corrected, was not material to the overall analysis on which its opinion was based and would not impact its conclusion as to the fairness of the merger consideration from a financial point of view. Houlihan Lokey further advised the special committee that it did not consider it necessary to in any way qualify or withdraw its original opinion as a result of the correction. After Houlihan Lokey was excused from the meeting, the special committee continued its discussion of the findings communicated by Houlihan Lokey and discussed other events that had occurred since July 30, 2008, when the merger agreement was executed. The discussion addressed publicly available information about the state of the U.S. economy and the U.S. credit and equity markets, the declines in earnings projections and valuations of Zones’ publicly traded competitors, and information regarding Zones’ interim operating performance. Following this discussion, the special committee, by unanimous vote of members present at the meeting, determined that it was not necessary for the special committee to modify its previous recommendation concerning the merger or to recommend that the board of directors reconsider its recommendation concerning the merger.

Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger

Since the formation of Zones, our board of directors has taken actions designed to enhance our value from a business and financial perspective, and this has included holding discussions from time to time with various third parties regarding potential strategic transactions.

Zones was formed in 1988, and in our early years our business was focused on selling computer products and accessories for the Mac Operating System to consumers and the education sector. By 1996, our annual sales had grown to approximately $460 million. Based on this growth, in 1996 we successfully concluded a $26 million initial public offering of our common shares at $12.00 per share, which diluted Mr. Lalji’s ownership percentage from approximately 36% of our outstanding shares to approximately 30% of our outstanding shares.

We appointed Mr. Lalji chief executive officer in 1998 and, in the several years following our initial public offering, we began to shift our business focus to emphasize the sale of computer products and accessories for the Microsoft/Intel PC platform, and to focus primarily on sales to business customers. By 2000, our annual sales had grown to approximately $630 million.

Like most public companies doing business in the technology industry, our sales and stock price were dramatically affected by the economic slowdown during 2000, 2001 and 2002. By the end of 2001, our stock price had declined to around $0.80 per share. The adoption of the Sarbanes-Oxley Act of 2002 ushered in a wave of new accounting and disclosure requirements that imposed significant incremental costs on Zones associated with our status as a publicly traded company.

By 2003, the transition of our business model had been partially accomplished, with about 89% of our 2002 revenues comprising sales of PC products to business customers. Operating results, however, were suffering, with 2002 sales having declined to $414 million. Consistent with these financial results, our stock price failed to maintain a minimum closing bid price of $1.00 per share for more than 90 days and in April 2002 Nasdaq notified us that our shares were at risk of being delisted from the Nasdaq National Market. By March 2003, Mr. Lalji had increased his share holdings in Zones, through a series of private purchases from other large shareholders, to nearly 50% of our outstanding common shares.

During this difficult period, our board of directors believed that opportunities existed to grow our sales and profits under our new business model, but that we would need to manage our way through several challenges in order to realize increased value for shareholders. These challenges included our small size in the increasingly competitive DMR channel for IT products, our limited cash resources and limited ability to grow through acquisition of other smaller companies, and the fact that we enjoyed very little benefit from our status as a public company, with limited analyst coverage and extremely limited liquidity given the small number of shares in our public float.

Following the cessation of buyout negotiations with Mr. Lalji in September 2003, our board of directors, in consultation with Mr. Lalji, mapped out a revised strategy under which we could remain an independent company, survive the economic conditions then prevailing, manage our business risks, increase shareholder value, and eventually achieve liquidity for shareholders, most likely through an eventual sale of Zones. This revised strategy included several key elements, including:

•	Completing the transition of our business model so as to focus almost entirely on sale of PC-platform products to business customers;

•

Growing our overall size to enable us to become more competitive, with a focus on internal growth by addition of outbound sales account executives and new enterprise and public sector initiatives, as well as non-organic growth through opportunistic acquisition of smaller companies in the same sector; and

•	Improving our operating efficiencies and profit margins.

As a result of these revised strategies, our sales grew to approximately $680 million in 2007 and our stock price gradually rose to as high as $13.27 in October 2006, subsiding to $11.23 per share by early 2007.

Despite these successes, however, most of the challenges facing Zones persisted, and some actually worsened. Despite overall progress in adding internal sales executives to generate increased sales, we found it challenging to grow our sales force rapidly. By comparison to competitors having greater cash resources and more liquid publicly-traded shares, we also found it difficult to acquire other companies in the DMR sector.

Between 2003 and 2007, IT products became increasingly viewed as commodity products by many business customers, and the DMR sector became increasingly typified by price competition as the principal basis for competition. It became increasingly difficult for DMR companies to distinguish themselves competitively based on the quality of their service offerings; even in instances where we had achieved recognition for our service quality, this had proven ineffective in preventing some large customers from moving their IT purchasing to other distributors. Moreover, as we had achieved increasing levels of sales to larger enterprise customers, this had exerted increasing pressures on our product margins, and our increasing dependence on a few large customers had resulted in considerable challenges in sustaining growth when large accounts either declined or moved elsewhere. We also faced increasing uncertainties as we became more reliant on a concentrated number of product vendors, some of whom were in a state of transition as to their own distribution models, and nearly all of whom had gradually reduced their vendor funding programs, particularly for smaller DMR competitors like Zones.

By 2007, as the U.S. economy came toward the inevitable end of the economic expansion that it had enjoyed since 2004, economic uncertainties also began to cloud our future. Having focused since 1999 solely on the domestic IT market, we did not have the ability to offset possible weakness in the U.S. market with more robust offshore sales, where we might also enjoy the benefits of fluctuating exchange currency exchange rates. The cost-benefit imbalance related to our status as a public company also worsened. By 2007, our annual expenses directly related to being a public company had grown to a total of approximately $750,000, yet this was not accompanied by any improvements in analyst coverage or the depth of liquidity available in the public trading market for our common shares. Our board of directors took all of these factors into account in engaging Cascadia Capital to explore strategic alternatives in 2007.

Special Committee. Immediately after receiving Mr. Lalji’s proposal on May 30, 2008, the independent members of our board of directors established a special committee, consisting of John H. Bauer, William C. Keiper, Kenneth M. Kirkpatrick and Cathi Hatch, each of whom is an independent and disinterested non-employee director, for the purpose of investigating and negotiating a sale of Zones to a buyer group that might include Mr. Lalji. In assessing the transaction proposed by Mr. Lalji and negotiating its price and other terms, the special committee, acting with the advice and assistance of its legal and financial advisors, also evaluated the proposed transaction in light of the external and internal business considerations noted above. At a meeting on July 30, 2008, the special committee unanimously recommended that our board of directors:

•	approve and declare advisable the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•

determine that the merger, the merger agreement and the other transactions contemplated by the merger agreement, are substantively and procedurally fair to and in the best interests of Zones and the unaffiliated shareholders; and

•	formally recommend that our shareholders approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

In the course of reaching its determination, the special committee considered the following substantive factors and potential benefits of the merger, each of which the special committee believed supported its decision:

•

the current and historical market prices of our common stock, including the fact that the $8.65 per share merger consideration represented a premium of approximately: (i) 11% over our closing stock price of $7.77 on June 23, 2008, the last trading day before Mr. Lalji made his proposal to take us private; (ii) 15% over our closing stock price of $7.50 on July 22, 2008, the last trading day before we announced we would postpone our second-quarter earnings release; (iii) 59% over our closing stock price of $5.44 on July 30, 2008, the last trading day prior to our public announcement of the execution of the merger agreement; and (iv) 15% over $7.55, which was the average of our closing stock prices on the thirty trading days prior to our public announcement of the transaction;

•	the possibility that it could take a considerable period of time before the trading price of our shares would again reach and remain at a level of at least $8.65 per share;

•	the financial presentations of Cascadia Capital provided to the special committee;

•

the financial analysis reviewed by Houlihan Lokey with the special committee, and the oral opinion to the special committee and our board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated July 30, 2008), with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock (other than Zones Acquisition Corp., Firoz Lalji and their respective affiliates) in the merger, as of July 30, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See “The Merger—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.” beginning on page    ;

•	the fact that the merger consideration is all cash, allowing the non-continuing shareholders to immediately realize a certain and fair value for all shares of their Zones common stock;

•

our historical results of operations, financial condition, assets, liabilities, business strategy and prospects and the changing nature and competitive conditions of the industry sector in which we compete;

•

the possible alternatives to a sale, including continuing to operate as a small independent public company, conducting a stock repurchase or undertaking a recapitalization, which alternatives our board of directors determined were less favorable to our shareholders than the proposed merger given the potential risks, rewards and uncertainties associated with those alternatives;

•

the fact that, after our discussions with 38 potential and strategic and financial buyers over a period of more than a year regarding a potential acquisition and after our sustained efforts to explore other strategic alternatives, Mr. Lalji is now the only party proposing to acquire Zones;

•	the risk that, in light of the partial consolidation of the DMR sector, it could become more difficult to find a potential strategic acquiror in the future;

•	the uncertainty, in light of the condition of the credit markets, as to how easy or difficult it might be for a potential acquiror to finance an acquisition of Zones in the future;

•

the facts that Mr. Lalji had provided a commitment with respect to $25 million of debt and equity financing for the transaction, that there is no financing condition in the merger agreement, and that if Mr. Lalji fails to complete the proposed merger under certain circumstances he will be obligated to pay us a $750,000 reverse termination fee;

•	the other terms of the merger agreement, including:

•	our ability to actively solicit proposals from third parties in the go-shop process;

•	our ability, under certain circumstances, to provide information to, and participate in discussions or negotiations with, third parties that submit takeover proposals;

•

our ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $300,000 if the superior proposal is submitted by a party in connection with the go-shop process or $750,000 if the superior proposal is submitted by a party after completion of the go-shop process (equal to approximately 0.26% and 0.66% of the equity value of the transaction, respectively);

•

the view of the special committee, after consulting with its legal and financial advisors, that the termination fee to be paid by Zones if the merger agreement is terminated under certain circumstances is below the typical range found in similar transactions and should not impede other takeover proposals; and

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our shareholders vote in favor of the proposed merger and adoption of the merger agreement; and

•

the availability of dissenters’ rights to any non-continuing shareholders who comply with all of the required procedures under Chapter 23B.13 of the WBCA for exercising dissenters’ rights, which allow such holders to dissent and seek appraisal and payment of the fair value of their stock as determined by the courts of the State of Washington in lieu of receiving the merger consideration.

The special committee also considered a number of factors, discussed below, relating to the procedural safeguards that they believe were and are present to ensure the fairness of the merger. The special committee believes these factors support their decisions and provide assurance of the procedural fairness of the merger to the unaffiliated shareholders:

•

other than Mr. Lalji, the four other members of our board of directors, to whom we refer as the “independent directors,” are not employees of Zones or its subsidiary and have no financial interest in the merger that is different from that of the non-continuing shareholders (insofar as each of the independent directors have represented to us that, in connection with the merger, they will exercise their stock options prior to the consummation of the merger);

•	all discussions and negotiations with Mr. Lalji and his affiliates were conducted by the special committee, which consists entirely of independent directors;

•

although the approval of at least a majority of all unaffiliated shareholders is not required, the merger agreement does require the proposed merger to be approved and the merger agreement to be adopted not only by the holders of a majority of the outstanding shares of our common stock, but also by the holders of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting (other than shares held by, or in custodial accounts for, the continuing shareholders);

•

although the special committee did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger, the special committee did retain independent legal and financial advisors, for purposes of negotiating the terms of the merger agreement and arriving at its conclusions concerning the fairness of the merger, and the special committee met regularly, without the participation of Mr. Lalji, with its independent advisors to discuss our strategic alternatives;

•

after May 30, 2008 (the date Mr. Lalji made it known to our board of directors that he might be interested in being part of a group participating in a going private transaction), the special committee made all material decisions relating to our strategic alternatives, including recommending to our board of directors that we approve the merger and enter into the merger agreement;

•

the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the special committee and its advisors, on the one hand, and Mr. Lalji and his advisors, on the other hand, without the participation of our legal counsel;

•	our ability to actively solicit acquisition proposals from third parties in the go-shop process;

•	our ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other acquisition proposals;

•	our ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a modest termination fee;

•

the special committee engaged a separate investment banking firm to render a fairness opinion, and the firm so engaged was independent in the sense that its compensation is not dependent on the success or failure of the transaction, as more fully described in “—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.” beginning on page    ; and

•

the availability of dissenters’ rights to any non-continuing shareholders who comply with all of the required procedures under Chapter 23B.13 of the WBCA for exercising dissenters’ rights, which allow such holders to dissent from and seek appraisal and payment of the fair value of their stock as determined by the courts of the State of Washington in lieu of receiving the merger consideration.

The special committee and our board of directors also considered the following risks and other potentially negative factors concerning the proposed merger and the merger agreement:

•

the non-continuing shareholders, unlike the continuing shareholders, will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations or a sale to another acquiror;

•	the possibility that Mr. Lalji will be unable to obtain financing for the merger and related transactions, leaving us with limited contractual remedies;

•

the risks and costs to us if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effects on our business and our relationships with customers and vendors;

•

the requirement that we pay a termination fee of either $300,000 or $750,000, depending on the timing and circumstances surrounding the termination of the merger agreement, if we enter into a definitive agreement related to a superior proposal or the merger agreement is terminated under certain other circumstances;

•

the requirement that we reimburse Mr. Lalji for his out-of-pocket expenses, subject to a cap of $300,000, incurred in connection with the proposed merger if the merger agreement is terminated as a result of the failure to obtain shareholder approval;

•	the fact that an all-cash transaction will be taxable to non-continuing shareholders who are U.S. persons for U.S. federal income tax purposes;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•

our inability to seek specific performance to require Mr. Lalji to complete the proposed merger and the fact that our sole remedy in connection with the merger agreement, even for a deliberate or willful breach by Mr. Lalji that is or for fraud, would be limited to receipt of a payment of $750,000 under certain circumstances; and

•

the risk that, while the proposed merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied; and as a result, it is possible that the proposed merger may not be completed even if approved by our shareholders.

The special committee further considered a variety of risks and uncertainties affecting our ability to achieve greater shareholder value for shareholders in the future, including:

•

that competition in the IT distribution sector may intensify in the future due to market conditions and consolidation; that many of our competitors compete principally on the basis of price and have lower costs than we do; that we will likely face fewer but larger or better-financed competitors; and that our narrow gross margins will make it increasingly difficult for us to compete on the basis of price alone;

•

that the U.S. economy is in or may experience a recession which may be of a prolonged duration with little or no economic growth, including in the IT distribution sector; the undetermined effects of a recession on the buying patterns of SMB and enterprise customers (which accounted for 96% of our net sales in the first six months of 2008); that during periods of recession most business customers are likely to become more price sensitive; and that we may be at a competitive disadvantage with respect to price when compared to our competitors which have lower cost structures or are able to achieve higher margins due to greater leverage with vendors or the advantages of global sales;

•

that the trend in the IT distribution sector has been for manufacturers and vendors to reduce incentives and similar programs, and these may continue to decline as a percentage of our sales, which would negatively impact our gross profit margins;

•

that we have to this point been unable to participate as either a buyer or a seller in the consolidation in the IT distribution sector and we may experience considerable difficulty in trying to expand our business through consolidations, acquisitions or partnerships, which may make it increasingly difficult for us to compete in the IT distribution sector;

•

that we rely from time to time on major customers that represent a significant portion of our total sales; that as the IT distribution sector becomes more price competitive, our ability to retain any major customer based on factors other than price may decline; and that the loss of business with any major customer could significantly affect our sales and profitability;

•

that if the market price of our common stock were to decline or fail to rise in the future, stock options we have issued to certain individuals who play key roles within our organization may be less effective to retain these individuals;

•

that as a small public company we are required to comply with many financial accounting, disclosure and governance rules that impose significant financial and management burdens on us; that, by comparison to our DMR competitors, these public company costs are disproportionately high relative to our size; and that public company costs are not likely to decline in the future and may continue to grow and further narrow our profit margins, with little resulting benefit to public shareholders in terms of active trading or thorough analytical following;

•

that the combination of our “micro cap” market capitalization (less than $250 million), the presence of a majority shareholder, and our small public float (approximately 6,000,000 shares of common stock) all contribute to lack of interest in our common stock by most institutional investors and equity analysts; that this lack of interest translates into very low demand on the “buy side,” meaning that quoted prices are of uncertain and usually very shallow depth and reliability, making it difficult for a single seller of significant shares or multiple simultaneous sellers to achieve liquidity without driving the market price of our common stock down and possibly even exhausting buy-side demand altogether at least temporarily; and

•

that various uncertainties prevailing in the economy and credit markets appear to have caused the trend toward consolidation of the IT distribution sector to have been interrupted, at least temporarily and perhaps for an extended period; that the number of strategic buyers in the IT distribution sector that appear to have the scale and liquidity to make a purchase the size of Zones (at least $127 million) appears to be very limited, and potential buyers in adjacent distribution sectors have demonstrated no significant interest in Zones to date; that the number of financial buyers that have expressed any interest in a potential purchase of Zones has been very limited, and even those have been interested only on the condition that Mr. Lalji participate in the transaction; and that the likelihood of any significant price competition among multiple bidders for Zones at any future point may be very low.

In addition, the special committee was aware of and considered the interests that certain of our directors and executive officers have with respect to the proposed merger that differ from, or are in addition to, their interests as shareholders of Zones, as described in “—Interests of Certain Persons in the Merger” beginning on page    .

In the course of reaching its conclusion regarding the fairness of the proposed merger to the unaffiliated shareholders, and its decision to approve the proposed merger and to recommend that our board of directors and shareholders approve the proposed merger, the special committee considered analyses presented by Cascadia Capital and Houlihan Lokey. Houlihan Lokey’s analyses are summarized below under “—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.” The special committee considered the analysis and the opinion of Houlihan Lokey, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement. In the course of reaching its decision, the special committee did not consider the liquidation value of our assets because they consider Zones to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee believes that the value of our assets that might be realized in a liquidation would be significantly less than its going concern value. While the special committee did not calculate a specific going concern value, the special committee instead chose to consider other factors, such as the analyses and methodologies used by Cascadia Capital and Houlihan Lokey as a whole, which it viewed as reasonable indicators of our going concern value. Further, the special committee did not consider our net book value, which is an accounting concept, as a factor because it believes that net book value is not a material indicator of the value of Zones as a going concern but rather is indicative of historical costs and performance. Our net book value per share as of June 30, 2008 was $5.18, which is substantially below the merger consideration of $8.65 per share in cash. In addition, the special committee did not consider the prices paid by Zones for past purchases of our common stock because those purchases were made at then current market prices and no such purchases have been made since February 29, 2008.

The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the proposed merger, the merger agreement and the other transactions contemplated by the merger agreement. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee unanimously approved the proposed merger, approved and adopted the merger agreement and the other transactions contemplated by the merger agreement, and recommended the approval of the proposed merger, the merger agreement and the other transactions contemplated by the merger agreement based upon the totality of the information presented to and considered by it.

Our Board of Directors. At a meeting on July 30, 2008, our board of directors, based upon the unanimous recommendation of the special committee, unanimously (without the participation of Mr. Lalji in deliberations or voting) (i) determined that the merger and the merger agreement, are fair to, advisable to and in the best interests of the our unaffiliated shareholders, (ii) approved the merger and approved and adopted the merger agreement and the other transactions contemplated thereby, and (iii) recommended that our shareholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby. In reaching these determinations, our board of directors considered (i) the financial presentation of Houlihan Lokey that was prepared for the special committee and that was delivered to the board of directors at the request of the special committee, as well as the fact that the special committee received an opinion delivered by Houlihan Lokey as to the fairness, from a financial point of view, to the non-continuing shareholders of the merger consideration to be received by such holders in the merger, and (ii) the unanimous recommendation of the special committee, and our board of directors independently considered the factors considered by the special committee, as described above in “—Special Committee” beginning on page 24.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Mr. Lalji, our Chairman of the Board and Chief Executive Officer, who would be a continuing shareholder after the merger, recused himself from the deliberations and voting with respect to the foregoing determination and approval due to his involvement in the transaction.

Our board of directors recommends that you vote “FOR” the approval of the proposed merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

On July 30, 2008, Houlihan Lokey rendered an oral opinion to the special committee and our board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated July 30, 2008), to the effect that, as of July 30, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the merger consideration to be received by the holders of our common stock (other than Zones Acquisition Corp., Firoz Lalji and their respective affiliates) in the merger was fair to them from a financial point of view.

Houlihan Lokey’s opinion was directed to the special committee and our board of directors and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock (other than Zones Acquisition Corp., Firoz Lalji and their respective affiliates) in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included, with its written consent, as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our shareholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the special committee, board of directors or any shareholder as to how to act or vote with respect to the merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed the merger agreement dated July 30, 2008;

2.	reviewed certain publicly available business and financial information relating to us that Houlihan Lokey deemed to be relevant;

3.	reviewed certain information relating to our historical, current and future operations, financial condition and prospects made available by us, including financial projections prepared by our senior management for the fiscal years ending 2008 through 2012, to which we refer as the “July 2008 projections,” and described in the summary July 2008 projections on page .

4.	spoke with certain members of our management and certain of our representatives and advisers regarding our business, operations, financial condition and prospects, the merger and related matters;

5.	compared our financial and operating performance with that of other public companies that Houlihan Lokey deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for our publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

8.	reviewed a certificate from our senior management which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to Houlihan Lokey by us or on our behalf; and

9.	conducted other financial studies, analyses and inquiries and considered other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to that data, material and other information. In addition, our management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management as to our future financial results and condition, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no material change in our business, assets, liabilities, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to Houlihan Lokey, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In connection with its July 30, 2008 opinion, Houlihan Lokey did not consider any aspect or implication of any transaction to which we may be a party, other than as specifically described in its opinion with respect to the merger.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to in the merger agreement are true and correct, (b) each party to the merger agreement and all other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by that party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on us or the merger consideration. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any material respect from the drafts of those documents.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of our assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise), nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, our liquidation value. Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which we are or may be a party or are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which we are or may be a party or are or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, our assets, businesses or operations, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the special committee, our board of directors or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date thereof.

Houlihan Lokey’s opinion was furnished for the use and benefit of the special committee and our board of directors in connection with their consideration of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the special committee, our board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger.

Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to, or otherwise address, among other things: (i) our underlying business decision or the underlying business decision of the special committee, our board of directors, our security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise (other than the merger consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of our securities, our creditors or other of our constituencies, or to any other party, except as set forth in its opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for us or any other party or the effect of any other transaction in which we or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of our security holders vis-à-vis any other class or group of our security holders (including without limitation the allocation of any merger consideration amongst or within such classes or groups of security holders), (vi) whether or not we, our security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of us or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise, or (ix) the fairness of the merger to Zones Acquisition Corp., Firoz Lalji and their respective affiliates. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with our consent, on the assessment by us, by the special committee, and by our and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to us and the merger.

In preparing its opinion to the special committee and our board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and on our industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or our industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to us or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in Houlihan Lokey’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the special committee and our board of directors in connection with its consideration of the proposed merger and was only one of many factors considered by the special committee and our board of directors in evaluating the proposed merger. Neither the merger consideration nor the views of the special committee, our board of directors or management with respect to the merger or the merger consideration were solely based on either Houlihan Lokey’s opinion or its analyses. The type and amount of merger consideration payable in the merger were determined through negotiation between the special committee and Mr. Lalji, and the decision to enter into the merger was solely that of the special committee and our board of directors.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the special committee in connection with Houlihan Lokey’s opinion rendered on July 30, 2008. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:

•

Enterprise Value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.

•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA.

•	Earnings before interest and taxes, or EBIT.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing prices of the common stock of the selected computer hardware direct marketing companies listed below as of July 29, 2008, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates of forecasted EBITDA, EBIT and Net Income for us were based on estimates provided by our management. Estimates of forecasted EBITDA for the selected computer hardware direct marketing companies listed below were based on certain publicly available consensus research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value based on certain financial data for Zones and the following selected computer hardware direct marketing companies:

•	GTSI Corp.

•	Insight Enterprise Inc.

•	PC Connection Inc.

•	PC Mall Inc.

•	Pomeroy IT Solutions Inc.

•	Systemax Inc.

Houlihan Lokey selected companies within the computer hardware industry. The selected companies are direct marketing resellers with a focus on computer hardware sales to businesses and enterprise accounts. Consideration was also given to the size and profitability of the selected companies.

The calculated multiples included:

•	Enterprise value as a multiple of the most recently completed fiscal year, or FYE, EBITDA;

•	Enterprise value as a multiple of the latest twelve months ended on or prior to April 5, 2008, or LTM, EBITDA;

•	Enterprise value as a multiple of the next fiscal year, or NFY, EBITDA; and

•	Enterprise value as a multiple of the fiscal year following the next fiscal year, or NFY+1, EBITDA.

Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to corresponding financial data for us:

Selected Multiple Range
Multiple Description	Low	High
Enterprise Value as a multiple of:
LTM EBITDA	4.5x	5.5x
NFY EBITDA	4.0x	5.0x

The selected companies analysis indicated the following implied per share reference range for Zones, as compared to the proposed per share merger consideration:

Applied Multiple	Implied Per Share Equity Reference Range for Zones	Per Share Merger Consideration
Enterprise Value as a multiple of:
LTM EBITDA	$6.46 – $7.84	$8.65
NFY EBITDA	$5.16 – $6.39

In performing a selected companies analysis, it is standard to capitalize both historical and projected figures to determine the value of the underlying company. Houlihan Lokey’s analysis was limited to EBITDA multiples because they are believed to provide a strong indication of a company’s performance and value within the industry.

Selected Transactions Analysis. Houlihan Lokey calculated multiples of enterprise value and per share equity value based on the estimated purchase prices paid in selected publicly-announced transactions as of the date of announcement, with greater weight given to the following key transactions:

Acquiror	Target
Hewlett-Packard Co.	Electronic Data Systems Corporation
Insight Enterprises, Inc.	Calence, LLC
PC Mall, Inc.	SARCOM, Inc.
Court Square Capital Partners	CompuCom Systems, Inc.
Avnet, Inc.	Access Solutions (GE)

The calculated multiples included:

•	Enterprise value as a multiple of LTM revenue; and

•	Enterprise value as a multiple of LTM EBITDA.

Houlihan Lokey applied the following selected multiple range derived from the selected transactions to corresponding financial data for Zones:

Selected Multiple Range
Multiple Description	Low	High
Enterprise Value as a multiple of:
LTM EBITDA	5.5x	6.5x

The selected transactions analysis indicated the following implied per share reference range for Zones, as compared to the proposed per share merger consideration:

Implied Per Share Equity Reference Range for Zones	Per Share Merger Consideration
$7.84 – $9.22	$8.65

Discounted Cash Flow Analysis. Houlihan Lokey also calculated the net present value of Zones’ unlevered, after-tax cash flows based on estimates provided by our management. In performing this analysis, Houlihan Lokey used discount rates ranging from 18.0% to 20.0% taking into account Zones’ estimated weighted average cost of capital and terminal value multiples ranging from 4.5x to 5.5x taking into account the selected companies analyses. In determining the discount rate, it is generally accepted to show a range in order to determine the sensitivity of value to the discount rate. Based on the calculated discount rate, Houlihan Lokey selected a range of 18% to 20%. In determining the exit multiple range in the discounted cash flow analysis, Houlihan Lokey considered observed EBITDA multiples in the selected companies analysis and selected transactions analysis. Given that the exit period is based on 2012 EBITDA and that it is difficult to predict market conditions in the future, Houlihan Lokey selected a multiple within the range of the selected companies analysis and the selected transactions analysis. The discounted cash flow analysis presented by Houlihan Lokey to the special committee on July 30, 2008 indicated the following implied per share reference range for Zones, as compared to the proposed per share merger consideration:

Implied Per Share Equity Reference Range for Zones	Per Share Merger Consideration
$5.17 – $6.52	$8.65

On October 2, 2008, Houlihan Lokey advised the special committee that Houlihan Lokey’s calculation of the implied per share reference range set forth above was incorrect, and that the corrected range is as follows:

Corrected Implied Per Share Equity Reference Range for Zones	Per Share Merger Consideration
$5.68 – $7.13	$8.65

On October 8, 2008, Houlihan Lokey advised the special committee that it had determined that the error in the calculation, when corrected, was not material to the overall analysis on which its opinion was based and would not impact its conclusion as to the fairness of the merger consideration from a financial point of view. Houlihan Lokey further advised the special committee that it did not consider it necessary to in any way qualify or withdraw its original opinion as a result of the correction.

Other Matters

Houlihan Lokey was engaged by the special committee to provide an opinion to the special committee and our board of directors regarding the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock (other than Zones Acquisition Corp., Firoz Lalji and their respective affiliates) in the merger. The special committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to the engagement letter, we paid Houlihan Lokey a customary fee, in the amount of $300,000, for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the merger. We have also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

As of the date it rendered its opinion, and as of the date of this proxy statement, Houlihan Lokey did not have any financial interest in Zones. In the ordinary course of business, certain affiliates of Houlihan Lokey, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, us or any other party that may be involved in the merger and our and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates may, in the future, provide investment banking, financial advisory and other financial services to us and other participants in the merger and certain of our and their respective affiliates, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including without limitation formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, us and other participants in the merger or one or more of our or their respective affiliates, for which advice and services Houlihan Lokey and such affiliates may receive compensation.

Purpose and Reasons for the Merger for the Continuing Shareholders and Merger Sub

For Merger Sub and the continuing shareholders, the primary purpose for the proposed merger is to benefit from any future earnings and growth of Zones after the merger of Merger Sub with and into Zones, making Zones a privately held company. Merger Sub and the continuing shareholders believe that structuring the transaction as a merger is preferable to other transaction structures because it will enable them to acquire all of the outstanding shares of Zones at the same time and also provides an opportunity to the non-continuing shareholders to receive fair value for their shares. The continuing shareholders also believe that the proposed merger will provide additional means to enhance shareholder value for the continuing shareholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of quarterly earnings comparisons, and alternative means for making liquidity available to continuing shareholders, such as through dividends or other distributions.

Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger

Under the rules governing “going-private” transactions, Merger Sub and the continuing shareholders are required to express their beliefs as to the substance and procedural fairness of the merger to our unaffiliated shareholders. Merger Sub and the continuing shareholders have made the statements in this section solely for the purpose of complying with these rules. The view of Merger Sub and the continuing shareholders as to the fairness of the merger should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the merger and to approve and adopt the merger agreement and the other transactions contemplated thereby. Merger Sub and the continuing shareholders have interests in the proposed merger that are different from, and in addition to, those of the other shareholders of Zones. These interests are described under “—Interests of Certain Persons in the Merger” beginning on page    .

The unaffiliated shareholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of the special committee’s independent financial and legal advisors. By contrast, Merger Sub and the continuing shareholders did not engage a financial advisor to undertake a formal evaluation of the fairness of the proposed merger. Merger Sub and the continuing shareholders do, however, believe that the proposed merger and the merger agreement are substantively and procedurally fair to the unaffiliated shareholders based on the following factors:

•

the merger consideration of $8.65 per share represents a premium of approximately (i) 11% over our closing stock price of $7.77 per share on June 23, 2008, the last trading day before Mr. Lalji made his proposal to take us private; (ii) 15% over our closing stock price of $7.50 per share on July 22, 2008, the last trading day before we announced we would postpone our second-quarter earnings release; (iii) 59% over our closing stock price of $5.44 per share, the last trading day before we announced the execution of the merger agreement; and (iv) 15% over the average closing stock price of our common stock for the 30-trading day period ending on July 30, 2008;

•

the $8.65 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the special committee, on the one hand, and the continuing shareholders and Merger Sub, on the other hand, and their respective advisors;

•	the merger will provide consideration to the non-continuing shareholders entirely in cash, which provides certainty of value and liquidity;

•

the merger will provide immediate and certain liquidity to the non-continuing shareholders, while the continuing shareholders will assume all of the risks and uncertainties of future operations and potential illiquidity;

•

the merger agreement requires the approval not only by the holders of a majority of the outstanding shares of Zones common stock but also by the holders of a majority of the shares of Zones common stock present in person or by proxy and voting at the special meeting that are held by persons other than the continuing shareholders;

•	the special committee consists solely of directors who are not officers or controlling shareholders of Zones, and are not affiliated with the continuing shareholders;

•

the special committee unanimously determined that the merger, the merger agreement and the other transactions contemplated thereby are fair to the unaffiliated shareholders and in the best interests of such shareholders;

•

our board of directors (without the participation of Mr. Lalji in deliberations or voting) unanimously determined that the merger, the merger agreement and the other transactions contemplated thereby are fair to the unaffiliated shareholders and in the best interests of such shareholders;

•

the special committee retained and received advice from Cascadia Capital and Houlihan Lokey, as financial advisors, and Lane Powell PC, as legal advisor, each of which has extensive experience in transactions similar to the proposed merger;

•

prior to the go-shop period end date of September 3, 2008, the merger agreement permitted Zones to initiate, solicit, encourage and enter into and maintain discussions or negotiations with respect to competing takeover proposals (as described in “—Restrictions on Solicitations of Other Offers” beginning on page     );

•

the merger agreement allows our board of directors to withdraw or change its recommendation of the merger and the merger agreement, and to terminate the merger agreement, in certain circumstances relating to the presence of a superior proposal, subject, in certain cases, to a payment by Zones to Merger Sub of a $750,000 termination fee; and

•

the availability of dissenters’ rights under Chapter 23B.13 of the WBCA to holders of shares of Zones common stock who exercise such rights of dissent from the merger and comply with all of the required procedures under Chapter 23B.13 of the WBCA, entitling shareholders who dispute the fairness of the merger consideration to seek appraisal and payment of the fair value of their shares, which may be more than, less than, or the same as the amount such shareholders would have received under the merger agreement.

The continuing shareholders did not consider the liquidation value of Zones because they considered Zones to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Although the continuing shareholders did not calculate a specific going concern value per share of Zones common stock, the continuing shareholders instead chose to consider their knowledge of Zones’ business and prospects, based on which they believe that the merger consideration is fair in relation to Zones’ going concern value per share. Further, the continuing shareholders did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of Zones as a going concern but rather is indicative of historical costs. Zones’ net book value per share as of June 30, 2008 was approximately $5.18, or approximately 40% lower than the $8.65 per share merger consideration.

In arriving at their determination that the proposed merger and the merger agreement are substantively and procedurally fair to the unaffiliated shareholders, the continuing shareholders were aware that, among other measures, preliminary analyses performed from April 5, 2007 through February 28, 2008 by Cascadia Capital indicated several per share current ranges higher than the $8.65 merger consideration (the highest of which was $12.09 to $13.60). The continuing shareholders did not consider these preliminary analyses to reflect stock values that were actually attainable by Zones shareholders in any transaction or series of transactions, in part because such preliminary analyses were based on assumptions regarding stock market multiples, credit market conditions and general economic conditions that no longer held true by the time a transaction could have been executed.

While Mr. Lalji is a current director and officer of Zones, because of his interest in the proposed merger he did not participate in our board of directors’ or the special committee’s evaluation or approval of the proposed merger, or its approval and adoption of the merger agreement and the other transactions contemplated thereby. For these reasons, the continuing shareholders do not believe that their interests in the proposed merger influenced the decision of the special committee or our board of directors with respect to the merger or the merger agreement and the transactions contemplated thereby.

The foregoing discussion of the information and factors considered and given weight by the continuing shareholders in connection with the fairness of the proposed merger and the merger agreement is not intended to be exhaustive but is believed to include all material factors considered by the continuing shareholders. The continuing shareholders did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the proposed merger and the merger agreement. The continuing shareholders believe that the foregoing factors provide a reasonable basis for their belief that the proposed merger is fair to the unaffiliated shareholders.

Plans for Zones after the Merger

It is expected that, upon consummation of the proposed merger, Zones’ business and other operations will be conducted substantially identically to how they are currently being conducted, except that Zones common stock will cease to be publicly traded. However, following the consummation of the proposed merger, the management and/or board of directors of the surviving corporation will continue to assess the assets, capital structure, operations, business and personnel of Zones and, as a result, may implement changes they believe are appropriate to enhance the business and operations of the surviving corporation. Following the consummation of the merger, the registration of Zones common stock and Zones’ reporting obligation under the Exchange Act with respect to our common stock will be terminated upon application to the SEC. In addition, upon consummation of the merger, Zones common stock will no longer be listed on any exchange or quotation system, including Nasdaq, and price quotations will no longer be available. Zones will not be subject to the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities, but may experience positive effects on its profitability, due to elimination of the expenses associated with public company reporting, and increased flexibility in its operations and the means available for achievement of liquidity for the continuing shareholders.

Effects of the Merger

If the proposed merger is consummated, Merger Sub will be merged with and into Zones, with Zones continuing as the surviving corporation, wholly owned by the continuing shareholders.

Upon the consummation of the proposed merger, each share of Zones common stock, including restricted stock, issued and outstanding immediately prior to the effective time of the merger (other than shares held by, or in custodial accounts for, the continuing shareholders immediately prior to the effective time of the merger or held by shareholders who are entitled to and who properly exercise dissenters’ rights under Chapter 23B.13 of the WBCA) will be converted into the right to receive $8.65 in cash, without interest and less any applicable withholding taxes. The proposed merger will become effective at the time, which we refer to as the “effective time” of the merger, when Zones files articles of merger with the Secretary of State of the State of Washington or at such later time as Merger Sub and Zones agree in writing and specify in the articles of merger.

Prior to the proposed merger, the Zones board of directors will take action to cause any unvested Zones stock options to become vested before the merger, and we will deliver appropriate forms of exercise notices to option holders pursuant to which option holders may irrevocably exercise their options contingent on, and effective immediately prior to, the merger. Any shares acquired pursuant to such exercises will be treated identically to any other outstanding shares in the merger. Any options not exercised prior to the merger will remain outstanding and unchanged. In order to maximize the alignment of the interests of the independent directors serving on the special committee with those of the rest of our non-continuing shareholders, such directors have represented to us that they will exercise their stock options prior to and contingent upon the consummation of the merger. Although we expect all of our officers and employees, other than Mr. Lalji, to exercise their stock options before the merger, one or more of our officers or employees may decide not to exercise and to continue holding a security interest in the surviving corporation after the merger. In addition, Mr. Lalji has indicated to each of our executive officers that he or she will have the opportunity to contribute all or a portion of the merger consideration he or she will receive with respect to any stock options and shares of restricted stock held by such individual, if the merger is completed, to the surviving corporation in exchange for a subordinated promissory note to be issued by the surviving corporation and a warrant to purchase common stock in the surviving corporation.

At the effective time of the proposed merger, Zones’ employee stock purchase plan, which was amended on June 30, 2003 to suspend the purchase of Zones common stock, will terminate. Shares held by participants in the employee stock purchase plan will be converted into the right to receive an amount in cash equal to the merger consideration in respect of such shares of common stock.

Following the merger, Merger Sub will be a privately held corporation owned by the continuing shareholders. The equity interest of each of the continuing shareholders is more fully described under “—Interests of Certain Persons in the Merger” beginning on page    .

If the proposed merger is completed, Zones shareholders who are non-continuing shareholders will have no interests in Zones’ net book value or net earnings after the merger. The table below sets forth the direct and indirect interests in Zones’ book value and net earnings for each of the continuing shareholders prior to and immediately following the merger, based on Zones’ net book value as of June 30, 2008, and net income of Zones for the fiscal year ended December 31, 2007. Following the merger, the entire interest in Zones’ net book value and net income will be held by, or in custodial accounts for, the continuing shareholders.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$ in thousands	%	$ in thousands	%	$ in thousands	%	$ in thousands	%
Firoz H. and Najma Lalji(3)	$34,610.49	50.5%	$6,708	50.5%	$65,435.56	95.6%	$12,683	95.6%
Natasha Lalji(4)	378.03	0.6%	72	0.6%	714.71	1.0%	137	1.0%
The Firoz and Najma Lalji Foundation(5)	1,242.83	1.8%	238	1.8%	2,349.73	3.4%	450	3.4%

(1)	Based upon beneficial ownership as of October 10, 2008, excluding any options to acquire Zones’ common stock (whether or not exercisable) and any restricted stock (whether or not vested), and Zones’ net book value at June 30, 2008 and net income for the fiscal year ended December 31, 2007.

(2)	Based upon Zones’ net book value at June 30, 2008 and net income for the fiscal year ended December 31, 2007, and without giving effect to any additional indebtedness to be incurred in connection with the merger. Excludes any options (whether or not exercisable) that may be outstanding after the merger as described in “—Effects of the Merger” on page .

(3)	Includes (i) 6,558,540 shares of common stock held jointly held by Firoz H. Lalji and Najma Lalji, (ii) 87,500 shares of common stock held in Firoz H. Lalji’s 401(k) account and (iii) 37,500 shares of common stock held in Najma Lalji’s 401(k) account, but does not include 73,000 shares held in a custodial account for the benefit of Natasha Lalji, Mr. Lalji’s daughter, of which he disclaims beneficial ownership.

(4)	Includes 73,000 shares of common stock held in a custodial account for Natasha Lalji’s benefit.

(5)	Includes 240,000 shares of common stock held by the The Firoz and Najma Lalji Foundation.

The primary benefits of the merger to the non-continuing shareholders include the following:

•

the receipt by such shareholders of a cash payment of $8.65, without interest and less any applicable withholding taxes, for each share of Zones common stock held by such shareholders as described above, representing a premium of approximately:

•	11% over our closing stock price of $7.77 per share on June 23, 2008, the last trading day before Mr. Lalji made his proposal to take us private;

•	15% over our closing stock price of $7.50 per share on July 22, 2008, the last trading day before we announced we would postpone our second-quarter earnings release;

•	59% over our closing stock price of $5.44 per share on July 30, 2008, the last trading day before we announced the execution of the merger agreement; and

•	15% over the average closing stock price of our common stock for the 30-trading day period ending on July 30, 2008;

•	the avoidance of the investment risk of holding shares of our common stock, which historically has been thinly traded, which can result in price volatility and illiquidity; and

•	the avoidance of the risk associated with any possible decrease in our future earnings, growth or value following the merger.

The primary detriments of the merger to the non-continuing shareholders include the following:

•

such shareholders will cease to have in interest in Zones and, therefore, will no longer benefit from possible increases in our future earnings, growth or value or payment of dividends on shares of our common stock, if any;

•

in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a Zones shareholder who receives cash in exchange of all of such shareholder’s Zones common stock in the merger generally will be required to recognize taxable gain or loss as a result of the merger for U.S. federal income tax purposes equal to the difference between the amount of cash received and such shareholder’s aggregate adjusted tax basis in such stock; and

•	the possibility that Zones could, at a later date, engage in acquisitions or other transactions that create value, and that the non-continuing shareholders will not participate in such value creation.

The primary benefits of the merger to the continuing shareholders include the following:

•

if Zones successfully executes its business strategies, the value of such shareholders’ equity investment could increase because of possible increases in future earnings, increases in underlying value of Zones or the payment of dividends, if any, that will accrue to such shareholders;

•

because Zones would no longer be a publicly-traded company, it will no longer have continued pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of the company’s equity value;

•

Zones’ directors, officers and beneficial owners of more than 10% of the shares of common stock will be relieved of the reporting requirements and liability for short-swing profit recovery under Section 16 of the Exchange Act;

•	Zones will not have the expenses associated with being a public company;

•	in the event the merger is consummated, each of the continuing shareholders will have their fees and expenses incurred in connection with the transaction reimbursed by the surviving corporation;

•

the right of the continuing shareholders to hold their current shares of Zones common stock after the merger, without incurring taxation in connection with the merger in connection with the merger for U.S. federal income tax purposes; and

•	following the merger, Mr. Lalji, who is currently the Chairman and CEO of Zones, will retain his officer positions with the surviving corporation.

The primary detriments of the merger to the continuing shareholders include the following:

•	all of the risk of any possible decrease in the earnings, growth or value of Zones following the merger will be borne by the continuing shareholders;

•	an equity investment in the surviving corporation by the continuing shareholders following the merger will involve substantial risk resulting from the limited liquidity of such an investment;

•	following the merger, there will be no trading market for, and substantial restrictions on the transfer of, the surviving corporation’s equity securities; and

•

following the merger, the surviving corporation will have a higher level of debt, which will create fixed payment obligations unrelated to the surviving corporation’s performance and will restrict the ability to make distributions to the continuing shareholders.

These incremental benefits and detriments are described in more detail under “—Interests of Certain Persons in the Merger” beginning on page    .

Zones common stock is currently registered under the Exchange Act and is quoted on Nasdaq under the symbol “ZONS.” As a result of the merger, Zones, as the surviving corporation, will become a privately held corporation, and there will be no public market for its common stock. After the merger, Zones common stock will cease to be quoted on Nasdaq, and price quotations with respect to sales of shares of Zones common stock in the public market will no longer be available. In addition, registration of Zones common stock under the Exchange Act will be terminated.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Zones will become the officers of the surviving corporation. The articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger will become the articles of incorporation of the surviving corporation and the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Effects on Zones if the Merger Is Not Completed

If the proposed merger is not approved by Zones shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, Zones will remain an independent public company and Zones common stock will continue to be listed and traded on Nasdaq. If the proposed merger is not completed, the Zones common stock price may be likely to decrease from its current trading price, which is likely supported by the expectation that the merger will be consummated at a cash price of $8.65 per share. In addition, if the proposed merger is not completed, we expect that, except as noted below, management will operate Zones’ business in a manner similar to that in which it is being operated today and that Zones shareholders will likely continue to be subject to the same risks and opportunities as they currently are. Certain operating and strategic risks that we face could worsen if the proposed merger is not completed, including increased competitive risks during the current economic downturn and as a result of the continuing growth of our competitors, lower profitability due to the costs associated with the failed merger transaction and possibly increasing costs associated with being a public reporting company, difficulty retaining management in the aftermath of the failed merger transaction, uncertain opportunities for widespread liquidity at a set price, and difficulties of maintaining our status as an MBE over an extended period of time. If the proposed merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Zones shares. In such a case, our board of directors will continue to evaluate and review, among other things, the business operations, properties and capitalization of Zones, make such changes to our business methods and plans as are deemed appropriate, and continue seeking to identify strategic alternatives to enhance value for shareholders. If the proposed merger is not approved by our shareholders, or if the merger is not consummated for any other reason, there can be no assurance that any other similar transaction acceptable to Zones will be offered, or that the business, prospects, results of operations, or stock price or trading market of Zones’ shares will not be adversely impacted, or that our management team will remain intact.

In addition, in the limited circumstances described below under “The Merger Agreement—Termination Fees” beginning on page    , we may be required to pay at the direction of Merger Sub a termination fee of $750,000 or in certain circumstances, to reimburse Merger Sub’s out-of-pocket expenses for the transaction, up to $300,000 in the aggregate.

Financing of the Merger

The estimated aggregate amount of financing necessary for Merger Sub to complete the merger and the payment of related fees and expenses in connection with the merger and the financing arrangements is expected to be approximately $65 million. This amount is expected to be funded by Merger Sub with a combination of equity and/or debt financing described below and Zones’ cash. The equity and debt financing are subject to the satisfaction of certain conditions, including those set forth in the commitment letter and the credit facility proposal pursuant to which the financing is expected to be provided.

Equity and/or Debt Financing

Merger Sub has received a commitment letter from Mr. Lalji to provide, or cause to be provided, equity and/or debt financing to Merger Sub in an aggregate amount of up to $25.0 million for the purpose of funding a portion of the merger consideration and expenses related to the merger. Mr. Lalji’s obligation to fund the commitments under the commitment letter contemporaneous with the closing of the merger is subject to the satisfaction or waiver by Merger Sub of the conditions precedent to Merger Sub’s obligation to complete the merger.

Mr. Lalji’s obligation to fund the commitments under the commitment letter will terminate upon the earliest to occur of the following:

•	termination of the merger agreement; and

•

the assertion by Zones or any affiliate of Zones in any litigation or other proceeding of any claim against Mr. Lalji or his affiliates in connection with the merger agreement or any of the transactions contemplated by the commitment letter or the merger agreement.

Debt Financing

Merger Sub has received a credit facility proposal from an affiliate of GE Capital from which Merger Sub expects to fund approximately $40.0 million of the merger consideration. The GE Capital credit facility proposal contemplates an aggregate principal amount of up to $75.0 million in combined senior secured credit facilities, which consists of two facilities:

•	a receivables based revolving credit facility in an aggregate principal amount of up to $50.0 million (to which we refer as the “A/R Facility”); and

•	an inventory finance facility of up to $25.0 million (to which we refer as the “Inventory Facility” and, collectively with the A/R Facility, the “GE Credit Facility”).

Merger Sub will be the initial borrower under the GE Credit Facility. The proceeds from the GE Credit Facility will be used for the refinancing of existing senior indebtedness, funding a portion of the merger consideration and for working capital and general corporate purposes. Following completion of the merger, the obligations of Merger Sub under the GE Credit Facility will be assumed by the surviving corporation. The obligations of the surviving corporation under the GE Credit Facility are expected to be secured by a first priority security interest in all of the surviving corporation’s assets.

The GE Capital credit facilities are conditioned upon customary conditions, including, but not limited to:

•	completion of due diligence by GE Capital;

•	negotiation, execution and delivery of definitive documentation;

•	specified collateral reserves and cash management, accounting and financial information systems;

•

limitations on capital expenditures, loans, advances, investments, guarantees, sales of assets, mergers, dividends, additional indebtedness, management fees and other distributions and the prepayment of subordinated debt;

•	no material adverse change in our business, financial or other condition, industry, prospects or collateral which will be subject to the security interests granted to GE Capital; and

•	delivery of customary legal opinions and insurance certificates.

We have agreed to cooperate with the arrangement of the debt financing as reasonably requested by Merger Sub, including taking all corporate actions, subject to the closing of the merger, to permit assumption of the debt financing by the surviving corporation immediately following the effective time of the merger.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the GE Credit Facility proposal, it may be difficult, or impossible, for Mr. Lalji and Merger Sub to obtain alternative financing on acceptable terms and conditions. As of the date of this proxy statement, no alternative financing source or plans have been identified or arranged in the event the debt financing described above is not available as anticipated. The documentation governing the GE Credit Facility has not been finalized and, accordingly, the actual terms thereof may differ from those described in this proxy statement.

Merger Sub has represented to us that, immediately after giving effect to the transactions contemplated by the merger agreement:

•

the fair saleable value of the surviving corporation’s assets will exceed the value of its liabilities plus the amount that will be required to pay the liabilities that are reasonably expected to become due as the surviving corporation’s debts mature;

•	the surviving corporation will not have an unreasonably small amount of capital for the operation of its businesses; and

•	the surviving corporation will be able to pay its liabilities as they mature.

Although there can be no assurance, Merger Sub believes that the surviving corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to service the repayment obligations under the debt financing for the foreseeable future.

The obligations under the A/R Facility are expected to bear interest at the London interbank offer rate, or LIBOR, plus (i) 2.25% when the funded debt to EBITDA ratio is less than 1.75:1; (ii) 2.75% when the funded debt to EBITDA ratio is between 1.76:1 and 2.75:1; and (iii) 3.25% when the funded debt to EBITDA ratio is between 2.76:1 and 3.25:1. The obligations under the Inventory Facility are to be determined based on the continuation of financing programs on the part of manufacturers and distributors.

The GE Credit Facility is expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens, transactions with affiliates and dividends and other distributions. The GE Credit Facility is also expected to include financial maintenance covenants to be agreed upon and customary events of default.

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the merger that are relevant to beneficial holders of our common stock whose shares will be converted to cash in the merger and who will not own (actually or constructively) any shares of our common stock after the merger. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to beneficial holders of our common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, to which we refer as the Code, existing, proposed, and temporary regulations promulgated under the Code, and rulings, administrative pronouncements, and judicial decisions as in effect on the date of this proxy statement, changes to which could materially affect the tax consequences described below and could be made on a retroactive basis. The discussion applies only to beneficial holders of our common stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of stock options or other compensation arrangements with us or who hold their shares as part of a hedge, straddle, conversion or other risk reduction transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, former citizens or long-term residents of the United States, S corporations, partnerships and investors in S corporations and partnerships, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not consider the effect of any state, local, or foreign tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United States or of any state (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in exchange for Zones common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum U.S. federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. Deduction of capital losses may be subject to certain limitations.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized pursuant to the merger unless one of the following applies:

•

The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. holder’s U.S. permanent establishment. In such case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the merger at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax; or

•

A non-U.S. holder who is an individual holds Zones common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the merger, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by certain U.S. capital losses.

Information Reporting and Backup Withholding

Cash payments made pursuant to the merger will be reported to the recipients and the Internal Revenue Service to the extent required by the Code and applicable U.S. Treasury Regulations. In addition, certain non-corporate beneficial owners may be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding will not apply, however, to a beneficial owner who (a) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the Form W-9 or successor form, (b) provides a certification of foreign status on Form W-8 or successor form or (c) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The discussion set forth above is included for general information only. Each beneficial owner of shares of our common stock should consult his, her or its own tax advisor with respect to the specific tax consequences of the merger to him, her or it, including the application and effect of state, local and foreign tax laws.

Liability Cap and Limitation on Remedies

Except in the case of willful breach or fraud, our right to receive payment of a termination fee of $750,000 from Merger Sub is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. We cannot seek injunctions or seek to enforce specifically the terms of the merger agreement against Merger Sub to complete the merger or otherwise.

Except in the event of willful breach or fraud by us and without limiting the rights of Merger Sub, Merger Sub’s right to receive payment of a termination fee of $750,000 from us and reimbursement for its out-of-pocket expenses and fees up to a maximum of $300,000 are the sole and exclusive remedies of Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. In addition, Merger Sub is entitled to seek injunctions to prevent breaches of the merger agreement and to seek to enforce specifically the terms of the merger agreement against us in any state or federal court sitting in the State of Washington.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that certain of our officers and directors have interests in the transaction that are different from, and/or in addition to, the interests our shareholders generally. The Zones board of directors and the special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, and recommend that our shareholders vote in favor of approving the merger and approving and adopting the merger agreement and the other transactions contemplated thereby.

Interests of Mr. Lalji and the Other Continuing Shareholders

Merger Sub is wholly owned by Mr. Lalji. As a result of the merger, Zones will become privately owned by the continuing shareholders, namely Mr. Lalji, Najma Lalji, Natasha Lalji and The Firoz and Najma Lalji Foundation. As a result of the merger, Mr. Lalji and Najma Lalji’s ownership of Zones will increase from 50.5% to 95.6%, Natasha Lalji’s ownership of Zones will increase from 0.6% to 1.0%, and The Firoz and Najma Lalji Foundation’s ownership of Zones will increase from 1.8% to 3.4%. As a result of the increases in their proportional ownership of Zones, the continuing shareholders will enjoy correspondingly increased benefits from any future earnings and growth of Zones after the merger, which, if Zones successfully manages its business, could exceed the value of their original investments in Zones, including the amounts paid by them to buy out the non-continuing shareholders in the merger. The continuing shareholders will also bear a correspondingly increased risk of any possible decrease in the future earnings, growth or value of Zones or its common stock. Additionally, the investment of the continuing shareholders in Zones will be illiquid, with no public trading market for such securities and no certainty that an opportunity to sell the entire company at an attractive price will present itself at any time soon or ever, or that interim liquidity achieved through dividends will be sufficient to recover their investment let alone make a profit on their shares.

The merger may also provide additional means to enhance shareholder value for the continuing shareholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of quarterly earnings comparisons, and additional means for making liquidity available to continuing shareholders, such as through dividends or other distributions. Incremental benefits and detriments include the right of the continuing shareholders to hold their current shares of Zones common stock after the merger, without incurring taxation in connection with the merger in connection with the merger for U.S. federal income tax purposes.

In the event the merger is consummated, the continuing shareholders will have their fees and expenses incurred in connection with the transaction reimbursed by the surviving corporation. Additionally, following the merger, Mr. Lalji, who is currently the Chairman and CEO of Zones, will retain his officer positions with the surviving corporation.

In connection with the merger agreement, Mr. Lalji entered into a commitment letter pursuant to which he agreed to provide or cause to be provided equity and/or debt financing to Merger Sub in an aggregate amount of up to $25 million for the purpose of funding a portion of the merger consideration pursuant to the merger agreement.

Treatment of Existing Stock Options and Restricted Stock, Including Those Held by Officers and Directors (Other than Mr. Lalji)

In connection with the consummation of the merger, all of our equity compensation awards (including awards held by our executive officers) will be subject to the following treatment, except as otherwise agreed by a holder or participant and Merger Sub:

•	prior to the consummation of the merger, all unvested options will be accelerated so that they will be vested and become fully exercisable immediately prior to the consummation of the merger;

•

prior to the consummation of the merger, Zones will deliver appropriate forms of notice of exercise to option holders pursuant to which holders may irrevocably exercise their options contingent on, and effective immediately prior to, the merger. Any shares acquired pursuant to such exercises will be treated identically to any other outstanding shares in the merger. After the merger, any outstanding Zones stock options will remain outstanding and be unchanged; and

•

all restricted stock awards, whether shares are vested or unvested, will, immediately before the completion of the merger, be converted into the right to receive the merger consideration on the terms set forth in the merger agreement, with all unvested shares becoming fully vested just prior to the merger.

The special committee of our board of directors, consisting of four independent and disinterested directors, approved the treatment of outstanding equity compensation awards described above and recommended such treatment to our board of directors, who unanimously (without the participation of Mr. Lalji in deliberations or voting) approved the proposed merger, and the merger agreement and the transactions contemplated thereby, including the treatment of the outstanding equity compensation awards. None of our directors holds unvested stock options or restricted stock and, as a result, none will benefit from any accelerated vesting of unvested stock options and restricted stock. In order to maximize the alignment of the interests of the independent directors serving on the special committee with those of the rest of the non-continuing shareholders, each of the independent directors have represented to us that they will exercise their stock options prior to and contingent upon the consummation of the merger. Although we expect all of our officers and employees to exercise their stock options before the merger, one or more of our officers or employees may decide not to exercise and to continue holding a security interest in the surviving corporation after the merger. Options held in the surviving corporation would entitle the option holder to purchase the same number of shares of the surviving corporation as was available to the option holder in Zones before the merger.

The table below sets forth, as of October 10, 2008, for each of our directors and executive officers (other than Mr. Lalji):

•	the number of stock options (both vested and unvested) held by such persons;

•

the net cash payment that may be made upon consummation of the merger in respect of shares of common stock acquired immediately prior to the consummation of the merger pursuant to the exercise of any such stock options with exercise prices less than the merger consideration of $8.65;

•	the number of shares of restricted stock held by such persons; and

•	the aggregate cash payment that will be made in respect of shares of restricted stock upon consummation of the merger.

	Options					Restricted Stock		Total Consideration(2)
	Vested Options	Weighted Average Exercise Price of Vested Options	Unvested Options	Weighted Average Exercise Price of Unvested Options	Resulting Net Consideration(1)	Shares (Vested or Unvested)	Resulting Consideration
Non-Employee Directors
John H. Bauer	65,000	$3.65	—	—	$341,645	—	—	$341,645
Cathi Hatch	40,000	3.59	—	—	202,600	—	—	202,600
William C. Keiper	40,000	3.35	—	—	212,500	—	—	212,500
Kenneth M. Kirkpatrick	30,000	4.38	—	—	128,100	—	—	128,100

Executive Officers
Christina M. Corley	231,000	2.22	39,000	$2.87	1,712,000	—	—	1,712,000
Ronald P. McFadden	235,000	1.05	—	—	1,786,150	—	—	1,786,150
P. Sean Hobday	317,000	1.59	15,000	1.99	2,328,808	—	—	2,328,808
Thomas J. Ducatelli	—	—	—	—	—	45,625	$394,656	394,656
Anwar Jiwani	270,000	1.02	—	—	2,057,500	—	—	2,057,500
Robert G. McGowen	34,252	2.99	15,000	2.99	278,767	22,813	197,332	476,099

(1)	Represents the net payment to such holder reflecting the excess of the per-share merger consideration of $8.65 over the exercise prices that would be paid by such holder to Zones upon the exercise, immediately prior to the merger, of any options with exercise prices less than $8.65, assuming such exercises, and without reflecting any applicable tax withholdings in connection with such exercises.

(2)	Assumes the exercise, immediately prior to the merger, of all options held by such holder with exercise prices less than $8.65, and includes the effective net payment with respect to such exercises as described in footnote 1 above.

Rollover Opportunity for Executive Officers

Subsequent to the execution of the merger agreement, Mr. Lalji indicated to each of our current executive officers that he or she will have the opportunity to contribute all or a portion of the merger consideration he or she will receive with respect to any stock options and shares of restricted stock held by such individual, if the merger is completed, to the surviving corporation in exchange for a subordinated promissory note to be issued by the surviving corporation and a warrant to purchase common stock in the surviving corporation. The executive officers have not entered into any agreements to purchase any securities of Merger Sub or the surviving corporation and are not under any obligation to purchase any such securities. The net total merger consideration (reflecting the excess of the per-share merger consideration of $8.65 over the exercise prices that would be paid by such individual to Zones upon the exercise, immediately prior to the merger, of any options with exercise prices less than $8.65, without taking into account any applicable withholding taxes) each executive officer will receive with respect to any stock options and shares of restricted stock, if the merger is completed, is set forth below:

Christina M. Corley	$1,712,000
Ronald P. McFadden	1,786,150
P. Sean Hobday	2,328,808
Thomas J. Ducatelli	394,656
Anwar Jiwani	2,057,500
Robert G. McGowen	476,099

Indemnification and Insurance

The parties to the merger agreement agreed that the surviving corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of Zones’ and any of our subsidiary’s organizational documents in effect immediately prior to the effective time of the merger or in the indemnification agreements with our and our subsidiary’s respective directors, officers or employees in effect as of the date of the merger agreement. All rights of indemnification with respect to any claim, action, suit, proceeding or investigation brought would continue until the disposition of the action or resolution of the claim. Further, the surviving corporation would indemnify, to the fullest extent permitted by applicable law, each of our and our subsidiary’s present and former directors, officers and employees against all costs or expenses (and to comply with all of our obligations to advance funds or expenses incurred) in connection with any claim, proceeding or investigation arising out of any act or omission occurring before or after the effective time of the merger.

The parties to the merger agreement agreed that, for a period of six years from the later of (a) the effective time of the merger or (b) the time a director or officer of Zones is no longer serving in such capacity, the surviving corporation shall maintain the directors’ and officers’ liability insurance policies currently maintained by Zones to cover acts or omissions occurring at or prior to the effective time of the merger, or the time that such individual ceased to serve as a director or officer of Zones, as the case may be, for those individuals who are covered by Zones’ current directors’ and officers’ liability insurance policies. Such policies would be on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals as Zones’ policy in effect on the date of the merger agreement (or the surviving corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the effective time of the merger, including a “tail” policy); provided, however, that if the aggregate annual premiums for such insurance exceeds 300% of the current aggregate annual premium (or six times 300% in the case of a “tail” policy), then the surviving corporation would provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium. Any replacement or substitution of insurance policies must not result in gaps of coverage.

The indemnification and insurance provisions of the merger agreement are more fully described under “The Merger Agreement—Indemnification and Insurance.”

Special Committee Compensation

The special committee of our board of directors is composed of its chairman, William Keiper, and members Kenneth Kirkpatrick, John Bauer and Cathi Hatch. The members of the special committee are paid a monthly fee, which is not based on meetings attended. For each of June and July 2008, the chairman of the special committee was paid $8,000 and the members of the special committee were each paid $5,000. Beginning in August 2008, the chairman of the special committee is paid $12,500 per month and the members of the special committee are each paid $6,500 per month.

Projected Financial Information

We do not as a matter of course make public projections as to future performance or earnings and we are especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by our senior management were made available to our board of directors (including Mr. Lalji), the special committee and the special committee’s financial advisors in connection with their respective considerations of the merger. We have included a subset of these projections below to give our shareholders access to certain nonpublic information considered by Mr. Lalji, the special committee and our board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that the continuing shareholders, the special committee, our board of directors, Cascadia Capital, Houlihan Lokey, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

We advised the recipients of the projections that our internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The projections also reflect estimates and assumptions related to our business that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist the special committee and its financial advisors, our board of directors and the continuing shareholders with their due diligence investigations of Zones and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined or compiled any of the accompanying projected financial information, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Zones, including the factors described under “Cautionary Statement Regarding Forward-Looking Information,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

Since the date of the projections, we have made publicly available our actual results of operations for the fiscal year ended December 31, 2007, and for the quarter and six months ended June 30, 2008. You should review our annual report on Form 10-K for the year ended December 31, 2007, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 to obtain this information. See “Where You Can Find More Information.” We caution you not to place undue reliance on the projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections.

The inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

In June 2007, our senior management developed projections for fiscal years 2007 through 2011. Based on these projections and after discussions with senior management and its own review of our updated historical financial results and re-assessment of general economic and business conditions, in February 2008 Cascadia Capital prepared revised projections and provided these to our board of directors, including to Mr. Lalji, in connection with its report as to the viability of potential buyers. We refer to these revised projections as the “February 2008 projections.” The special committee considered the February 2008 projections, as well as the updated report it received from Cascadia Capital on July 1, 2008, as it negotiated the terms of the merger agreement with Mr. Lalji. A summary of the February 2008 projections is set forth below:

Summary February 2008 Projections (amounts in millions)

	2008	2009	2010	2011	2012
Revenue	$799.2	$943.1	$1,194.5	$1,424.5	$1,698.4
Gross Profit	91.3	108.4	131.1	147.4	175.2
EBIT	27.0	38.0	49.5	55.9	72.0
Net Income	17.1	24.1	31.5	35.7	46.2
EBITDA	28.6	39.8	51.6	58.2	74.5

In conjunction with preparing the February 2008 projections, Cascadia Capital used a sales growth rate assumption as a whole of between 18% and 27% per year based on constant economic and annual net additions in the number of account executives with a corresponding increase in their average tenure and an EBITDA margin assumption as a whole of between 3.6% and 4.4%, which reflects productivity gains from these account executives. Capital expenditure assumptions reflect historical experience and anticipated requirements.

In July 2008, prior to the execution of the merger agreement, our senior management updated its financial projections based, in part, upon the six month actual results, and provided the updated financial projections to the special committee and its financial advisors prior to the execution of the merger agreement. We refer to these revised projections as the “July 2008 projections.” The July 2008 projections were also provided to Mr. Lalji prior to the execution of the merger agreement and were provided to GE Capital in connection with efforts to obtain debt financing for the merger. A summary of the July 2008 projections is set forth below:

Summary July 2008 Projections (amounts in millions)

	2008	2009	2010	2011	2012
Revenue	$664.2	$733.5	$803.6	$885.4	$976.9
Gross Profit	78.1	84.6	92.0	100.8	110.2
EBIT	17.6	20.8	24.0	27.9	32.2
Net Income	9.9	10.8	13.0	15.7	18.8
EBITDA	19.1	22.4	26.0	30.1	34.6

In conjunction with preparing the July 2008 projections, our management used a sales growth rate assumption as a whole of between 9% and 11% per year which imputes current economic conditions from our year-to-date operating results as well as a revised assessment of our ability to hire and retain additional account executives based on recent hiring and retention trends from the proceeding six-to-twelve month period. Management adjusted its EBITDA margin assumption downward as a whole to between 2.9% and 3.5% due to reduced operating leverage from fewer account executives resulting in lower annual sales. Capital expenditure assumptions reflect historical experience and anticipated requirements.

Provisions for the Non-Continuing Shareholders

No provision has been made to grant the non-continuing shareholders access to the corporate files of Zones, Merger Sub or any continuing shareholder or to obtain counsel or appraisal services at the expense of Zones or any other such party.

Estimated Fees and Expenses of the Merger

Except as set forth below, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether the merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of this proxy statement will be shared equally by Merger Sub and us. We will not pay any fees or commissions to any broker, dealer or other person in connection with the merger, other than to Cascadia Capital and the fees of Houlihan Lokey for its fairness opinion. If the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, except that expenses in connection with the filing, printing and mailing of this proxy statement will be shared equally by Merger Sub and Zones. If the merger agreement is terminated under certain circumstances described under “The Merger Agreement—Termination Fee,” we have agreed to pay Merger Sub all reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of debt financing sources, counsel, accountants, investment bankers, experts and consultants), up to $300,000 in the aggregate incurred by Merger Sub or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the financing and all other matters related to the merger.

The following is an estimate of fees and expenses to be incurred by us in connection with the merger:

Legal	$750,000
Financial Advisors	1,650,000
Accounting	50,000
Printing and Mailing	30,000
SEC Filing Fees	2,698
Paying Agent	30,000
Proxy Solicitation and Information Agent	7,500
Miscellaneous	10,000
Total	$2,530,198

In addition, it is expected that Merger Sub will incur approximately $375,000 of financing costs, as well as legal and other advisory fees.

Litigation Related to the Merger

We are aware of one lawsuit that challenges the merger and the merger agreement. The lawsuit is as follows:

•

Larry Rubin, individually and on behalf of all others similarly situated v. Firoz H. Lalji, et al.; Superior Court of Washington for King County; Cause No. 08-2-27410-1. This putative class action was brought on behalf of the public shareholders of Zones against Zones, Zones’ board of directors and Merger Sub. The lawsuit alleges that members of our board of directors breached their fiduciary duties, and that Merger Sub aided and abetted those alleged breaches of fiduciary duties by entering into the merger agreement. The lawsuit alleges, among other things, that the merger price is “unfair,” that the merger agreement precludes competitive bidding by other potential acquirors, and that the preliminary proxy statement filed by the Company with the SEC is misleading or incomplete. Plaintiff seeks, among other relief, to enjoin the merger, rescission of the merger, accounting for any improper profits received by the defendants, and attorneys’ fees.

On October 14, 2008, the defendants entered into a memorandum of understanding with the plaintiff providing for the settlement of the lawsuit, subject to customary conditions, including completion of appropriate settlement documentation, confirmatory discovery and all necessary court approvals. As contemplated by the memorandum of understanding, we have included certain additional disclosures in this proxy statement. While we believe this lawsuit is without merit, we have entered into the memorandum of understanding to avoid the risk of delaying the merger and to minimize the expense of defending the action. The settlement, if completed and approved by the court, will resolve all of the claims that were or could have been brought in the action, including all claims relating to the merger. In connection with the settlement, we have agreed not to contest a petition by plaintiff’s counsel for up to $160,000 in attorneys’ fees and up to $10,000 in actual out-of-pocket expenses, subject to court approval.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents incorporated by reference in this proxy statement contain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. These forward-looking statements include, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “should,” “plan,” “may,” “continue,” “strategy” or similar expressions. We believe it is important to communicate management’s expectations to Zones shareholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in our annual report on Form 10-K for the year ended December 31, 2007, as amended, and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any other cautionary language in this proxy statement, provide examples of risks, uncertainties and events that may cause our actual results or matters related to the merger to differ materially from the expectations we describe in forward-looking statements. You should be aware that the occurrence of the events described in those risk factors and the risk factors described below could have a material adverse effect on our business, operating results and financial condition or the merger.

In addition to the risks and other factors and matters contained or incorporated in this proxy statement (see “Where You Can Find More Information”), we believe the following factors could cause actual results or matters related to the merger to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that has been or may be instituted against Zones and others relating to the merger agreement;

•

the inability to complete the merger due to the failure to obtain the company shareholder approval or the special shareholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure to obtain the necessary debt and equity financing set forth in the commitment letter received by Merger Sub, and any additional necessary financing, in connection with the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger or the failure of the merger on our customer or vendor relationships, operating results and business generally;

•	the risks that the proposed transaction disrupts current plans and operations;

•	the potential difficulties that we may encounter in retaining key employees as a result of the pendency of the merger or failure of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of financings that Merger Sub will obtain for the merger; and

•

the risks identified elsewhere in this proxy statement associated with Zones being able to meet the projections for the fiscal years ending 2008 through 2012 or being able to continue growing, competing and creating shareholder value.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger. In addition, actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger or the failure of the merger on our operating results, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations. Further, forward-looking statements speak only as of the date they are made, and, other than as required by applicable law, we undertake no obligation to update any of them publicly in light of new information or future events.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The special meeting of Zones shareholders will be held at     :00 a.m. local time, on                     , 2008, at our corporate headquarters, 1102 15th Street SW, Suite 102, Auburn, Washington. We are sending this proxy statement to you in connection with the solicitation of proxies by the Zones board for use at the special meeting and any adjournments or postponements of the special meeting.

Board Recommendation

Our board of directors has concluded that the merger, and the merger agreement and the other transactions contemplated thereby, are substantively and procedurally fair to, and are advisable to and in the best interests of, the unaffiliated shareholders and has unanimously (without the participation of Mr. Lalji in deliberations or voting), approved the merger and approved and adopted the merger agreement and the transactions contemplated thereby. Accordingly, our board of directors unanimously (without the participation of Mr. Lalji in deliberations or voting) recommends that all Zones shareholders vote FOR approval of the merger, and the approval and adoption of merger agreement and the other transactions contemplated thereby, and FOR an adjournment proposal, if necessary.

Record Date and Quorum

Our board of directors has fixed the close of business on                     , 2008 as the record date for the special meeting. Only holders of record of shares of our common stock on the record date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were             outstanding shares of our common stock held by approximately          holders of record. At the special meeting, each share of our common stock will be entitled to one vote on all matters. Votes may be cast at the special meeting in person or by proxy.

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Shares of our common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the special meeting. Shares held by shareholders that abstain from voting on the merger agreement (either by being present and abstaining or by marking “ABSTAIN” on the proxy card) will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote against approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby for purposes of the company shareholder approval.

Vote Required for Approval and Adoption

The approval and adoption of the merger and the merger agreement require the affirmative vote of:

•	the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, to which vote we refer as the “company shareholder approval”; and

•

the holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting (other than shares held by, or in custodial accounts for, the continuing shareholders), to which vote we refer as the “special shareholder approval.”

Your vote on the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby will be counted with respect to both the company shareholder approval and the special shareholder approval. For the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, you may vote FOR or AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger and to approve and adopt the merger agreement and the other transactions contemplated thereby, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby for purposes of the company shareholder approval but will have no effect for purposes of the special shareholder approval.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Under the Nasdaq rules, brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby. As a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares with respect to those matters, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby for purposes of the company shareholder approval but will have no effect for purposes of the special shareholder approval nor for purposes of voting on an adjournment of the special meeting, if such adjournment is necessary.

Approval of any proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, requires the affirmative vote of a majority of the votes cast in person or by proxy on the matter of adjournment. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have no effect on any proposal to adjourn the special meeting.

If a quorum is not present at the special meeting, a majority of the shares held by shareholders entitled to vote who are present in person or by proxy at the meeting may vote to adjourn the meeting until a new date, time and place announced at the special meeting (so long as the new date is not more than 120 days from the date of the special meeting) or with notice later provided to the shareholders.

Mr. Lalji has informed us that he and the other continuing shareholders plan to vote all shares of our common stock owned by them (constituting approximately 52.9% of the shares of our common stock outstanding as of the record date for the special meeting) in favor of the approval of the merger, and the approval and adoption of the merger agreement and the other transactions contemplated thereby, in connection with the company shareholder approval. In addition, as of the record date for the special meeting, our other directors and executive officers had the right to vote, in the aggregate, an additional 132,300 shares of our common stock, which represented approximately 1.0% of the outstanding shares of our common stock on the record date for the special meeting. These directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby.

Proxies and Revocation

Shareholders of record may submit proxies by mail. Shareholders who wish to submit a proxy should mark, date, sign and return the proxy card by mail in the envelope furnished. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, if that service is offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, and “FOR” the adjournment proposal, if necessary.

You may revoke any proxy given pursuant to this solicitation at any time before it is voted, subject to the limitations described below. Proxies may be revoked by:

•	filing with the secretary of Zones, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a date later than the proxy to be revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	submitting a later-dated proxy card or a later-dated proxy by telephone or the Internet at or before the taking of the vote at the special meeting.

You should send any written notice of revocation or subsequent proxy to Zones, 1102 15th Street SW, Suite 102, Auburn, Washington 98001, Attention: Secretary, or hand deliver it to the secretary of Zones at or before the taking of the vote at the special meeting.

If your shares of our common stock are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies. If your broker, bank or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting, so long as the new date is not more than 120 days from the date of the special meeting. Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, requires the affirmative vote of a majority of the votes cast in person or by proxy on the matter of adjournment. If a quorum is not present at the special meeting, a majority of the shares held by shareholders present in person or by proxy at the meeting may adjourn the meeting until a new date, time and place announced at the special meeting (so long as the new date is not more than 120 days from the date of the special meeting) or with notice later provided to the shareholders. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” an adjournment of the special meeting, if necessary, to solicit additional proxies. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (a) no quorum is present for the transaction of business or (b) our board of directors determines that adjournment is necessary to enable the shareholders to consider fully information which our board of directors determines has not been sufficiently or timely made available to shareholders or otherwise to exercise their voting rights effectively. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. At any adjourned meeting, we may transact any business which might have been transacted at the original special meeting.

Rights of Shareholders Who Object to the Merger

Shareholders of Zones are entitled to dissenters’ rights under Chapter 23B.13 of the WBCA in connection with the merger. This means that you are entitled to dissent and demand appraisal and payment of the fair value of your shares as determined in accordance with Chapter 23B.13 of the WBCA. The ultimate amount you receive as a dissenting shareholder may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your dissenters’ rights, you must submit a written notice of intent to demand payment before the vote is taken on the merger and you must not vote in favor of the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby. Your failure to follow exactly the procedures specified under Chapter 23B.13 of the WBCA will result in the loss of your dissenters’ rights, in which case you will receive the merger consideration as if you had not attempted to exercise your dissenters’ rights. See “Dissenters’ Rights” beginning on page     and the text of the Washington dissenters’ rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made on behalf of our board of directors and paid for by Zones. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee of approximately $7,500 plus reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other nominees to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and nominees hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Other Matters

We do not know of any other business that will be presented at the meeting. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement, and therefore the only additional matters that may properly come before the meeting are procedural matters. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendation of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call MacKenzie Partners, Inc., our proxy solicitor, at toll-free at 800-322-2885 or 212-929-5500 (call collect).

THE PARTIES TO THE MERGER

Zones, Inc.

1102 15th Street SW, Suite 102

Auburn, Washington 98001

(253) 205-3000

Zones, Inc., a Washington corporation, is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, large enterprise accounts and public sector accounts. Zones sells products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers, including Adobe, Apple, Avaya, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba. A detailed description of our business is contained in our annual report on Form 10-K for the year ended December 31, 2007, as amended, which is incorporated by reference into this proxy statement. See “Where You Can Find More Information.”

Zones Acquisition Corp.

1102 15th Street SW, Suite 102

Auburn, Washington 98001

(253) 205-3000

Zones Acquisition Corp., a Washington corporation, to which we refer in the proxy statement as “Merger Sub,” is wholly-owned by Mr. Lalji. Merger Sub was formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including arranging the related financing transactions. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging the related financing transactions.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement. The provisions of the merger agreement are extensive and not easily summarized. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger, because it, and not this summary or this proxy statement, is the legal document that governs the merger. In addition, you should read “Special Factors—Effects of the Merger,” and “Special Factors—Interests of Certain Persons in the Merger,” as certain provisions of those agreements relate to certain provisions of the merger agreement.

In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about our or the other parties to the merger agreement.

Additional information about Zones may be found elsewhere in this proxy statement and our other public filings. See “Where You Can Find More Information.”

The Merger

At the effective time of the merger, Merger Sub will merge with and into Zones, and Zones will be the surviving corporation and wholly owned by the continuing shareholders.

Effective Time

The closing of the merger will take place on a date to be specified by the parties, which will be no later than the third business day after the satisfaction or waiver of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) unless another date is agreed to in writing by the parties. The merger will become effective at the time, which we refer to as the effective time of the merger, when Zones files articles of merger with the Secretary of State of the State of Washington or at such later time as Merger Sub and Zones agree in writing and specify in the articles of merger.

Merger Consideration

At the effective time of the merger, each share of Zones common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by, or in custodial accounts for, the continuing shareholders and by shareholders who have properly demanded and perfected, and have not timely withdrawn, dissenters’ rights with respect to such shares, which are referred to as “dissenting shares,” will be cancelled and cease to exist and will be converted into the right to receive the merger consideration of $8.65 in cash per share without interest, less any applicable federal withholding taxes.

After the effective time of the merger, each holder of a certificate representing shares of Zones common stock or book-entry shares representing shares of Zones common stock (other than dissenting shares) will no longer have any rights with respect to such shares other than the right to receive the merger consideration in accordance with Chapter 23B.13 of the WBCA.

Payment Procedures

Merger Sub will designate a paying agent reasonably acceptable to Zones to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock. At or prior to the effective time of the merger, Merger Sub will deposit with the paying agent an amount in cash equal to the aggregate merger consideration.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock that were outstanding and held by non-continuing shareholders immediately prior to the effective time of the merger.

Promptly after the effective time of the merger, the surviving corporation in the merger will cause the paying agent to mail to each non-continuing shareholder of record a letter of transmittal and instructions advising you how to exchange your certificates or book-entry shares for the merger consideration. The paying agent will pay you your merger consideration, less any federal withholding taxes, after you have (a) surrendered your certificates or book-entry shares to the paying agent and (b) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within twelve months following the effective time of the merger, such cash will be returned to the surviving corporation upon demand. Subject to any applicable unclaimed property laws, after that point, holders of our common stock will be entitled to look only to the surviving corporation as general creditors with respect to any merger consideration that may be payable upon surrender of any certificates or book-entry shares.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate or book-entry shares, you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s reasonable satisfaction that the taxes have been paid or are not required to be paid and, in the case of a stock certificate, you must have your certificate properly endorsed or otherwise in proper form for transfer.

If you have lost your certificate, or if it has been stolen or destroyed, you will be required to provide an affidavit to that fact. You may also be required to enter into an indemnity or post a bond as indemnity with respect to such certificate. The letter of transmittal instructions will tell you what to do in these circumstances.

Treatment of Stock Options and Restricted Stock

The merger agreement provides that, prior to the effective time of the merger, our board of directors will take appropriate action to cause any unvested our stock options to become vested before the merger and we will deliver to holders of stock options under our equity incentive plans appropriate forms of exercise notices pursuant to which such option holders may irrevocably exercise their options contingent on, and effective immediately prior to, the merger. Any shares acquired pursuant to such exercises will be treated identically to any other outstanding shares in the merger. After the merger, any outstanding stock options will remain outstanding and be unchanged. In order to maximize the alignment of the interests of the independent directors serving on the special committee with those of the rest of the non-continuing shareholders, such directors have represented to us that they will exercise their stock options prior to and contingent upon the consummation of the merger. Although we expect all of our officers and employees to exercise their stock options before the merger, one or more of our officers and employees may decide not to exercise and to continue holding a security interest in the surviving corporation after the merger. In addition, subsequent to the execution of the merger agreement, Mr. Lalji indicated to each of our executive officers that he or she will have the opportunity to contribute all or a portion of the merger consideration he or she will receive with respect to any stock options and shares of restricted stock held by such individual, if the merger is completed, to the surviving corporation in exchange for a subordinated promissory note to be issued by the surviving corporation and a warrant to purchase common stock in the surviving corporation. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page     .

All restricted stock awards, whether shares are vested are unvested, will, immediately before the completion of the merger, be converted into the right to receive the merger consideration on the terms set forth in the merger agreement, with all unvested shares becoming fully vested immediately prior to the merger.

Representations and Warranties

The merger agreement contains various representations and warranties made by us to Merger Sub and by Merger Sub to us. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the merger agreement. In addition, these representations and warranties have been made solely for the benefit of the other party to the merger agreement and;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not filed with the merger agreement that is attached as Annex A to this proxy statement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Moreover, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact.

Representations and Warranties of Zones. In the merger agreement, we made representations and warranties to Merger Sub, subject to identified exceptions and qualifications, including those relating to:

•	our due organization and valid existence;

•	the valid issuance of outstanding our capital stock;

•	our capital structure;

•	the necessary corporate power and authority for us to enter into, and perform our obligations under, the merger agreement and to consummate the transactions contemplated thereby;

•	the governmental consents or approvals required as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	the absence of any conflict with or violation of our articles of incorporation or bylaws or any of the similar organizational documents of our subsidiary;

•

the absence of any conflict with or violation of the organizational documents or any contract to which we are a party or any statute, law, ordinance, rule, regulation, judgment, order, writ, decree, injunction or stipulation applicable to us or any of our properties or assets as a result of the merger agreement or the consummation of the merger;

•	our SEC filings since the beginning of our 2005 fiscal year;

•

our absence of liabilities, other than liabilities disclosed on our balance sheet as of December 31, 2007, liabilities incurred after December 31, 2007 in the ordinary course of business or liabilities that could be expected to have a material adverse effect;

•	the absence of brokers’ and financial advisor fees (other than the fees to Cascadia Capital and Houlihan Lokey);

•	the vote required to approve the merger and to approve and adopt the merger agreement and the other transactions contemplated thereby;

•

the unanimous (without the participation of Mr. Lalji in deliberations or voting) approval of the merger agreement and the other transactions contemplated thereby by the members of our board of directors;

•	the receipt by our board of directors of an opinion from Houlihan Lokey; and

•	the information provided in the Schedule 13E-3 relating to the merger does not contain any untrue statement of material fact or omit a material fact.

Company Material Adverse Effect. Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement, a material adverse effect with respect to us means, any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of us and our subsidiary, taken as a whole, or (2) that prevents or materially delays or materially impairs our ability to consummate the merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of the merger agreement and the transactions contemplated thereby or actions by Merger Sub or us required to be taken under the merger agreement, (ii) changes in general economic or political conditions or the financial markets, (iii) changes in applicable laws, rules, regulations or orders of any governmental entity or changes in accounting rules or principles, (iv) changes affecting generally the industries in which we or our subsidiary conduct business, or (v) any outbreak or escalation of hostilities or war or any act of terrorism, except, in the case of (ii)—(iv) above, to the extent that any such event, change, condition, effect or circumstance has a disproportionately adverse effect on us as compared to other comparable businesses.

Representations and Warranties of Merger Sub. The merger agreement also contains various representations and warranties made by Merger Sub to us, subject to identified exceptions and qualifications, including those relating to:

•	the due organization, and valid existence of Merger Sub;

•	the requisite corporate power and authority of Merger Sub to enter into, and perform its obligations under, the merger agreement and to consummate the transactions contemplated thereby;

•	the capital structure of Merger Sub;

•	the governmental consents or approvals required as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•

the absence of any conflict with or violation of the organizational documents or any contract to which Merger Sub is a party or any statute, law, ordinance, rule, regulation, judgment, order, writ, decree, injunction or stipulation applicable to Merger Sub or any of their properties or assets as a result of the merger agreement or the consummation of the merger;

•	the absence of brokers’ and finders’ fees;

•	the financing commitment letter;

•	the information provided in the Schedule 13E-3 relating to the merger does not contain any untrue statement of material fact or omit a material fact;

•

the disclosure of any agreements, arrangements or understandings between Merger Sub and the continuing shareholders on the one hand, and any member of our management or board of directors (other than Mr. Lalji) on the other hand, relating to the merger or operations of the surviving corporation after the merger;

•	the access by Merger Sub to our books, records, facilities, equipment, contracts and other assets, and the independent investigation and analysis of us by Merger Sub; and

•	the solvency of the surviving corporation after the merger.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement or required by law or consented to in writing by Merger Sub (which consent will not be unreasonably withheld or delayed), we will:

•	conduct our and business in all material respects in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts to preserve intact our present business organization and to preserve our existing material business relationships.

We have also agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement or consented to in writing by Merger Sub (which consent will not be unreasonably withheld or delayed), we will not:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of our stock or other ownership interests, other than dividends or distributions by a direct or indirect wholly-owned subsidiary in the ordinary course of business consistent with past practice;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in substitution or lien of outstanding common stock;

•

purchase, redeem or acquire any shares of our capital stock or any other securities or any rights, warrants or options to acquire any shares or other securities, except as (A) required by the terms of any of our employee or director equity plans or (B) required by the terms of any plans, arrangements or contracts between us and any director or employee;

•

issue, deliver, sell, grant, pledge or encumber or subject to any lien any shares of our capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) the issuance of shares in connection with employee or director equity plans or (B) grants required by the terms of any plans, arrangements or contracts between us and any director or employee;

•

amend or waive any material provision in our articles of incorporation or bylaws or organizational documents of our subsidiary, except as may be required by law or the rules and regulations of the SEC or Nasdaq, or enter into any agreement with any of our shareholders in their capacity as such;

•

directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (B) any material asset or assets, except for capital expenditures that are less than $200,000 individually or $500,000 in the aggregate;

•	incur, create, assume or become liable for, any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any of our debt securities, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of another person or enter into any similar arrangement (other than borrowings under our existing loan facilities in the ordinary course of business), or make any loans or advances to any other person, except for loans, advances, capital contributions or investments between us and our subsidiary in the ordinary course of business consistent with past practice;

•

except as required by law or any final, nonappealable judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) where the uninsured amount to be paid is greater than $500,000, other than in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in our most recent financial statements (or the notes thereto) included in our SEC filed documents (for amounts not in excess of such reserves), or (B) cancel any material indebtedness in excess of $200,000;

•

except as required to ensure that any of our employee benefit plans is not out of compliance with applicable law or to comply with any of our employee benefit plans, (A) adopt, enter into, terminate or amend (1) any collective bargaining contract or employee benefit plan or (2) any other contract, plan or policy involving us as applied to our directors and executive officers, or (B) increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to our employees other than our directors and executive officers;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than among wholly-owned subsidiaries); or

•	authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Restrictions on Solicitations of Other Offers

Until 11:59 p.m., local time, on September 3, 2008, referred to in this proxy statement as the “go-shop period end time” (which date, in the discretion of the independent members of our board of directors could have been but was not extended to September 17, 2008) we were permitted to:

•

enter into and maintain discussions or negotiations with respect to takeover proposals (as defined below) or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations; and

•

initiate, solicit and encourage any takeover proposals, including providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements approved by the independent members of our board of directors, provided that any such information would have been provided to Merger Sub as promptly as reasonably practicable to the extent not previously made available to Merger Sub, and we were not to disclose the terms of the financing commitment letter or the identities of any other potential financing sources to anyone unless such terms were otherwise publicly available.

From the go-shop period end time until the completion of the merger, we are required not to (and are required to use our reasonable best efforts to cause our representatives not to), directly or indirectly:

•

initiate or solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a takeover proposal;

•	engage in negotiations or discussions with, or furnish access to our properties, books and records or provide any information or data to, any person relating to any takeover proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any takeover proposal;

•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any takeover proposal;

•

enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement; or

•	publicly propose or agree to do any of the foregoing.

Furthermore, subject to our compliance in all material respects with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, our board of directors may change its recommendation if we receive an unsolicited written takeover proposal where the independent members of our board of directors determine in good faith (after consulting with our outside legal counsel and independent financial advisors): (a) that such takeover proposal is a bona fide, “superior proposal” (as defined below); and (b) that our board of directors’ failure to take action on such takeover proposal would be inconsistent with its fiduciary duties under applicable law. Any alternative transaction or superior proposal would be subject to the approval of Mr. Lalji as our majority shareholder. In the event of such a superior proposal, we and the independent members of our board of directors may:

•	participate in discussions or negotiations regarding such takeover proposal (including, as a part thereof, making any counterproposal) with the person making the takeover proposal; and

•

furnish information with respect to Zones to the person making the takeover proposal; provided that we will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality agreement approved by the independent members of our board of directors, provided that any such information is provided to Merger Sub as promptly as is reasonably practicable to the extent not previously made available to Merger Sub.

After the go-shop period end time, we are required to promptly (and in any event within one business day after receipt by, or notification to us or our financial advisor) notify Merger Sub of the receipt (or notification) of any takeover proposal, which notice to Merger Sub will contain the material terms of and the identity of the person making such takeover proposal. We are also required to keep Merger Sub reasonably informed on a prompt basis of the status or developments regarding any takeover proposal, inquiry or request. We and our subsidiary may not enter into any agreement that would prohibit us or it from providing such information to Merger Sub.

Notwithstanding the restrictions described above, prior to obtaining the shareholder approvals described below in “—Conditions to the Completion of the Merger,” beginning on page     , which we refer to in this section of the proxy statement as the “shareholder approvals,” subject to our compliance in all material respects with the provisions of the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions, if we receive a written takeover proposal that is a superior proposal, our board of directors may not change its recommendation unless:

•	we have provided prior written notice to Merger Sub at least three days before our board of directors intends to change its recommendation; and

•

prior to our board of directors’ change of its recommendation and during the three-day notice period, Zones, together with our legal and financial advisors, has negotiated with Merger Sub to adjust the terms and conditions of the merger agreement such that the submitted takeover proposal ceases to be a superior proposal.

A “takeover proposal” means any inquiry, proposal or offer from any person or group (as defined under Section 13(d) of the Exchange Act) (other than Merger Sub and its affiliates, if any) relating to, or that is reasonably likely to lead to any:

•

direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of our assets or assets of our subsidiary (including securities of our subsidiary) or businesses equal to 15% or more of our revenues, net income or assets;

•	15% or more of our equity securities;

•	any tender offer of exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of any class of our equity securities; or

•

any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving us that would result in any person or the shareholders of any person beneficially owning 15% or more of any class of our equity securities.

A “superior proposal” means any written takeover proposal on terms which the independent members of our board of directors reasonably determines in good faith, after consultation with our outside legal counsel and independent financial advisor, to be more favorable from a financial point of view to the holders of our common stock than the merger, taking into account all of the terms and conditions of such proposal, including the likelihood and timing of consummation of the proposal, all appropriate legal, financial, regulatory and other aspects of such proposal and any changes to the financial and other terms of the merger agreement. For the purposes of the definition of “superior proposal,” the references to “15%” in the definition of “takeover proposal” are deemed to be references to “50%.”

Termination in Connection with a Superior Proposal

The merger agreement requires us to establish a record date for, duly call, give notice of, convene and hold a meeting of our shareholders to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, as soon as practicable after this proxy statement is cleared for mailing to our shareholders by the SEC. Our board of directors has unanimously (without the participation of Mr. Lalji in deliberations or voting) resolved to recommend that our shareholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby, subject to the ability of our board of directors to change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) its recommendation or approve or recommend (or publicly propose to approve or recommend) to our shareholders a takeover proposal in certain circumstances under the merger agreement as described below.

We have agreed that our board of directors (or a committee thereof) may not, except under certain circumstances set forth below:

•

approve, endorse or recommend (or publicly propose to approve, endorse or recommend) a takeover proposal to our shareholders or enter into a definitive agreement with respect to a takeover proposal; or

•

modify or amend (or publicly propose to modify or amend) in a manner adverse to Merger Sub or withdraw (or publicly propose to withdraw) our board of directors’ recommendation that our shareholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby.

Notwithstanding these restrictions but subject to our obligations to provide certain information to and to negotiate in good faith with Merger Sub and to take certain actions in connection with superior proposals as described below, at any time prior to obtaining the shareholder approvals, our board of directors may modify or amend (or publicly propose to modify or amend) in a manner adverse to Merger Sub its recommendation that our shareholders approve the merger and approve and adopt the merger agreement and the transactions contemplated thereby or, in the case of the first bullet point below, approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our shareholders:

•

if the independent members of our board of directors receives a takeover proposal that has not been withdrawn and that it determines in good faith, after consultation with our outside legal counsel, constitutes a superior proposal, and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (provided that we may not enter into any letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal unless we have complied with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions of the merger agreement and we have terminated the merger agreement and concurrently therewith paid a termination fee, as described below, to Merger Sub); or

•

other than in response to a takeover proposal, if our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

We and our board of directors may not modify or amend (or publicly propose to modify or amend) in a manner adverse to Merger Sub our board of directors’ recommendation that our shareholders approve the merger, and approve and adopt the merger agreement and the other transactions contemplated thereby, or approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our shareholders with respect to a superior proposal unless:

•

we have complied in all material respects with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions;

•

we have provided Merger Sub written notice at least three calendar days in advance that we intend to effect a change in recommendation in response to such superior proposal or terminate the merger agreement and describing the material terms and conditions of the superior proposal that is the basis of such action (including the identity of the party making the superior proposal) and including a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents;

•

during the three calendar day period following Merger Sub’s receipt of such notice, we have negotiated, and have caused our financial and legal advisors to negotiate, in good faith with Merger Sub (to the extent they desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such takeover proposal ceases to constitute a superior proposal; and

•

after such three-calendar-day period, our board of directors has determined in good faith, taking into account any changes to the terms of the merger agreement proposed by Merger Sub to us, that the superior proposal giving rise to the notice continues to constitute a superior proposal and/or our board of directors no longer believes that failure to change, qualify, withdraw or modify its recommendation of the merger would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Any amendment to the financial terms or any other material amendment of such superior proposal will require a new written notice and will require that we comply again with the foregoing requirements (provided that references to the three-calendar-day period will be deemed to be references to a two-calendar-day period).

In order to enter into an acquisition agreement with respect to a superior proposal, we must terminate the merger agreement in accordance with the terms of the merger agreement. See “—Termination of the Merger Agreement” and “—Termination Fees” beginning on pages     and     , respectively.

Notwithstanding these restrictions, subject to certain conditions, our board of directors may make certain disclosures contemplated by the securities laws or other applicable laws.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, we and Merger Sub have agreed to cooperate with each other and to use our reasonable best efforts to:

•

promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the closing conditions to the merger to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws);

•

promptly obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•

cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated by the merger agreement and provide legal counsel for the other party with copies of all filings and submissions made with any governmental entity;

•

keep the other party informed in all material respects and on a reasonably timely basis of any material communication regarding the transactions contemplated by the merger agreement received by such party from, or given by such party to any governmental entity; and

•

advise the other party promptly of any understandings, undertakings or agreements which the first party proposes to make or enter into with any governmental entity in connection with the transactions contemplated by the merger agreement.

In addition, we and our board of directors have agreed to use our reasonable best efforts to ensure that no state takeover statute or similar law is or becomes applicable to the transactions contemplated by the merger agreement and, if any state takeover statute or similar law becomes applicable to the transactions contemplated by the merger agreement, to take all action necessary to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise minimize the effect of such law on the transactions contemplated by the merger agreement.

No party is required to, and we may not, without the prior written consent of Merger Sub, take any action with respect to any requirement, condition, limitation, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change our assets or business or the assets or business of Merger Sub in any manner which could reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of such party.

Financing

In the merger agreement, Merger Sub has agreed to use its reasonable best efforts to obtain the debt and equity financing on the terms and conditions described in the financing commitment letter, or on other terms that would not adversely impact the ability of Merger Sub to timely consummate the transactions contemplated by the merger agreement, and to consummate the financing no later than closing of the merger. If any portion of the financing becomes unavailable in the manner or from the sources contemplated, Merger Sub agreed to:

•	promptly notify us; and

•	use reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no less favorable to Merger Sub, as promptly as practicable.

Furthermore, Merger Sub has agreed to use reasonable best efforts to cause other persons providing such financing to fund the financing required to consummate the merger on the closing date.

See “Special Factors—Financing of the Merger”, beginning on page     , for a discussion of the financing commitment letter.

Merger Sub is required to keep us reasonably informed on the status of its efforts to arrange its contemplated debt and equity financing.

Merger Sub may amend, modify, or replace the financing commitment letter; provided, however, Merger Sub may not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the financing commitment letter that can reasonably be expected to delay the closing.

Merger Sub’s obtaining its contemplated debt and equity financing, or any alternative financing, is not a condition to the closing of the merger. However, as a practical matter, if Merger Sub is unable to obtain financing, the merger may not close, and we may have limited leverage to require Merger Sub to consummate the merger.

We have agreed to, and have agreed to cause our subsidiary to (and to use our reasonable best efforts to cause our representatives to) provide all cooperation reasonably requested by Merger Sub in connection with the arrangement of the debt and equity financing and the transactions contemplated by the merger agreement, including:

•

using our reasonable best efforts to cause to be delivered such officer’s or other certificates as are customary in financings of this type (including a certificate of our chief financial officer with respect to solvency matters) and as are, in the good faith determination of the persons executing such certificates, accurate;

•

agreeing to enter into such agreements as are customary in financings of this type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, our or our subsidiary’s assets pursuant to such agreements, as may be reasonably requested (and executing and delivering any documents or instruments, or agreeing to enter into agreements, in connection with the foregoing), provided that no obligation under any such agreement will be effective until the consummation of the merger;

•	using our reasonable best efforts to cause our independent registered public accountants to deliver such comfort letters as are customary in financings of this type;

•

providing Merger Sub and its financing sources as promptly as practicable (and in no event later than 30 days prior to December 31, 2008) with financial and other pertinent information (including our quarterly financial statements prepared in the ordinary course of business) with respect to us; and

•	making our executive officers and other relevant employees reasonably available to assist the lenders providing the financing; and

•

taking all corporate actions, subject to the occurrence of the closing, to permit consummation of the financing and the direct borrowing or incurrence of all proceeds of the debt financing by the surviving corporation immediately following the consummation of the merger.

Employee Matters

In general, we have agreed to keep available the services of our current officers, key employees and consultants and, except with Merger Sub’s prior written consent or as required to ensure that any benefit plan is not then out of compliance with applicable law or to comply with any benefit plan or other contract entered into prior to the date of the merger agreement, not to:

•

adopt, enter into, terminate or amend (1) any collective bargaining contract or benefit plan or (2) any other contract, plan or policy involving us as applied to our directors and executive officers; or

•

increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to our employees other than our directors and executive officers.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, Merger Sub acknowledges and agrees that the surviving corporation will assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the our current or former directors, officers, employees or agents or of our subsidiary as provided in our or our subsidiary’s articles of incorporation, bylaws or any indemnification contract between such directors, officers, employees or agents and us or our subsidiary. We have entered into indemnification agreements with each of the members of our board of directors and with our executive officers, which agreements will continue to be binding obligations of the surviving corporation after the merger. Merger Sub further agrees that such obligations will survive the merger and continue in full force and effect for a period of not less than six years from the effective time of the merger.

Under the terms of the merger agreement, if the surviving corporation consolidates with or merges into any other entity and is not the surviving corporation of such consolidation or merger, or transfers all or substantially all of its properties and assets to another person or entity, then the surviving corporation will cause proper provision to be made so that successors and assigns of the surviving corporation assume the obligations to provide indemnification and insurance for such directors, officers, employees or agents for a period of not less than six years from the effective time of the merger.

The surviving corporation has also agreed, for a period of six years after the consummation of the merger, to maintain the directors’ and officers’ liability insurance policies currently maintained by us to cover acts or omissions occurring at or prior to the effective time of the merger for those individuals who are covered by our current directors’ and officers’ liability insurance policy, on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals as our policy in effect on the date of the merger agreement (or the surviving corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the effective time of the merger, including a “tail” policy); provided, however, that if the aggregate annual premiums for such insurance exceeds 300% of the current aggregate annual premium (or six times 300% in the case of a “tail” policy), then the surviving corporation has agreed to provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium. Any replacement or substitution of insurance policies must not result in gaps of coverage.

Other Covenants

The merger agreement contains additional agreements between us and Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	the special meeting of our shareholders, and the recommendation of our board of directors;

•	coordination of press releases and other public announcements or filings relating to the merger;

•

Merger Sub’s access to our personnel, properties, books, contracts, commitments, records and other information between the date of the merger agreement and the closing (subject to all applicable legal or contractual obligations and restrictions); and

•	the payment of fees and expenses.

Conditions to the Completion of the Merger

The obligations of us and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the closing date of the merger:

•	the affirmative vote to adopt the merger agreement will have been obtained by both:

•	the holders of a majority of the outstanding shares of our common stock; and

•	the holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting other than the continuing shareholders; and

•	no law or order that enjoins, restrains, prevents or prohibits or renders illegal the consummation of the merger will be in effect.

In addition to the conditions for all parties to the merger agreement, the obligation of Merger Sub to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•

certain of the representations and warranties, disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•

certain representations and warranties must be true and correct in all material respects as of the closing of the merger as if made on and as of the closing date (or, if given as of a specific date, as and as of such date;

•	our performance, in all material respects, of all obligations required to be performed by us in the merger agreement at or prior to the closing date;

•

the receipt of a certificate signed by our chief executive officer and chief financial officer certifying that all of the conditions with respect to our representations and warranties and obligations under the merger agreement described above have been satisfied;

•	the holders of not more than 10% of the aggregate number of shares of common stock shall have exercised dissenters’ rights under Chapter 23B.13 of the WBCA; and

•

the aggregate number of shares of our common stock that may be issued upon exercise of stock options upon consummation of the merger will be less than 200,000 shares (subject to appropriate adjustments in the case of stock splits, stock dividends and the like).

The ability of Merger Sub to obtain financing to consummate the merger is not a closing condition.

In addition to the conditions for all parties to the merger agreement, our obligation to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•

the representations and warranties made by Merger Sub in the merger agreement must be true and correct in all material respects as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date);

•	Merger Sub’s performance, in all material respects, of all obligations required to be performed by them in the merger agreement at or prior to the closing date of the merger; and

•

the receipt of a certificate signed by an officer of Merger Sub certifying that all of the conditions with respect to the representations and warranties and obligations of Merger Sub under the merger agreement as described above have been satisfied.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which we or Merger Sub would waive any of the closing conditions described above. If, however, we waive any of the closing conditions described above, we do not anticipate re-soliciting our shareholders for approval unless such waiver would be material to our shareholders, in which case we would re-solicit the vote of our shareholders.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of us and Merger Sub, duly authorized by our board of directors and Merger Sub’s board of directors;

•	by either us or Merger Sub:

•

if the merger has not been consummated on or before December 31, 2008, unless the failure of the merger to be consummated by such date is in whole or material part a result of the terminating party’s breach of a representation, warranty, covenant or agreement contained in the merger agreement;

•

if the approvals of our shareholders described in “—Conditions to the Completion of the Merger”, beginning on page    , have not been obtained at the special meeting convened therefor or any adjournment or postponement thereof, if necessary, upon a vote taken on the merger agreement;

•

if any governmental entity has issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction, legal restraint or order has become final and non-appealable; provided, however, that the party seeking to terminate shall have used reasonable best efforts to prevent, oppose and remove such injunction; or

•	By Merger Sub:

•

if we have breached or failed to perform any of our representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to the obligation of Merger Sub to effect the merger set forth in “—Conditions to the Completion of the Merger”, beginning on page    , not to be satisfied and which cannot be cured by the earlier of December 31, 2008 or within thirty calendar days after receipt of Merger Sub’s written notice to us of such breach or failure, except that Merger Sub may not terminate the merger agreement due to such breach or failure by us if Merger Sub is then in material breach of any representation, warranty, covenant or other agreement under the merger agreement that would result in certain conditions to our obligation to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied;

•	if:

•

our board of directors modifies, amends or withdraws (or publicly proposes to modify, amend or withdraw) in a manner adverse to Merger Sub our board of directors’ recommendation that our shareholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby;

•	our board of directors approves, endorses or recommends (or publicly proposes to approve, endorse or recommend) a takeover proposal to our shareholders;

•

a tender offer or exchange offer for shares of our stock that constitutes a takeover proposal is commenced prior to obtaining the shareholder approvals and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our shareholders

(including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by our shareholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within three calendar days after commencement;

•

we enter into a letter of intent, agreement in principle, merger agreement, acquisition agreement or similar agreement with respect to any takeover proposal (other than a confidentiality agreement permitted by the merger agreement);

•

we fail to include in this proxy statement our board of directors’ recommendation to our shareholders that they approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby; or

•	we or our board of directors publicly announces an intention to do any of the foregoing; or

•	By us:

•

if Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in “—Conditions to the Completion of the Merger”, beginning on page    , not to be satisfied and which cannot be cured by the earlier of December 31, 2008 or within thirty calendar days after receipt of our written notice to Merger Sub of such breach or failure, except that we may not terminate the merger agreement due to such breach or failure if we are then in material breach of any representation, warranty, covenant or other agreement under the merger agreement that would result in certain conditions to the obligations of Merger Sub to effect the merger set forth in “—Conditions to the Completion of the Merger” not to be satisfied; or

•	prior to obtaining the shareholder approvals, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal, if:

•	we comply with the notice and negotiation requirements described above in “—Termination in Connection with a Superior Proposal” on page ; and

•	prior to or concurrently with such termination, we pay to Merger Sub the termination fee as described below in “—Termination Fees” on page .

Termination Fees

We will be obligated to pay Merger Sub a termination fee of $750,000 by wire transfer in immediately available funds if:

•

we terminate the merger agreement prior to obtaining the shareholder approvals in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal; or

•

(A) a takeover proposal that reasonably appears to lead to any direct or indirect acquisition or purchase shall have been made known to us or any person shall have publicly announced an intention (whether or not conditional) to make a takeover proposal and thereafter (B) the merger agreement is terminated by us or Merger Sub if (i) the merger has not been consummated on or before December 31, 2008 (unless the failure of the merger to be consummated by such date was primarily due to the party seeking to terminate failing to perform any of its obligations under the merger agreement) or (ii) the approvals of our shareholders described in “—Conditions to the Completion of the Merger” have not been obtained at the special meeting convened therefor or any adjournment or postponement thereof, if necessary, upon a vote taken on the merger agreement and (C) within twelve months after such termination, we enter into, or submit to our shareholders for adoption, a definitive agreement with respect to any takeover proposal, or consummates a transaction contemplated by any takeover proposal, provided that for purposes of this provision, the references to “15%” in the definition of takeover proposal shall be deemed to be references to “50%.”

Alternatively, we will be obligated to pay Merger Sub a termination fee of $300,000 if the merger agreement is terminated prior to obtaining the shareholder approvals if the independent members of our board of directors receives a takeover proposal that has not been withdrawn and that it determines in good faith, after consultation with our outside legal counsel, constitutes a superior proposal, and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Merger Sub will be obligated to pay us a termination fee of $750,000 by wire transfer in immediately available funds if:

•

the merger agreement is terminated due to the merger not having been consummated on or before December 31, 2008 or due to the breach or failure of Merger Sub to perform its representations, warranties, covenants or agreements under the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in “—Conditions to the Completion of the Merger”, beginning on page    , not to be satisfied, and the conditions to our obligation to effect the merger set forth in “—Conditions to the Completion of the Merger” have been satisfied for at least three business days, then Merger Sub shall pay us a termination fee of $750,000 by wire transfer in immediately available funds within two business days of such termination.

Mr. Lalji has agreed to guarantee the obligation of Merger Sub to pay this termination fee, subject to certain conditions, in an amount up to $750,000.

Also, we have agreed to pay an amount equal to the sum of Merger Sub’s reasonable, documented out-of-pocket expenses (not to exceed $300,000 in the aggregate), which will be credited against the above termination fee if it becomes payable, if:

•

the shareholder approvals to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, have not been obtained at the special meeting duly convened therefor or any adjournment or postponement thereof, if necessary; or

•

the merger agreement is terminated due to the merger not having been consummated on or before December 31, 2008 or due to our breach or failure to perform our representations, warranties, covenants or agreements under the merger agreement, which breach or failure would cause certain conditions to their obligation to effect the merger set forth in “—Conditions to the Completion of the Merger”, beginning on page    , not to be satisfied.

Liability Cap and Limitation on Remedies

Except in the case of willful breach or fraud, our right to receive payment of the termination fee from Merger Sub, as described above in “—Termination Fees” on page    , is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. We cannot seek injunctions or seek to enforce specifically the terms of the merger agreement against Merger Sub to complete the merger or otherwise.

Except in the event of willful breach or fraud by us and without limiting the rights of Merger Sub, Merger Sub’s right to receive payment of the termination fee from us and reimbursement for its out-of-pocket expenses and fees, as described above in “—Termination Fees,” are the sole and exclusive remedies of Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. In addition, Merger Sub is entitled to seek injunctions to prevent breaches of the merger agreement and to seek to enforce specifically the terms of the merger agreement against us in any state or federal court sitting in the State of Washington.

Amendment

At any time prior to the consummation of the merger, the merger agreement may be amended or supplemented by written agreement of Merger Sub and us, except that after receipt of the shareholder approvals to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, there will be no amendment that by law would require further approval by our shareholders without such approval having been obtained. All amendments to the merger agreement must be approved by the parties’ respective boards of directors.

Extension of Time; Waiver

At any time prior to the closing of the merger, any party may, subject to applicable law:

•	extend the time for the performance of any of the obligations or acts of any other party to the merger agreement;

•	waive any inaccuracies in the representations and warranties of any other party to the merger agreement; or

•	waive compliance by the other party with any of the agreements contained in the merger agreement or, except as otherwise provided in the merger agreement, waive any of such party’s conditions;

provided, however, that no failure or delay by us or Merger Sub in exercising any right under the merger agreement will operate as a waiver of that right, and no single or partial exercise of any right under the merger agreement will preclude any other or further exercise of such right or the exercise of any other right under the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if in writing and signed on behalf of such party.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of our common stock to dissent from the merger and receive cash equal to the fair value of their shares of common stock. This summary is not a complete statement of the law, and you should read the applicable sections of Chapter 23B.13 of the WBCA, which is attached as Annex C to this proxy statement in its entirety. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

To exercise dissenters’ rights, you must:

•	deliver to us before the vote is taken at the special meeting written notice of your intent to demand the fair value for your shares of common stock if the merger is consummated; and

•

not vote your shares of our common stock at the special meeting in favor of the proposal to approve the merger and to approve and adopt the merger agreement and the other transactions contemplated thereby.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the shares of common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and the merger agreement and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, will not satisfy the notice requirement referred to above. You must file the written notice of your intent to exercise dissenters’ rights with Zones, Inc. at 1102 15th Street SW, Suite 102, Auburn, Washington 98001, Attention: Secretary.

Appraisal Procedure

Within ten days after the effective time of the merger, we will send a written notice to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger as described above. The notice will contain:

•	the address where the demand for payment must be sent and where and when certificates representing shares of common stock must be deposited;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•

a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the terms of the proposed merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares of common stock or an interest in it;

•	the date by which we must receive the demand for payment; and

•	a copy of Chapter 23B.13 of the WBCA.

If you wish to assert dissenters’ rights, you must demand payment and deposit your share certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your share certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

Except as provided below, within 30 days of the later of the effective time of the merger or our receipt of a valid demand for payment, we will remit to each dissenting shareholder who complied with the requirements of the WBCA the amount we estimate to be the fair value of the shareholder’s common stock, plus accrued interest. We will include the following information with the payment:

•	financial data relating to us;

•	an explanation of how we estimated the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a copy of Chapter 23B.13 of the WBCA; and

•	a brief description of the procedures to be followed in demanding supplemental payment.

For dissenting shareholders who were not the beneficial owner of the shares of our common stock before                     , 2008, we may withhold payment and instead send a statement setting forth our estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment.

If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify us in writing of and demand payment of your estimate of fair value of your shares and the amount of interest due. If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by us of his or her payment demand, we must commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders.

If the court determines that the fair value of the shares is in excess of any amount remitted by us then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

The court will determine the costs and expenses of the court proceeding and assess them against us except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that we did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against us any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of the attorney for any dissenting shareholders out of the amount awarded to the shareholders if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against us.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of the partially dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of our common stock who desire to exercise dissenters’ rights themselves must obtain and submit the registered owner’s written consent to the dissent at or before the time they file the notice of intent to demand fair value and must exercise those rights with respect to all shares of which they are beneficial owners or over which they have the power to direct the vote.

For purposes of the WBCA, “fair value” means the value of our common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under section 23B.13.020 of the WBCA, a shareholder has no right, at law or in equity, to set aside the approval of the merger agreement and the other transactions contemplated thereby or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, Revised Code of Washington sections 25.10.900 through 25.10.955, our articles of incorporation or bylaws, or was fraudulent with respect to that shareholder or Zones.

Additional Information

You should be aware that, although our board of directors has not made a determination of the current fair value of shares of our common stock, if it were required to do so it would likely take into account a number of factors, including but not limited to:

•	general economic conditions and the uncertain outlook for improvement within the mid-sized warehouse club-style retail stores industry;

•	our relative strength in comparison to our competitors; and

•

the fact that the trading price of our stock was below $8.65 per share before our public announcement of the merger transaction and the lack of certainty that our stock price will reach $8.65 any time soon.

In addition, our board of directors will likely consider the risks and limitations of our business that led us to seek an acquirer, as described in further detail under “Special Factors—Background of the Merger” beginning on page     and “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page    . Our board of directors will make its “fair value” determination after considering all relevant information and obtaining valuation advice. We cannot offer any assurance to dissenting shareholders that the “fair value” determined by our board of directors will bear any relationship to the book value of our shares, or will not be less than the quoted trading prices for our shares in public securities markets. While statutory procedures exist for shareholders to contest our board of directors’ determination of “fair value,” there is little certainty of outcome in such proceedings, which may involve considerable time and legal expense.

PROVISIONS OF WASHINGTON LAW AND

ARTICLES OF INCORPORATION AFFECTING

SIGNIFICANT BUSINESS TRANSACTIONS

WBCA Chapter 23B.19

Chapter 23B.19 of the WBCA, to which we refer as the Washington state anti-takeover statute, which applies to Washington corporations that have a class of voting stock registered with the SEC under section 12 or 15 of the Exchange Act, prohibits a target corporation, with certain exceptions, from engaging in certain significant business transactions with a person or group of persons who beneficially own 10% or more of the voting shares of the target corporation for a period of five years after the acquisition of such shares, unless the transaction or “purchase” of shares is approved by a majority of the members of our board of directors of the target corporation prior to the time of the initial acquisition by the acquiring person. One of the exceptions is that a person who, like Mr. Lalji, was a 10% holder prior to the time the corporation had a class of voting shares registered under the Exchange Act is not considered an “acquiring person” subject to this prohibition. As a result, Mr. Lalji himself is not an “acquiring person” for purposes of Chapter 23B.19. The prohibited transactions include, among other things:

•	a merger, share exchange or consolidation with, dispositions of a certain amount of assets to, or issuance or redemption of shares to or from, the acquiror or its affiliates or associates;

•	termination of 5% or more of the employees of the target corporation or its subsidiaries who are employed in Washington State following the acquiror’s acquisition of 10% or more of the shares; or

•	allowing the acquiror to receive any disproportionate benefit as a shareholder.

After the five-year period, a significant business transaction may take place if it complies with certain fair price provisions of the statute or if it is approved by disinterested shareholders. On June 9, 2008, the special committee recommended and our board of directors approved, for purposes of Section 23B.19.040(a)(ii), the “purchase” of voting shares after such date by Mr. Lalji, any affiliate or associate of his or any of their affiliates or associates or any “group” to which they belong, conditioned upon the special committee’s negotiation, approval and recommendation of any significant business transaction involving such parties, to which condition we refer herein as “the purchase condition.” On July 30, 2008, the special committee and our board of directors each approved and recommended the merger and resolved that the special committee’s approval and recommendation of the merger constituted the satisfaction of the purchase condition in order to exempt the merger from the prohibitions contained in Chapter 23B.19 of the WBCA.

Our Articles of Incorporation

Article VIII of our Articles of Incorporation provides that if a “significant transaction” has not been approved by a majority of the “continuing directors,” voting separately as a subclass of directors, such a transaction will require the affirmative vote of holders of two-thirds (2/3) of our outstanding common stock. A “significant transaction” includes any merger of us with any other entity. A “continuing director” means a member of our board of directors who was a member of our board of directors on December 11, 1995 or who was nominated for election to our board of directors after such date by a majority of the continuing directors at the time of such nomination voting separately and as a subclass of directors on such nomination. The current members of the our board of directors are all “continuing directors,” and, in connection with the approvals of the merger, the independent members of our board of directors resolved that such approvals shall constitute approval of the merger by the continuing directors for the purposes of complying with Article VIII. As a result, the supermajority vote of shareholders described in Article VIII is not required for approval of the merger.

IMPORTANT INFORMATION REGARDING ZONES

Directors and Executive Officers of Zones

Set forth below for each of our directors and executive officers is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Each person identified below is a citizen of the United States of America and can be reached c/o Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, Washington 98001.

During the last five years, none of Zones, our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

Set forth below is certain information with respect to our current directors.

Name	Age	Principal Occupation	Director Since	Term Expires
John H. Bauer	67	Chief Financial Officer, DigiPen Institute of Technology	1997	2009
Cathi Hatch	58	President and Chief Executive Officer, Zino Society, LLC	2004	2009
William C. Keiper	57	Private Investor	2003	2009
Kenneth M. Kirkpatrick	54	President of US Bank in Washington State	2005	2009
Firoz H. Lalji	61	Chief Executive Officer, Zones, Inc.	1990	2009

John H. Bauer has served as a member of our board of directors since March 1997. Mr. Bauer is an executive with DigiPen Institute of Technology in Redmond, Washington. Mr. Bauer was Executive Vice President of Nintendo of America Inc., a manufacturer and distributor of video games and products from 1994 to 2003. From 1979 to 1994, he served as Managing Partner of the Northwest Group and the Seattle office of Coopers & Lybrand L.L.P., a public accounting and consulting firm. Mr. Bauer is also on the Board of Directors of Cell Therapeutics Inc.

Cathi Hatch has served as a member of our board of directors since October 2004. Ms. Hatch was the founder of the Zino Society, LLC, an investments membership organization, and has served as its President and Chief Executive Officer since 2005. From 1999 through 2005, Ms. Hatch was the President of HatchMatch, a philanthropic fundraising and corporate consulting organization. Ms. Hatch spent 30 years in the restaurant industry consulting on concept development, budgeting and project implementation. Ms. Hatch is also on the Board of Directors of Pacific Continental Corp.

William C. Keiper has served as a member of our board of directors since November 2003. Mr. Keiper currently serves on the board of directors of Smith Micro Software, Inc. Mr. Keiper was the Chief Executive Officer of Hypercom Corporation, a provider of electronic payment products and services, from 2005 to 2007 and a member of its board of directors from 2000 to 2007. Prior to that, Mr. Keiper served as Chief Executive Officer of Artisoft, Inc., a provider of IP-based voice and data and digital communications systems for business. Mr. Keiper received a Bachelor of Science Degree in Business (finance major) from Eastern Illinois University, a Juris Doctorate degree from Arizona State University, and a Masters in International Management from the Thunderbird American Graduate School of International Management.

Kenneth M. Kirkpatrick has served as a member of our board of directors since July 2005. Mr. Kirkpatrick is the President of US Bank for Washington State. He is a 35-year veteran at US Bank, previously serving as President of Washington Commercial Banking and prior to that, Executive Vice President and Manager of the East King County Commercial Banking Office. He is the Board Chair of the US Bank Washington State Advisory Board of Directors and is a member of the board of directors of the Federal Reserve Bank, San Francisco, Seattle Branch. Mr. Kirkpatrick holds a bachelor’s degree in Finance from the University of Washington and has completed programs at Northwestern University and the Pacific Coast Banking School at the University of Washington.

Firoz H. Lalj is a co-founder of Zones and has served as a member of our board of directors since March 1990, as our Chief Executive Officer since May 1998, and as Chairman of the Board since March 1999. Mr. Lalji is also President and Chief Executive Officer of Fana Capital Corporation, an investment holding company. From 1981 to 1997, he was President and Chief Executive Officer of Kits Cameras, Inc., which operated over 140 camera specialty stores in eight western states.

The board of directors has determined that, except as noted below, all of the members of our board of directors are “independent directors” as such term is defined under applicable Nasdaq rules. Mr. Lalji is not considered “independent” because he is an executive officer of Zones.

There are no family relationships among any of our officers and directors except that Mr. Lalji’s niece is married to Anwar Jiwani, our Senior Vice President and Chief Information Officer.

Executive Officers

Set forth below is certain information with respect to our current executive officers other than Mr. Lalji, whose information is under “Directors” above.

Name	Age	Business Experience
Firoz H. Lalji	61	Chief Executive Officer
Christina M. Corley	40	President and Chief Operating Officer
Ronald P. McFadden	51	Senior Vice President and Chief Financial Officer
P. Sean Hobday	38	Executive Vice President, Sales
Thomas J. Ducatelli	42	Executive Vice President, Business Development
Anwar Jiwani	53	Senior Vice President and Chief Information Officer
Robert G. McGowen	42	Senior Vice President, SMB Sales

Christina M. Corley was appointed our President and Chief Operating Officer in October 2006. She had previously held the positions of Executive Vice President from April 2005 to October 2006, and served as President of Corporate PC Source, our wholly-owned subsidiary, from March 2003 to April 2005. Ms. Corley was Chief Executive Officer and President from 1999 until our acquisition of Corporate PC Source. From 1996 to 1999, Ms. Corley served as Vice President of Sales and Marketing for VisionTek Corporation. From 1994 to 1996, Ms. Corley served as the General Manager for the Midwest Division of Dataflex Corporation.

Ronald P. McFadden has served as our Senior Vice President and Chief Financial Officer since May 2000. Prior to this position, Mr. McFadden was Vice President of Finance and Administration since May 1999. He joined Zones in June 1998, initially serving as Vice President of International Operations. From 1991 to 1998, Mr. McFadden was Chief Financial Officer for Kits Cameras, Inc. Between 1984 and 1991 he served as Vice President of Finance for Interpace Industries.

P. Sean Hobday was appointed as our Executive Vice President, Sales in February 2005. Prior to this, Mr. Hobday served as President of Zones Corporate Solutions, our wholly-owned subsidiary, since September 2003. Mr. Hobday was Vice President of Enterprise Sales from September 2001 until September 2003. From March 2000 to September 2001, Mr. Hobday served as Director of Client Development. From February 1999 to

March 2000, Mr. Hobday served as an Account Executive. From 1996 to 1998, Mr. Hobday served as Managing Director of Blue Ice Leisure in Sydney, Australia, an Austral-Asian division of First Team Sports.

Thomas J. Ducatelli joined us in October 2006 as our Executive Vice President, Business Development. Previously, Mr. Ducatelli served as Senior Vice President of U.S. Sales at Tech Data Corporation, a $20 billion multi-national distributor of IT products and as senior Vice President of Sales and Business Development for Dallas-based CompuCom Systems, Inc., a $1.7 billion IT reseller and solution provider he joined in 1994. Prior to CompuCom, Ducatelli spent six years as a national sales executive with mid-range computer manufacturer Digital Equipment Corp

Anwar Jiwani has served as our Senior Vice President and Chief Information Officer since April 1999. Prior to this Mr. Jiwani served for 23 years with The Royal Bank of Canada.

Robert G. McGowen has served as our Senior Vice President—SMB Sales since January 2008. Prior to this appointment, Mr. McGowen served as Vice President—SMB Sales since April 2004. From February 2003 to April 2004, Mr. McGowen was a global account manager for Dell Inc. From September 2000 to February 2003, Mr. McGowen served as General Manager of Zones, Inc., providing onsite leadership for sales and operations for major Fortune 100 customers.

Summarized Financial Data

Set forth below is summarized financial data relating to us. The financial data has been derived from the audited financial statements contained in our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2007 and the unaudited financial statements contained in our quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2008 and 2007. This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in that Form 10-K and the Forms 10-Q, including the notes thereto, incorporated by reference into this proxy statement. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

	Years Ended December 31,					Six Months Ended June 30, 2008
	2003(1)	2004	2005	2006	2007
(In thousands, except per share amounts)
Consolidated Statement of Operations Data
Net sales	$460,772	$495,563	$566,553	$577,027	$679,492	$325,089
Gross profit	50,694	57,137	60,566	71,519	80,269	40,366
Income from operations	2,948	7,771	10,320	15,926	21,030	9,650
Income before income taxes	2,569	7,457	9,817	15,656	20,856	9,893
Net income	1,568	4,652	6,051	9,685	13,133	6,205
Income per share
Basic	$0.11	$0.34	$0.45	$0.73	$1.00	$0.47
Diluted	0.11	0.32	0.42	0.66	0.90	0.43
Shares used in computing income per share
Basic	13,644	13,549	13,382	13,195	13,139	13,171
Diluted	13,739	14,469	14,527	14,756	14,635	14,581
Ratio of earnings to fixed charges	7.4	20.8	17.6	38.4	56.3	4,947.5

Consolidated Balance Sheet Data
Current assets	$79,060	$90,283	$108,267	$111,380	$124,240	$118,131
Non-Current assets	13,825	11,861	9,087	9,315	9,082	8,986
Total assets	92,885	102,144	117,354	120,695	133,322	127,117
Current liabilities	58,176	63,259	74,869	69,711	69,281	57,040
Non-Current liabilities	2,008	2,334	1,168	1,502	1,733	1,614
Total liabilities	60,184	65,593	76,037	71,213	71,014	58,654
Total shareholders’ equity	32,701	36,551	41,317	49,482	62,308	68,463

(1)	On March 31, 2003, Zones acquired Corporate PC Source, Inc. pursuant to a Stock Purchase Agreement. Corporate PC Source’s results of operations are included in Zones’ consolidated financial statements for the periods after the date of acquisition.

Book Value Per Share

Our net book value per share as of June 30, 2008 was $5.18.

Transactions in Common Stock

Repurchases of Common Stock

The following table shows purchases of common stock during the past two years effected by us. The following table excludes shares we acquired in connection with the payment by option holders of the exercise price of stock options and taxes associated with option exercises, as well as payment by holders of restricted stock awards of taxes associated with the delivery of stock.

Quarter Ended	Total number of shares purchased	Range of prices paid per share(1)	Average price paid per share	Total number of shares purchased as part of publicly announced plans or programs	Maximum number of shares (or approximate dollar value of shares) that may yet be purchased under the plans or programs(2)
June 30, 2006	58,000	$6.57 - $6.57	$6.57	58,000	$2,671,929
September 30, 2006	89,200	8.35 - 8.96	8.60	89,200	1,904,736
December 31, 2006	107,600	8.34 - 8.86	8.61	107,600	978,678
March 31, 2007	56,485	9.36 - 9.99	9.77	56,485	427,054
December 31, 2007	23,520	9.49 - 9.96	9.85	23,520	2,216,785
March 31, 2008	47,600	9.00 - 9.90	9.56	47,600	2,544,723

(1)	Range of prices paid per share and average price paid per share do not include associated transaction fees.

(2)	This amount is based on an authorization of $3,000,000.

Purchases by Mr. Lalji and the Other Continuing Shareholders

The continuing shareholders, other than Mr. Lalji, have not made any purchases of our common stock during the past two years. The following table shows purchases of our common stock during the past two years effected by Mr. Lalji.

Quarter Ended	Total number of shares purchased	Range of prices paid per share(1)	Weighted average price paid per share
June 30, 2008	2,500	$3.38 per share	$3.38 per share
December 31, 2007	25,000	$9.54 - $9.91 per share	$9.73 per share

(1)	Range of prices paid per share and average price paid per share do not include associated transaction fees.

Purchases by Merger Sub

Merger Sub has not made any purchases of our common stock during the past two years.

Transactions During the Past Sixty Days

There have been no transactions in shares of our common stock during the past sixty days by us, any of our officers or directors, Mr. Lalji, any of the other continuing shareholders or Merger Sub, any of Merger Sub’s officers or directors, or any associate or majority-owned subsidiary of the foregoing.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of October 10, 2008, certain information with respect to the beneficial ownership of Zones common stock by:

•	each shareholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each of our directors;

•	each executive officer for whom compensation information is given in the summary compensation table in the proxy statement for our 2008 annual meeting of shareholders; and

•	all of our directors and executive officers as a group.

To our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Common Stock Outstanding(3)
Firoz H. and Najma Lalji(4)	7,616,540	54.1%
Kinderhook Partners, LP(5)	734,399	5.6%
1 Executive Drive, Suite 160
Fort Lee, New Jersey 07024
P. Sean Hobday(6)	317,000	2.3%
Christina M. Corley(7)	231,000	1.7%
John H. Bauer(8)	81,300	*
Kenneth M. Kirkpatrick(9)	65,000	*
Cathi Hatch(10)	45,000	*
William C. Keiper(11)	40,000	*
All directors and executive officers as a group(11 persons)(12)	9,004,530	58.7%

*	Less than 1% of the outstanding shares of common stock.

(1)	Except as noted above, all beneficial owners can be reached c/o Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, Washington 98001.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants.

(3)	Calculated on the basis of 13,227,853 shares of common stock outstanding as October 10, 2008, provided that any additional shares of common stock that a shareholder has the right to acquire within 60 days after October 10, 2008, are deemed to be outstanding for the purpose of calculating that shareholder’s percentage beneficial ownership.

(4)	Consists of (i) 6,558,540 shares of common stock held jointly held by Firoz H. Lalji and Najma Lalji, (ii) 860,000 shares of common stock subject to options exercisable by Firoz H. Lalji within 60 days of October 10, 2008, (iii) 87,500 shares of common stock held in Firoz H. Lalji’s 401(k) account, (iv) 37,500 shares of common stock held in Najma Lalji’s 401(k) account and (v) 73,000 shares held in a custodial account for the benefit of Mr. Lalji’s daughter, of which he disclaims beneficial ownership.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on August 3, 2006. The Schedule 13G was filed by Stephen J. Clearman, Kinderhook GP, LLC, and Kinderhook Partners, LP, who share the power to vote or direct the vote of the shares, and who share the power to dispose or to direct the disposition of the shares.

(6)	Represents 317,000 shares subject to options exercisable within 60 days of October 10, 2008.

(7)	Represents 231,000 shares subject to options exercisable within 60 days of October 10, 2008.

(8)	Includes 65,000 shares subject to options exercisable within 60 days of October 10, 2008.

(9)	Includes 30,000 shares subject to options exercisable within 60 days of October 10, 2008.

(10)	Includes 40,000 shares subject to options exercisable within 60 days of October 10, 2008.

(11)	Represents 40,000 shares subject to options exercisable within 60 days of October 10, 2008.

(12)	Includes 2,106,252 shares subject to options exercisable within 60 days of October 10, 2008 and 68,438 shares of restricted stock.

Market Price of our Common Stock and Dividend Information

The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock, as reported on Nasdaq, the principal market in which our common stock is traded.

	Price
	High	Low
2008
First Quarter	$11.03	$7.12
Second Quarter	9.00	7.50
Third Quarter	8.51	5.44
Fourth Quarter (through , 2008)

2007
First Quarter	11.31	7.33
Second Quarter	11.68	8.47
Third Quarter	11.86	8.39
Fourth Quarter	11.60	8.95

2006
First Quarter	7.73	4.90
Second Quarter	7.70	5.86
Third Quarter	10.83	6.08
Fourth Quarter	14.44	7.17

On June 23, 2008, the last trading day before Mr. Lalji made his proposal to take us private, the high and low sales prices of our common stock were $7.78 and $7.77, respectively. The merger consideration of $8.65 per share represents a premium of approximately 11% over the closing trading price of $7.77 per share on June 23, 2008. On July 22, 2008, the last trading day before we announced we would postpone our second-quarter earnings release, the high and low sales prices of our common stock were $7.63 and $7.50, respectively. The merger consideration of $8.65 per share represents a premium of approximately 15% over the closing trading price of $7.50 per share on July 22, 2008. On July 30, 2008, the last trading day before we announced the execution of the merger agreement, the high and low reported sales prices of our common stock were $6.14 and $5.44, respectively. The merger consideration of $8.65 per share represents a premium of approximately 59% over the closing trading price of $5.44 per share on July 30, 2008, and approximately 15% over the average closing prices of our common stock for the 30-trading day period ending on July 30, 2008. On October 10, 2008, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our common stock were $7.25 and $7.00, respectively. You are urged to obtain a current market price quotation for our common stock.

We have never paid or declared cash dividends on our common stock, and we do not intend to pay or declare cash dividends on our common stock in the foreseeable future. In addition, the merger agreement prohibits us from declaring or paying dividends on our common stock pending the consummation of the merger.

IMPORTANT INFORMATION REGARDING MERGER SUB

Merger Sub is a Washington corporation and is wholly-owned by Mr. Lalji. Merger Sub was formed solely for purposes of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement, including arranging the related financing transactions. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Mr. Lalji is the sole director and executive officer of Merger Sub. Mr. Lalji’s present principal occupation, and the name and principal business of the corporation in which such occupation or employment is conducted, and Mr. Lalji’s five-year employment history are set forth below:

Name	Age	Principal Occupation	Director Since	Term Expires
Firoz H. Lalji	61	Chief Executive Officer, Zones, Inc.	1990	2009

Firoz H. Lalj is a co-founder of Zones and has served as a member of Zones’ board of directors since March 1990, as our Chief Executive Officer since May 1998, and as Chairman of the Board since March 1999. Mr. Lalji is also President and Chief Executive Officer of Fana Capital Corporation, an investment holding company. From 1981 to 1997, he was President and Chief Executive Officer of Kits Cameras, Inc., which operated over 140 camera specialty stores in eight western states.

During the last five years, neither the Merger Sub nor its sole director and executive officer has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

IMPORTANT INFORMATION REGARDING THE CONTINUING SHAREHOLDERS

Firoz H. Lalji. See information provided for Mr. Lalji above under “Important Information Regarding Zones, Inc.—Directors and Executive Officers of Zones, Inc.”

Najma Lalji is the wife of Firoz Lalji. Mrs. Lalji is a homemaker. Her business address is c/o Firoz H. Lalji, Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, WA 98001.

Natasha Lalji is the adult daughter of Firoz Lalji. Ms. Lalji is a student. Her business address is c/o Firoz H. Lalji, Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, WA 98001.

The Firoz and Najma Lalji Foundation. The Firoz and Najma Lalji Foundation is a 501(c)(3) charitable trust that holds 240,000 shares of Zones common stock granted to the trust by Firoz and Najma Lalji. The trust is organized to make grants for certain charitable purposes as directed by a charitable committee consisting of Mr. Lalji, Najma Lalji, Farah Lalji and Natasha Lalji. The trustee is North Point Trust Company, L.L.C., a South Dakota limited liability company whose address is 333 West Blvd., Ste. 400, Rapid City SD 57709.

During the last five years, none of the persons or entities described above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and there will be no public participation in any of our future shareholder meetings. We intend to hold the 2009 annual meeting of our shareholders only if the merger is not completed.

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in the proxy statement and proxy card for a particular annual meeting. Shareholders that intend to present a proposal at our annual meeting if one is held in 2009 must give notice of the proposal at our principal executive offices, addressed to Office of the Corporate Secretary of Zones at 1102 15th Street SW, Suite 102, Auburn, Washington 98001, no later than December 3, 2008 to be considered for inclusion in the proxy statement and proxy card relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and proxy card must give written notice of the proposal to our corporate secretary not less than 70 days in advance of the date of the annual meeting pursuant to our bylaws, except under certain circumstances described in our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

In accordance with notices previously sent to eligible record shareholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any record shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs and to reduce waste. However, upon written or oral request, we will deliver promptly a separate copy of the proxy statement to a record shareholder who has been householded. Such requests can be made by contacting us at (253) 205-3000 or by writing to Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, Washington 98001, attn: Secretary. If you are a record shareholder and would like for your proxy materials to be householded, you can contact our transfer agent at the number and address in the preceding sentence and request information on how to participate in householding for future meetings, if any. In addition, if you are a record shareholder who no longer wishes to participate in householding, you can use the above-referenced telephone number and address to notify Zones that you wish to receive separate annual reports and proxy statement for future meetings, if any.

If you are a “street name” shareholder and own your shares through a broker or other nominee, you can request to participate in householding, or alternatively can request separate copies of our annual reports and proxy statement, by contacting your broker or nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our Investor Relations website at: http://www.zones.com.

The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, Washington 98001, attn: Investor Relations, telephone (253) 205-3000. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Because the merger is a “going private” transaction, Zones, Merger Sub, and Mr. Lalji have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. Some documents or information, such as that called for by Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this proxy statement and before the special meeting:

•	Zones’ annual report on Form 10-K for the year ended December 31, 2007, as amended;

•	Zones’ definitive proxy statement for Zones’ 2008 annual meeting, filed with the SEC on April 2, 2008;

•	Zones’ quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	Zones’ current reports on Form 8-K, filed with the SEC on February 5, 2008, March 17, 2008, July 31, 2008 and September 4, 2008; and

•	Zones’ registration statement on Form 8-A containing a description of Zones common stock.

Merger Sub has supplied all information in this proxy statement pertaining to itself, Mr. Lalji has supplied all information pertaining to himself and the other continuing shareholders and we have supplied all information in this proxy statement pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                     , 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of July 30, 2008

between

Zones Acquisition Corp.

and

Zones, Inc.

A-i

A-ii

ANNEX I

TO THE MERGER AGREEMENT

INDEX OF DEFINED TERMS

Page
1993 Plan	A-7
1999 Plan	A-7
2003 Plan	A-7
Acceptable Confidentiality Agreement	A-20
Affiliate	A-38
Agreement	A-1
Articles of Merger	A-2
Benefit Plans	A-38
Book Entry Shares	A-3
Business Day	A-39
Cancelled Shares	A-3
Capitalization Date	A-9
Certificate	A-3
Change in Recommendation	A-23
Closing	A-1
Closing Date	A-1
Code	A-6
Company	A-1
Company Articles	A-8
Company Board Recommendation	A-11
Company Bylaws	A-8
Company Common Stock	A-1
Company Disclosure Schedule	A-8
Company Information	A-14
Company Preferred Stock	A-9
Company SEC Documents	A-12
Company Shareholder Approvals	A-33
Company Stock Option	A-7
Company Stock Plans	A-7
Company Stock-Based Awards	A-10
Company Termination Fee	A-30
Contract	A-11
Converted Shares	A-3
Dissenting Share	A-6
Dissenting Shareholder	A-6
Effective Time	A-2
ESPP	A-9
Exchange Act	A-11
Exchange Fund	A-4
Excluded Party	A-22
Expenses	A-31
Filed Company SEC Documents	A-7
Financing	A-15
Financing Agreements	A-32
Financing Commitments	A-15

A-iii

Page
GAAP	A-12
Governmental Entity	A-11
Key Persons	A-19
Knowledge	A-39
Law	A-11
Liens	A-8
Material Adverse Change	A-39
Material Adverse Effect	A-39
Merger	A-1
Merger Consideration	A-1
New Financing Commitments	A-32
No-Shop Period Start Time	A-20
Notice Period	A-24
Order	A-11
Outside Date	A-35
Paying Agent	A-4
Person	A-39
Proxy Statement	A-11
Remaining Shares	A-3
Representative	A-39
Schedule 13E-3	A-11
SEC	A-11
Securities Act	A-12
Shareholder Approval	A-13
Shareholders’ Meeting	A-25
Solvent	A-17
SOX	A-12
Special Shareholder Approval	A-33
subsidiary	A-39
Superior Proposal	A-21
Surviving Corporation	A-1
Takeover Proposal	A-20
tax	A-39
taxing authority	A-40
WBCA	A-1
Zac	A-1
Zac Information	A-16
Zac Material Adverse Change	A-40
Zac Material Adverse Effect	A-40
Zac Termination Fee	A-31

A-iv

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2008, between Zones Acquisition Corp., a Washington corporation (“Zac”), and Zones, Inc., a Washington corporation (the “Company”).

W I T N E S S E T H:

WHEREAS the Board of Directors of each of the Company and Zac has approved and declared advisable this Agreement and the merger of Zac with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, without par value, of the Company (“Company Common Stock”), other than any Cancelled Shares, Remaining Shares or Dissenting Shares, will be converted into the right to receive $8.65 in cash, without interest (the “Merger Consideration”); and

WHEREAS Zac and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto (intending to be legally bound) hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Washington Business Corporation Act (the “WBCA”), Zac shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Zac shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Zac and the Company in accordance with the WBCA.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of K&L Gates, 925 Fourth Avenue, Suite 2900, Seattle, Washington, unless another time, date or place is agreed to in writing by Zac and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Zac and the Company. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Washington Articles of Merger (the “Articles of Merger”) in accordance with the relevant provisions of the WBCA and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the WBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Washington, or at such later time as Zac and the Company shall agree in writing and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the WBCA.

Section 1.05 Articles of Incorporation and Bylaws. The articles of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as the articles of incorporation of Zac as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Zones, Inc. and the provision in the articles of incorporation of Zac naming its incorporator shall be omitted, and, as so amended, shall be the Surviving Corporation’s articles of incorporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated so as to read in their entirety as the bylaws of Zac as in effect immediately prior to the Effective Time (except the references to Zac’s name shall be replaced by references to Zones, Inc.) and, as so amended and restated, shall be the Surviving Corporation’s bylaws until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors and Officers of Zac. The directors of Zac immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07 Reservation of Right to Revise Transaction. If each of Zac and the Company agree in writing, they may change the method of effecting the business combination between the Company and Zac, and each party shall cooperate in such efforts, including to provide for a different form of Merger; provided, however, that no such change shall (a) alter or change the amount and kind of consideration to be received by holders of Company Common Stock, (b) adversely affect the proposed accounting or tax treatment of the Merger to the Company, Zac or their respective shareholders and (c)  materially delay receipt of any approval referred to in this Agreement or the consummation of the Merger.

Section 1.08 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Zac or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Zac and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Zac or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Zac or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Zac or the holder of any shares of Company Common Stock or any shares of capital stock of Zac:

(a) Capital Stock of Zac. Each share of common stock, without par value, of Zac issued and outstanding immediately prior to the Effective Time shall be cancelled.

(b) Cancellation of Certain Stock. Each share of Company Common Stock that is (i) owned, directly or indirectly, by Zac (but not including any Remaining Shares) immediately prior to the Effective Time, if any, or (ii) that has been reacquired by the Company and is held as authorized but unissued Company Common

Stock immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.02(j), each share of Company Common Stock (including any share subject to a restricted stock award or similar agreement regardless of whether any such share was vested or not vested pursuant to such award or agreement) issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock held by the shareholders set forth on Schedule 2.01(c) (the “Remaining Shares”) and (ii) any Cancelled Shares) shall be converted into the right to receive the Merger Consideration on the terms set forth in this Agreement (the “Converted Shares”). As of the Effective Time, subject to Section 2.02(j), all of the Converted Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Converted Shares (each, a “Certificate”) and each holder of book-entry shares that immediately prior to the Effective Time represented shares of Company Common Stock (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate or Book Entry Shares and other required documentation in accordance with Section 2.02(b). As of the Effective Time, all of the Remaining Shares shall remain outstanding, and each certificate which immediately prior to the Effective Time represented any such Remaining Shares shall continue to represent the same number of shares of Surviving Corporation and the holder thereof shall have all rights with respect thereto as set forth in the Company Articles.

Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (ii) the Company declares or pays any cash dividend or (iii) the Company declares or pays any non-cash dividends or distributions, then in any such case the Merger Consideration shall be appropriately adjusted to reflect such action; provided, that nothing in this Section 2.01(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. The right of any holder of a Certificate or Book Entry Shares to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

Section 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Zac shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall use its reasonable best efforts to enter into a paying agent agreement with the Paying Agent. At the Effective Time, Zac shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of Certificates and Book Entry Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c). All cash deposited with the Paying Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Zac shall cause the Paying Agent to mail to each holder of record of a Certificate or Book Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall be in customary form and have such other provisions as Zac may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration. Each holder of record of one or more Certificates or Book Entry Shares shall, upon surrender to the Paying Agent of such Certificate or Certificates or Book Entry Shares, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.01(c), and the Certificates or Book Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a Person other than the Person in whose name the Certificate or Book Entry Share so surrendered is registered if such Certificate or Book Entry Share shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents required to evidence and effect such transfer) and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book Entry Share. Until surrendered as contemplated by this Section 2.02(b), each Certificate and Book Entry Share (other than Certificates or Book Entry Shares evidencing Dissenting Shares, Cancelled Shares and Remaining Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any payment to holders of Certificates or Book Entry Shares pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares. No payment of Merger Consideration shall be paid to any such holder, in each case, until the holder of such Certificate or Book Entry Share shall have surrendered such Certificate or Book Entry Share in accordance with this Article II. Following the surrender of any Certificate or Book Entry Share, there shall be paid to the record holder of the Certificate or Book Entry Share representing whole shares of Company Common Stock issued in exchange therefor, without interest, at the time of such surrender, the Merger Consideration payable in respect therefor in accordance with this Article II.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of Certificates (or affidavits in lieu thereof) or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book Entry Shares. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Converted Shares. If, after the Effective Time, any Certificate or Book Entry Share is presented to the Surviving Corporation or Zac for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article II.

(e) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book Entry Shares for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in accordance with this Article II.

(f) No Liability. None of Zac, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund as directed by Zac prior to the Effective Time and by the Surviving Corporation after the Effective Time. Any interest and other income resulting from such investments shall be payable to Zac prior to the Effective Time and to the Surviving Corporation after the Effective Time. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit cash or cause to be deposited into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

(h) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Zac or the Paying Agent, the entering into of an indemnity or the posting of a bond as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

(i) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Book Entry Shares such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates or Book Entry Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

(j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person (a “Dissenting Shareholder”) who has not voted in favor of this Agreement and has properly perfected dissenter’s rights in accordance with the provisions of Chapter 23B.13 of the WBCA (each, a “Dissenting Share”), if any, shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder to the extent permitted by, and in accordance with the provisions and pursuant to the procedures of, Chapter 23B.13 of the WBCA; provided, however, that (i) if any Dissenting Shareholder, under the circumstances permitted by and in accordance with the WBCA, affirmatively withdraws such holder’s demand for appraisal of such Dissenting Shares, (ii) if any Dissenting Shareholder fails to establish such holder’s entitlement to dissenter’s rights as provided in the WBCA or (iii) if any Dissenting Shareholder takes or fails to take any action the consequence of which is that such holder is not entitled to payment under Chapter 23B.13 of the WBCA for such holder’s shares, such holder shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the Merger Consideration (without interest) payable in respect of such shares of Company Common Stock. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Chapter 23B.13 of the WBCA and as provided in the previous sentence. The Company shall give Zac prompt notice of any written notice received by the Company for dissenter’s rights with respect to Company Common Stock, and Zac shall have the right to participate in (and the Company shall provide Zac the opportunity to participate in) all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Zac.

Section 2.03 Stock Options.

(a) Except as otherwise agreed by Zac and the holder thereof, each Company Stock Option that is outstanding immediately prior to the Effective Time (whether or not such Company Stock Option is then exercisable) shall at the Effective Time remain outstanding and be unchanged.

(b) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall take appropriate action to cause any unvested Company Stock Options to become vested prior to the Effective Time and shall adopt such resolutions as may be required to effectuate the provisions of Section 2.03(a).

(c) For purposes of this Agreement: (i) “Company Stock Option” means any option or right to purchase Company Common Stock under any Company Stock Plan; and (ii) “Company Stock Plans” means the Company’s Amended and Restated 1993 Stock Incentive Plan (the “1993 Plan”), the Company’s Amended and Restated 1999 Director Stock Option Plan (the “1999 Plan”), and the Company’s 2003 Equity Incentive Plan (the “2003 Plan”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. Except (i) as disclosed in, and reasonably apparent from, the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature) (provided that, in no event shall any disclosure in any Filed Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 3.01(c) or (d)), or (ii) as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, provided that the listing of an item on one Schedule shall be deemed to be a listing on each other Schedule and to apply to any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other Schedule, representation or warranty) delivered by the Company to Zac prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Zac as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its subsidiaries is duly organized and is validly existing under the Laws of the jurisdiction of its incorporation or formation, as the case may be. The Company and each of its subsidiaries has all requisite corporate, partnership or similar power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such power, authority, licenses, permits, authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such other jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company has made available to Zac, prior to the execution of this Agreement, true, complete and accurate copies of the Company’s articles of incorporation (the “Company Articles”) and bylaws (the “Company Bylaws”), and the comparable organizational documents of each of its subsidiaries, in each case as amended to, and in effect on, the date of this Agreement.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, each direct and indirect subsidiary of the Company (including its jurisdiction of incorporation or formation). Except as set forth on Section 3.01(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other equity interests in, each subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens imposed by or arising under applicable Law or which are not material, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule and except for the capital stock of, or voting securities or equity interests in, its subsidiaries, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor. There are no bonds, debentures, notes or other indebtedness of the Company’s subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters upon which subsidiary equityholders may vote. Except as set forth on Section 3.01(b) of the Company Disclosure Schedule and capital stock held by the Company or a wholly-owned subsidiary of the Company, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities or equity interests of any subsidiary of the Company, (ii) any securities of any subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of such subsidiary, (iii) any warrants, calls, options or other rights to acquire, and no obligation to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any subsidiary of the Company and (iv) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its subsidiaries is a party to any voting Contract with respect to the voting of any such securities. There are no outstanding obligations to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(c) Capital Structure. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, without par value (“Company Preferred Stock”). At the close of business on June 30, 2008 (the “Capitalization Date”), (i) 13,226,553 shares of Company Common Stock were issued and outstanding, (ii) options to purchase 945,880 shares of Company Common Stock were outstanding under the 1993 Plan, such options having a weighted average exercise price of $3.15, (iii) options to purchase 60,000 shares of Company Common Stock were outstanding under the 1999 Plan, such options having a weighted average exercise price of $5.73, (iv) options to purchase 1,396,452 shares of Company Common Stock under the 2003 Plan were outstanding, such options having a weighted average exercise price of $2.53, (v) no shares of Company Preferred Stock were issued or outstanding, (vi) no shares of Company Common Stock were held by the Company as treasury stock and (vii) no shares of Company Common Stock were owned by any subsidiary of the Company. At the close of business on the Capitalization Date, no shares of Company Common Stock were reserved for issuance for future grants under the 1993 Plan, 165,000 shares of Company Common Stock were reserved for issuance for future grants under the 1999 Plan, 529,382 shares of Company Common Stock were reserved for issuance under the 2003 Plan, and 342,633 shares of Company Common Stock were reserved for issuance under the Company’s 1996 Employee Stock Purchase Plan (the “ESPP”), which was amended on June 30, 2003 to suspend the purchase of Company Common Stock under the ESPP until such time as the Board takes further action to amend the ESPP to begin a new payment period thereunder.

Except as set forth above in this Section 3.01(c), at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). All Company Stock Options are evidenced by stock option agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 3.01(c) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.01(c), (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (4) any Company Stock-Based Awards and (B) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such shares of capital stock, equity interests or other securities or to register, issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock, equity interests or other securities. Neither the Company nor any of its subsidiaries is a party to any voting Contract with respect to the voting of any such securities. Section 3.01(c) of the Company Disclosure Schedule lists, as of the date of this Agreement, each outstanding Company Stock Option and the exercise price thereof.

(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Shareholder Approval and the governmental filings and other matters referred to in the last sentence of this Section 3.01(d), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the obtaining of the Company Shareholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Zac, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring and recommending to its shareholders that it is advisable and in the best interests of the Company and the shareholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, and (iii) recommending that the shareholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (the “Company Board Recommendation”). Except as set forth in Section 3.01(d) of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its subsidiaries under, (A) subject to the obtaining of the Shareholder Approval, the Company Articles or the Company Bylaws or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the Company or any of its subsidiaries to be legally binding, (each, including all amendments thereto, a “Contract”), to which the Company or any of its subsidiaries is a party or any of their respective properties or other assets is subject or (C) subject to the obtaining of the Shareholder Approval and the governmental filings and other matters referred to in the following sentence, any (1) federal, state, local, provincial or foreign statute, law, ordinance, rule or regulation (each, a “Law”) applicable to the Company or any of its subsidiaries or their respective properties or other assets or (2) order, writ, injunction, decree, judgment or stipulation (each, an “Order”) applicable to the Company or any of its subsidiaries or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the shareholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and a transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”), and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (iii) any filings with and approvals of the Nasdaq Global Market and (iv) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made, individually or in the aggregate, would not (A) reasonably be expected to have a Material Adverse Effect or (B) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(e) Company SEC Documents.

(i) The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company since January 1, 2005 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, or, if revised, amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date of this Agreement, as of the date of filing of the last such revision, amendment, supplement or superseding filing, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Documents. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as otherwise noted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations reflected or reserved against on the balance sheet of the Company and its subsidiaries as of December 31, 2007 included in the Filed Company SEC Documents (including the notes thereto), (ii) liabilities or obligations incurred after December 31, 2007 in the ordinary course of business or (iii) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) Except as set forth in Section 3.01(e)(ii) of the Company Disclosure Schedule, (A) as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (B) to the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(f) Voting Requirements. Subject to the accuracy of the representations and warranties of Zac in Section 3.02(g), and except for the Special Shareholder Approval (as defined in Section 6.01(a) below) provided under Section 6.01(a) hereof, the only votes of holders of securities of the Company which are required to approve this Agreement and the Merger are the affirmative vote of holders of at least a majority of the outstanding shares of Company Common Stock at the Shareholders’ Meeting or any adjournment or postponement thereof to approve this Agreement (the “Shareholder Approval”).

(g) State Takeover Laws. The independent members of the Board of Directors of the Company has unanimously approved this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Chapter 23.B.19 of the WBCA to the extent, if any, the restrictions contained therein would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. To the Knowledge of the Company, no other state takeover Law or similar Law applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company does not have any shareholder rights plan in effect.

(h) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than Cascadia Capital and the fees of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. for its opinion in Section 3.01(i) below), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Zac true, complete and accurate copies of all written agreements entered into on or prior to the date of this Agreement under which any such fees or expenses are payable and all indemnification and contribution related to the engagement of the Persons to whom such fees are payable.

(i) Opinion of Financial Advisors. The Company has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., on July 30, 2008, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock other than Firoz Lalji and his Affiliates.

(j) Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by the Company for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Company Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to the Company Information as set forth in this paragraph.

Section 3.02 Representations and Warranties of Zac. Zac represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power. Zac is a corporation duly organized and validly existing under the laws of the State of Washington. Zac has made available to the Company true, complete and accurate copies of its organizational documents. Zac has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power, authority or to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Zac Material Adverse Effect. Zac has no subsidiaries.

(b) Authority; Noncontravention. Zac has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Zac and the consummation by Zac of the transactions contemplated by this Agreement have been duly authorized by all necessary entity action on the part of Zac and no other proceedings on the part of Zac are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Zac and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Zac, enforceable against Zac, in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. The execution, delivery and performance of this Agreement by Zac do not, and the consummation by Zac of the Merger and the other transactions contemplated by this Agreement and compliance by Zac with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Zac under (i) the respective organizational and governing documents of Zac, (ii) any Contract to which Zac is a party or any of its respective properties or other assets is subject (including any credit facilities or agreements and any other indebtedness arrangements) or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws and Orders applicable to Zac or its respective properties or other assets, other than, in the case of the immediately preceding clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Zac Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to Zac in connection with the execution and delivery of this Agreement by Zac or the consummation by Zac of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of the other states in which Zac is qualified to do business, and (2) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made would not individually or in the aggregate, reasonably be expected to have a Zac Material Adverse Effect.

(c) Capital Structure. The authorized capital stock of Zac consists of 1,000 shares of common stock, without par value. Firoz Lalji beneficially owns each issued and outstanding share of capital stock of Zac.

(d) Financing. Zac has delivered to the Company a true and complete copy, as of the date of this Agreement, of executed commitment letters to provide equity and debt financing to Zac in an aggregate amount set forth therein, subject to the terms and conditions thereof (the “Financing Commitments”), the proceeds of which shall be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Financing”). As of the date of this Agreement, each of the Financing Commitments, in the form delivered to the Company, (i) has not been amended or modified, withdrawn or rescinded in any respect, and (ii) is in full force and effect and is a legal, valid and binding obligation of Zac and, to the Knowledge of Zac, the other parties thereto. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Zac. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01, Zac has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitments. Zac has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Financing Commitments prior to the date of this Agreement. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01(c), the proceeds from the Financing, when funded in accordance with the Financing Commitments and together with available funds at the Company, are sufficient for the satisfaction of all of Zac’s obligations under this Agreement, including the payment of the Merger Consideration and the consideration in respect of the Company Stock Options and to pay all related fees and expenses. Notwithstanding anything in this Agreement to the contrary, the Financing Commitments may be superseded at the option of Zac after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.07. In such event, the term “Financing Commitments” as used in this Agreement shall be deemed to include the New Financing Commitments to the extent then in effect.

(e) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Zac.

(f) Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by Zac with respect to itself for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Zac Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Zac makes no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to the Zac Information as set forth in this paragraph.

(g) Absence of Arrangements with Management. As of the date of this Agreement, other than this Agreement there are no contracts, undertakings, commitments, agreements or obligations or understandings between Zac, any of its Affiliates or any shareholder set forth on Schedule 2.01(c) on the one hand, and any member of the Company’s management or the Board of Directors (other than Firoz Lalji), on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

(h) Access to Information and Investigation by Zac. Zac and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs. Zac has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and the Company subsidiaries, which investigation, review and analysis was done by Zac and, to the extent Zac deemed appropriate, by Zac’s Representatives. Without limiting the generality of the foregoing, none of the Company or its subsidiaries nor any of their respective Representatives or any other person has made a representation or warranty to Zac with respect to (i) any projections, estimates or budgets for the Company or its subsidiaries, (ii) any material, documents or information relating to the Company or its subsidiaries made available to Zac or (iii) in connection with any materials prepared for or in connection with the Zac’s arrangement of the Financing or the Financing Commitment, except as expressly and specifically covered by a representation or warranty set forth in Section 3.01.

(i) Solvency. Assuming the satisfaction of the conditions to the obligation of Zac to consummate the Merger, or the waiver of such conditions, and the accuracy of the representations and warranties of the Company set forth in Section 3.01 hereof, then immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Section 3.02, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (i) the amount of the fair saleable value of the assets of the Surviving Corporation and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all liabilities of the Surviving Corporation and its subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the applicable federal laws governing determinations of the solvency of debtors, and (B) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Surviving Corporation and its subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Corporation and its subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by Zac following such date, and (iii) the Surviving Corporation and its subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 4.01 Conduct of Business by the Company.

(a) During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as contemplated by this Agreement or as consented to in writing in advance by Zac (which consent shall not unreasonably be withheld or delayed), the Company shall, and shall cause each of its subsidiaries to, carry on its business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, key employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, without Zac’s prior written consent (which consent shall not unreasonably be withheld or delayed):

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect subsidiary wholly owned by the Company to the Company or another directly or indirectly wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans in effect as of the date of this Agreement or (2) required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement between the Company or any of its subsidiaries and any director or employee of the Company or any of its subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Zac);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date of this Agreement (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with Company Stock Based Awards, in each case in accordance with their terms on the date of this Agreement; or (B) grants required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement between the Company or any of its subsidiaries and any director or employee of the Company or any of its subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Zac));

(iii) amend or waive any material provision in the Company Articles or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s subsidiaries, except as may be required by applicable Law or the rules and regulations of the SEC or the Nasdaq Global Market, or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;

(iv) directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person or (B) any material asset or assets, except for capital expenditures, which shall be subject to the limitations of Section 4.01(a)(vi) below;

(v) (A) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under the Company’s existing loan facilities in the ordinary course of business), or (B) make any loans or advances to any other Person, except for loans, advances, capital contributions or investments between any subsidiary of the Company and the Company or another subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi) make any new capital expenditure exceeding $200,000 individually or $500,000 in the aggregate;

(vii) except as required by Law or any final, nonappealable judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) where the uninsured amount to be paid is greater than $500,000, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves), or (B) cancel any material indebtedness in excess of $200,000;

(viii) except (x) as required to ensure that any Benefit Plan is not then out of compliance with applicable Law or (y) to comply with any Benefit Plan other Contract entered into prior to the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining Contract or Benefit Plan or (2) any other Contract, plan or policy involving the Company or any of its subsidiaries as applied to directors and executive officers of the Company (“Key Persons”), (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its subsidiaries other than Key Persons;

(ix) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned subsidiaries); or

(x) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Advice of Changes; Filings. The Company and Zac shall promptly advise the other party in writing if (i) any representation, warranty, condition or agreement made by it contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of any one more of the conditions set forth in Section 6.02(a) or 6.02(b) or Section 6.03(a) or 6.03(b) and (ii) the Company or Zac fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement.

(c) Confidential Portions of Governmental Entity Filings. The Company and Zac shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

Section 4.02 No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Seattle, Washington time on September 3, 2008, subject to the extension to September 17, 2008 in the discretion of the independent members of the Board of Directors of the Company (the “No-Shop Period Start Time”), the Company and its subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that (A) the Company shall promptly provide to Zac any material non-public information concerning the Company or its subsidiaries that is provided to any Person given such access which was not previously provided to Zac and (B) the Company shall not disclose (and shall not permit any of its Representatives to disclose) the terms of the Financing Commitments or the identities of any other potential financing sources for the transactions contemplated by this Agreement to any Person, except to the extent such terms are otherwise publicly available; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

“Acceptable Confidentiality Agreement” means a confidentiality agreement substantially in the form approved by the independent members of the Board of Directors, provided that such confidentiality agreement shall not prohibit compliance with Section 4.02(f)(i). To the extent the Company has a pre-existing confidentiality agreement with a Person that remains in effect, the term “Acceptable Confidentiality Agreement” also means such pre-existing confidentiality agreement, provided that either (i) such pre-existing confidentiality agreement does not prohibit compliance with Section 4.02(f)(i) or (ii) the Company is able to obtain an effective waiver of the provisions of such pre-existing confidentiality agreement that would otherwise prohibit the Company from complying with Section 4.02(f)(i).

“Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Zac and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its subsidiaries (taken as a whole), or 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of the Company or any of its subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any written Takeover Proposal that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect Zac of the surviving entity in a merger) or a majority of the assets of the Company and its subsidiaries (taken as a whole), which the independent members of the Board of Directors of the Company reasonably determine in good faith (after consultation with the Company’s outside counsel and financial advisor) would, if consummated, be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement, including (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), (y) all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal and (z) any changes to the financial and other terms of this Agreement proposed by Zac in response to such Takeover Proposal or otherwise).

Zac agrees that neither it nor any Affiliate of Zac shall, and that it shall use its reasonable best efforts to cause Zac’s and its respective Representatives not to, intentionally enter, or seek to enter, into any agreement, arrangement or understanding with a potential bidding party that materially interferes with the Company’s ability to seek and obtain a Superior Proposal from such party (including interfering with the ability of the Company to hold discussions and negotiations with such party in connection therewith); provided, however, that the obligations under this Section 4.02(a) shall not prevent Zac or its Affiliates from (i) exercising its rights under this Section 4.02, (ii) making any public announcement with respect to such rights not otherwise prohibited hereby, or (iii) contacting third parties with respect to obtaining additional debt or equity financing in order to consummate the transactions contemplated hereby, other than financing sources known by Zac or its Affiliates to be, or reasonably likely to be, a bidder for the Company.

(b) During the period from the No-Shop Period Start Time to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.01, the Company will not, and will cause its subsidiaries not to, and will use its reasonable best efforts to cause the Company’s and its subsidiaries’ respective officers, directors, employees and other Representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage (including by way of providing information), the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a Takeover Proposal or (ii) except as permitted in Section 4.02(c), (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to an Takeover Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any Takeover Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 4.02(c)), (D) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Agreement or (E) publicly propose or agree to do any of the foregoing. Subject to Section 4.02(c) and except with respect to any Takeover Proposal received prior to the No-Shop Period Start Time with respect to which the requirements of Section 4.02(c)(ii) and (iii) have been satisfied as of the No-Shop Period Start Time (any such Person so submitting such a Takeover Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the independent members of the Board of Directors of the Company no later than the later of (i) the No-Shop Period Start Time and (ii) the Business Day following the date on which the Company received such Excluded Party’s written Takeover Proposal (it being understood, that following the No-Shop Period Start Time until such time as the independent members of the Board of Directors of the Company determine that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 4.02(c)), on the No-Shop Period Start Time the Company and its subsidiaries and their respective Representatives shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its subsidiaries or any Representatives with respect to any Takeover Proposal. Notwithstanding anything contained in Section 4.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal made by such party fails, in the reasonable judgment of the independent members of the Board of Directors of the Company, to satisfy the requirements of Section 4.02(c). Within two Business Days of the No-Shop Period Start Time, the Company shall notify Zac of the number of Excluded Parties and provide Zac a written summary of the material terms and conditions of each Takeover Proposal received from any Excluded Party.

(c) Notwithstanding anything to the contrary in Section 4.02(b), at any time prior to obtaining the Company Shareholder Approvals, in the event that (i) the Company receives an unsolicited written Takeover Proposal that the independent members of the Board of Directors of the Company believe in good faith to be bona fide following disclosure thereof to the full Board of Directors, (ii) the independent members of the Board of Directors of the Company determine in good faith, after consultation with its independent financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with outside counsel, the independent members of the Board of Directors of the Company determine in good faith that the failure to take such action would be inconsistent with the fulfillment of their fiduciary duties to the shareholders of the Company under applicable Law, then the Company and the independent members of the Board of Directors may (A) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with the Person making the Takeover Proposal regarding such Takeover Proposal and (B) furnish information with respect to the Company and its subsidiaries to the Person making the Takeover Proposal; provided that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide or make available to Zac any non-public information concerning the Company or its subsidiaries provided to such other Person which was not previously provided to Zac. Notwithstanding anything to the contrary contained in Section 4.02(b) or this Section 4.02(c), prior to obtaining the Company Shareholder Approvals, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d) From and after the No-Shop Period Start Time, the Company will promptly (and in any event within one Business Day) notify Zac of the receipt by the Company of any Takeover Proposal, which notice shall include the material terms of and identity of the Person(s) making such Takeover Proposal. From and after the No-Shop Period Start Time, the Company will keep Zac informed on a current basis of the status and details of any such Takeover Proposal and of any material amendments or proposed material amendments thereto and any material developments, discussions and negotiations concerning such Takeover Proposal, in each case, in any event no later than 48 hours after the occurrence of the applicable amendment, development, discussion, or negotiation. Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Zac orally and in writing if it determines to begin providing information or to engage in discussions or negotiations with a Person or group of Persons in connection with any Takeover Proposal.

(e) The Board of Directors of the Company shall not (i) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Takeover Proposal or enter into a definitive agreement with respect to a Takeover Proposal or (ii) modify or amend (or publicly propose to modify or amend) in a manner adverse to Zac or withdraw (or publicly propose to withdraw) the Company Board Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”); provided, however, that the independent members of the Board of Directors of the Company may, at any time prior to obtaining the Company Shareholder Approvals, make a Change in Recommendation if (i) the independent members of the Board of Directors of the Company determine, in good faith (after consultation with its outside legal counsel), that the failure to take such action would be inconsistent with the fulfillment of their fiduciary duties to the shareholders of the Company under applicable Law or (ii) in response to a Superior Proposal under the circumstances contemplated in Section 4.02(f).

(f) Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to obtaining the Company Shareholder Approvals, the Company receives a Takeover Proposal which the independent members of the Board of Directors of the Company conclude in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Zac pursuant to clause (ii) below, the Board of Directors of the Company may (x) effect a Change in Recommendation and/or (y) terminate this Agreement (in accordance with Section 7.01) to enter into a definitive agreement with respect to such Superior Proposal if the independent members of the Board of Directors of the Company determine in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the fulfillment of their fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section 5.05(b); provided, further, that the Board of Directors may not effect a Change in Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Zac, at least three calendar days in advance (the “Notice Period”), of its intention to effect a Change in Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and

(ii) prior to effecting such Change in Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Zac in good faith (to the extent Zac desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Zac and to comply with the requirements of this Section 4.02(f) with respect to such new written notice, except that the Notice Period shall be reduced to two calendar days.

(g) Nothing in this Agreement shall prohibit or restrict the independent members of the Board of Directors of the Company, in circumstances not involving a Takeover Proposal, from amending, modifying or withdrawing the Board of Directors recommendation to the extent that the independent members of the

Board of Directors determine in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s shareholders. The Company shall give Zac written notice of any such action taken by the Board of Directors not later than the Business Day next succeeding the day on which such action is taken, setting forth in reasonable detail the action taken and the basis therefor.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Preparation of the Proxy Statement and Schedule 13E-3; Shareholders’ Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Company and Zac shall prepare and the Company shall file with the SEC the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable. Zac shall furnish to the Company all information as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Zac a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Zac, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Zac which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(b) Concurrently with the filing of the Proxy Statement with the SEC, Zac and its Affiliates shall prepare and file with the SEC, together with the Company, the Schedule 13E-3. Zac and the Company shall use all reasonable efforts to cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each party agrees to provide the other party and its counsel with copies of any comments that such party or its counsel may receive from the staff of the SEC promptly after receipt thereof. The Company shall promptly furnish to Zac all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with or delivering to the SEC.

(c) The Company shall use its reasonable best efforts to, within 90 days following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approvals; provided, that such date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable law. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement and the Merger and shall include the Company Board Recommendation in the Proxy Statement. A Change in Recommendation permitted by Section 4.02(e), (f) or (g) will not constitute a breach by the Company of this Agreement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal). In addition, notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 7.01, this Agreement shall be submitted to the shareholders of the Company at the Shareholders Meeting for the purpose of adopting this Agreement.

Section 5.02 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, the Company shall afford to Zac, and to Zac’s Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time to all its and its subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Zac (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its and its subsidiaries’ business, properties and personnel as Zac may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its subsidiaries; and provided further, that the Company shall not be required to (or to cause any of its subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in a violation of law, result in the loss of attorney-client privilege or violate confidentiality obligations owing to third parties. Without limiting the foregoing, between the date of this Agreement and the Effective Time, the Company shall (and shall cause its Affiliates to) reasonably cooperate with Zac in connection with Zac securing the Financing contemplated by Section 3.02(d).

(b) Except for disclosures expressly permitted by the terms of this Agreement (i) Zac shall hold, and shall cause its accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence and not make any public disclosure thereof; provided, that the foregoing shall not prevent Zac from disclosing such information (i) to the extent required by applicable Law or by a Governmental Entity, (ii) to the extent such information is or becomes generally available to the public other than by disclosure by Zac or any Affiliate or Representative Zac, (iii) as reasonably necessary in connection with Zac securing the Financing contemplated by Section 3.02(d).

Section 5.03 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) that the conditions set forth in Article VI are satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with Governmental Entities) and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. Subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, Company and Zac shall use reasonable best efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.

(b) The Company and Zac shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.03, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any

Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party.

(c) Each of the Company and Zac will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Zac (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary (including Section 5.03), no party is required to, and the Company may not, without the prior written consent of Zac, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Zac, or any of their Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of Zac, the Company and their respective subsidiaries taken as a whole. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Zac, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs. Furthermore, without the prior written consent of the Zac (determined in its sole discretion), in no event shall the Company or Zac or any of their respective subsidiaries or Affiliates: (i) pay any consideration to, amend or enter into any agreement with, any non-governmental third party to obtain any consent to the Merger or to otherwise comply with Section 5.03(e); or (ii) agree to the imposition of limitations on the ability of Zac or any Affiliate of Zac to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the shareholders of the Surviving Corporation.

(e) The Company and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii)if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.04 Indemnification, Exculpation and Insurance.

(a) Zac acknowledges and agrees that the Surviving Corporation shall by operation of law assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company or any of its subsidiaries as provided in the Company’s or any of its subsidiaries’ articles of incorporation, bylaws or any indemnification Contract between such directors, officers, employees or agents and the Company or any of its subsidiaries (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time and that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.04 for a period of not less than six years from the Effective Time.

(c) For six years after the Effective Time, the Surviving Corporation shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its subsidiaries on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating” of A X or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided, further, that the Surviving Corporation shall first use its reasonable best efforts to obtain from such carriers a so-called “tail” policy providing such coverage and being effective for the full six year period referred to above, and shall be entitled to obtain such coverage in annual policies from such carriers only if it is unable, after exerting such efforts for a reasonable period of time, to obtain such a “tail” policy; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement as set forth in Section 5.04(c) of the Company Disclosure Schedule (or, in the case of a “tail” policy obtained pursuant to the preceding proviso, shall not be required to pay an aggregate premium therefor in excess of an amount equal to six times 300% of such last annual premium) and, if the Surviving Corporation is unable to obtain the insurance required by this Section 5.04(c), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) equal to such maximum amount.

(d) The provisions of this Section 5.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. It is expressly agreed that the indemnified parties shall be third party beneficiaries of this Section 5.04.

Section 5.05 Fees and Expenses.

(a) Except as otherwise provided in this Section 5.05, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Zac and the Company.

(b) In the event that

(i) this Agreement is terminated by the Company pursuant to Section 7.01(e) or Zac pursuant to Section 7.01(f); or

(ii) (A) a Takeover Proposal shall have been made to the shareholders of the Company generally or shall have otherwise become publicly known, disclosed or proposed or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Zac or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii) or by Zac pursuant to Section 7.01(c) and (C) within twelve (12) months after such termination, the Company enters into, or submits to the shareholders of the Company for adoption, a definitive agreement with respect to any Takeover Proposal, or consummates the transactions contemplated by any Takeover Proposal (provided that, for purposes of this Section 5.05(b)(ii), all references to 15% in the definition of Takeover Proposal shall be deemed to be 50%) which in each case, need not be the same Takeover Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement; then (in the case of the occurrence of any one or more of Sections 5.05(b)(i) and 5.05(b)(ii)) the Company shall pay Zac a one-time Company Termination Fee (less any Expenses that may previously have been paid or are payable in the circumstances as provided below) by wire transfer of immediately available funds on the first Business Day following (x) in the case of a payment required by Section 5.05(b)(i), the date of termination of this Agreement, and (y) in the case of a payment required by Section 5.05(b)(ii) above, the date of the consummation of such Takeover Proposal. For purposes of this Agreement, “Company Termination Fee”) means an amount equal to $750,000; provided, if the Company Termination Fee becomes payable by the Company in connection with a termination under Section 7.01(e) in order to enter into a definitive agreement with respect to a Takeover Proposal with an Excluded Party, then the Company Termination Fee shall be $300,000.

(c) In the event that this Agreement is terminated by Zac, on the one hand, or the Company, on the other hand, pursuant to Section 7.01(b)(ii) (or is terminated by the Company pursuant to a different section of 7.01 at a time when this Agreement was terminable pursuant to Section 7.01(b)(ii)) or by Zac pursuant to Section 7.01(c) (or is terminated by the Company pursuant to a different section of Section 7.01 at a time when this Agreement was terminable pursuant to Section 7.01(c)), then the Company shall pay to Zac an amount equal to the sum of Zac’s Expenses (not to exceed $300,000 in the aggregate) for which Zac has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made following such termination within two Business Days following delivery to the Company of notice of demand for such payment. For purposes of this Agreement, the term “Expenses”

means, with respect to a party hereto, all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of debt financing sources (including those who are parties to any financing commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the sale process, including the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(d) In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.01(d) or (ii) Section 7.01(b)(i); and, at the time of such termination, the conditions set forth in Section 6.01 and Section 6.02(a), (b), and (d) have been satisfied; and, in the case of termination by the Company pursuant to Section 7.01(b)(i), the conditions set forth in Section 6.01 and Section 6.02(a), (b) and (d) have been satisfied for at least three Business Days prior to such termination, then Zac shall pay to the Company a fee of $750,000 (the “Zac Termination Fee”) by wire transfer in immediately available funds no later than two Business Days after such termination by the Company. Contemporaneously with the signing of this Agreement, Firoz Lalji is entering into a Limited Guarantee in favor of the Company providing for, upon the terms and subject to the conditions set forth in the Limited Guarantee, the guarantee of the payment obligations of Zac under this Section 5.05(d) in an amount up to the Zac Termination Fee.

(e) The Company and Zac acknowledge and agree that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Zac would not have entered into this Agreement; accordingly, if any party fails to pay when due the amount payable pursuant to this Section 5.05, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 5.05, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the terms set forth in this Section 5.05, from the date such payment was required to be made until the date of receipt by the owed party of immediately available funds in such amount at the prime rate of US Bank, N.A., in effect on the date such payment was required to be made.

(f) Each of the parties hereto acknowledges that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement and that neither the Company Termination Fee nor the Zac Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Zac or the Company, as the case may be, in the circumstances in which such termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Zac Termination Fee from Zac pursuant to this Section 5.05 shall be the sole and exclusive remedy of the Company and its subsidiaries against Zac, and any of their respective former, current or future shareholders, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Zac or any of its former, current or future shareholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 5.06 Public Announcements. Except with respect to the announcement of any Change in Recommendation (or proposed Change in Recommendation) made pursuant to, and in accordance with, the express terms of Section 4.02 of this Agreement, Zac and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.07 Financing.

(a) Zac shall use its reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments (or on other terms that would not adversely impact the ability of Zac to timely consummate the transactions contemplated by this Agreement) and (ii) satisfy all conditions applicable to it in such definitive agreements and consummate the Financing no later than the Closing. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment, (A) Zac shall promptly notify the Company and (B) Zac shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no less favorable to Zac, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 5.07(a) being referred to as the “Financing Agreements”). In the event that all conditions to the Financing Commitments have been satisfied, Zac shall, subject to the satisfaction of the conditions set forth in Section 6.01 and 6.02 of this Agreement, use its reasonable best efforts to cause other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. In connection with its obligations under this Section 5.07, Zac shall be permitted to amend, modify or replace the Financing Commitments with new Financing Commitments (the “New Financing Commitments”), provided that Zac shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments can reasonably be expected to delay the Closing beyond the Outside Date. Zac shall keep the Company reasonably informed of the status of Zac’s efforts to arrange the Financing.

(b) The Company shall, and shall cause each of its subsidiaries to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Zac (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries). Such cooperation by the Company and its subsidiaries shall include, at the reasonable request of Zac, (i) using its reasonable best efforts to cause to be delivered such officer’s or other certificates as are customary in financings of such type (including a certificate of the chief financial officer of the Company with respect to solvency matters) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) agreeing to enter into such agreements as are customary in financings of such type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its subsidiaries’ assets pursuant to such agreements, as may be reasonably requested (and executing and delivering any documents or instruments, or agreeing to enter into agreements, in connection with the foregoing); provided, that no obligation of the Company or its subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its reasonable best efforts to cause its independent registered public accountants to deliver such comfort letters as are customary in financings of such type, (iv) providing Zac and its Financing sources as promptly as practicable (and in no event later than 30 days prior to the Outside Date) with financial and other pertinent information (including quarterly financial statements of the Company and its subsidiaries prepared in the ordinary course of business) with respect to the Company and its subsidiaries (v) making the Company’s executive officers and other relevant employees reasonably available to assist the lenders providing the Financing, and (vi) taking all corporate actions, subject to the occurrence of the Closing, to permit consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Debt Financing by the Surviving Corporation immediately following the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by both Zac and the Company on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company shall have obtained both (i) the Shareholder Approval, and (ii) the affirmative vote to adopt the Agreement of a majority of the number of shares of Company Common Stock present in person or by proxy and voting at the Shareholders’ Meeting, or any adjournment or postponement thereof, which are held by shareholders that are not set forth in Schedule 2.01(c) (the “Special Shareholder Approval” and, together with the Shareholder Approval, the “Company Shareholder Approvals”).

(b) No Injunctions or Restraints. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the Merger.

Section 6.02 Conditions to Obligations of Zac. The obligations of Zac to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Zac on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.01(a), 3.01(b), 3.01(c) and 3.01(g)) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect”, “Material Adverse Change” and words of similar import set forth therein) as of the Closing Date as though such representations and warranties had been made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect. Each of the representations and warranties of the Company set forth in Sections 3.01(a), 3.01(b), 3.01(c), and 3.01(g) shall be true and correct in all material respects as of the Closing Date as though each had been made at and as of the Closing Date (other than those of such representations and warranties that expressly relate to an earlier date, in which case such particular representations shall have been true and correct in all respects as of such earlier date). Zac shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing Date. Zac shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect dated as of the Closing Date.

(c) Dissenter’s Rights. The aggregate number of shares of Company Common Stock at the Effective Time, the holders of which have properly exercised dissenter’s rights under Chapter 23B.13 of the WBCA, shall not equal 10% or more of the shares of Company Common Stock outstanding as of the record date for the Company Shareholders Meeting.

(d) Company Stock Options. The aggregate number of shares of Company Common Stock subject to purchase upon the exercise of Company Stock Options outstanding at the Effective Time shall be less than 200,000 shares (subject to appropriate adjustment in the case of stock splits, stock dividends and the like).

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Zac set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties had been made at and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period). The Company shall have received a certificate signed on behalf of Zac by an officer of Zac to such effect dated as of the Closing Date.

(b) Performance of Obligations of Zac. Zac shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Zac by the Chief Executive Officer to such effect dated as of the Closing Date.

Section 6.04 Frustration of Closing Conditions. Neither the Company nor Zac may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section  5.03.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approvals:

(a) by mutual written consent of Zac and the Company;

(b) by either Zac or the Company:

(i) if the Merger shall not have been consummated on or before December 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii) if the Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used such reasonable best efforts as may be required by Section 5.03 to prevent, oppose and remove such injunction;

(c) by Zac if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.02 and (ii) is uncured or incapable of being cured by the Company prior to the earlier to occur of (A) 30 calendar days following receipt of written notice of such breach or failure to perform from Zac or (B) the Outside Date; provided, however, that Zac shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.03 not to be satisfied;

(d) by the Company, if Zac shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.03 and (ii) is uncured or incapable of being cured by Zac prior to the earlier to occur of (A) 30 calendar days following receipt of written notice of such breach or failure to perform from the Company or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.02 not to be satisfied;

(e) prior to obtaining the Shareholder Approval, by the Company, in accordance with and subject to the terms and conditions of, Section 4.02(f); or

(f) by Zac, in the event that (i) the Board of Directors shall have made a Change in Recommendation (or publicly proposes to make a Change in Recommendation) or (ii) the Company has failed to comply in any material respect with Section 4.02 (including the Company approving, recommending or entering into any actual or proposed acquisition agreement in violation of Section 4.02) or (iii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation.

Section 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Zac as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Zac or the Company or their directors, officers or shareholders, under this Agreement, other than the provisions of Section 5.05, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that, without limiting the right to receive any payment pursuant to Section 5.05, the Company agrees that, to the extent it has incurred losses or damages in connection with this Agreement, the maximum aggregate liability of Zac shall be limited to an amount equal to $1,500,000, and in no event shall the Company seek to recover any money damages in excess of such amount from Zac or any of their respective Representatives or Affiliates; and provided, further, that except as specifically provided in the first sentence of 5.05(f) of this Agreement, nothing herein shall relieve the Company from liability for willful and material breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case Zac and/or Zac shall be entitled to all rights and remedies available at Law or in equity.

Section 7.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approval; provided, however, that after Shareholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.05 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Zac or the Company, action by its respective Board of Directors.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Zac, to:

Firoz Lalji

1102 15th Street SW, Suite 102

Auburn, WA 98001-6509

Facsimile: (253) 205-3626

with a copy (which shall not constitute notice) to:

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104-1158

Facsimile: (206) 623-7022

Attention: Gary J. Kocher

if to the Company, to:

Special Committee of the Board of Directors

7535 N. Mockingbird Lane

Paradise Valley, AZ 85253

Facsimile: (480) 483-2795

Attention: William Keiper

with a copy (which shall not constitute notice) to:

Lane Powell PC

1420 Fifth Avenue, Suite 4100

Seattle, WA 98101

Facsimile: (206) 223-7107

Attention: Michael E. Morgan

with an additional copy (which shall not constitute notice) to:

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Facsimile: (206) 494-1792

Attention: John Steel

Section 8.03 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise,

(b) “Benefit Plans” means all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all employment benefit, compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, fringe benefit, bonus, incentive, employee loan or other employee benefit, arrangements, plans, policies or programs, in each case, which are provided, maintained, contributed to or sponsored by the Company or any of its subsidiaries on behalf of current or former directors, officers, employees or consultants or for which the Company or any of its subsidiaries has any liability, contingent or otherwise.

(c) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Seattle, Washington are authorized by Law or executive order to be closed.

(d) “Knowledge” of the Company or Zac means, with respect to any matter in question, the actual knowledge (after making reasonable inquiry) of such entity’s executive officers;

(e) “Material Adverse Change” or “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (2) that prevents or materially delays or materially impairs the ability of the Company to consummate the Merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby or actions by Zac or the Company required to be taken pursuant to this Agreement (in each case, other than in respect of Section 3.01(d)), (ii) changes in general economic or political conditions or the financial markets (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iii) changes in applicable laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Company or its subsidiaries conduct business (so long as the Company or its subsidiaries are not disproportionately affected thereby); or (v) any outbreak or escalation of hostilities or war or any act of terrorism (so long as the Company or its subsidiaries are not disproportionately affected thereby);

(f) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(g) “Representative” means any officer, employee, counsel, investment banker, accountant, consultant and debt financing source and other authorized representative of any Person;

(h) a “subsidiary” of any Person means another Person of which such first Person directly or indirectly owns an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests thereof);

(i) “tax” means any federal, state, local or foreign income, gross receipts, property, sales, use license, excise, franchise employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any related interest, penalty, addition to tax or additional amount;

(j) “taxing authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and

(k) “Zac Material Adverse Change” or “Zac Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate, prevents or materially impairs or delays the consummation of the Merger or the other transactions contemplated by this Agreement (other than the inability of the Zac to obtain the Financing).

Section 8.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.05 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.06 Counterparts. This Agreement may be executed in counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by all of the parties and delivered to the other parties.

Section 8.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Schedules) and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except for (A) following the Effective Time, the rights of the Company’s shareholders to receive the Merger Consideration in accordance with Section 2.01(c) and (B) the provisions of Section 5.04 hereof, this Agreement (including the Schedules) is not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies.

Section 8.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.

Section 8.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party, and any assignment without such consent shall be null and void; provided, however, that Zac may assign any of its rights, interest and obligations under this Agreement to any of its Affiliates without the consent of the Company, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its subsidiaries were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Section 7.01 Zac shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court sitting in the State of Washington. The parties acknowledge and agree that neither the Company nor any of its subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be the monetary damages set forth in Section 5.05(d). Each of the parties hereto (a) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Washington in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any state or federal court sitting in the State of Washington. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

Section 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

Zones Acquisition Corp.

By:	/s/ FIROZ H. LALJI
Name:	Firoz H. Lalji
Title:	President and Chief Executive Officer

Zones, Inc.

By:	/s/ RONALD P. MCFADDEN
Name:	Ronald P. McFadden
Title:	Senior Vice President and Chief Financial Officer

ANNEX B

July 30, 2008

The Special Committee of the Board of Directors and

Board of Directors

Zones, Inc.

1102 15th Street SW, Suite 102

Auburn, Washington 98001

Dear Members of the Special Committee and Board of Directors:

We understand that Zones, Inc., a Washington corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Zones Acquisition Corp., a Washington corporation (“ZAC”), pursuant to which ZAC would be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, and that in connection with the Merger, each issued and outstanding share of common stock, without par value, of the Company (“Company Common Stock”), other than any Cancelled Shares, Remaining Shares or Dissenting Shares (each as defined in the Agreement), will be converted into the right to receive $8.65 in cash, without interest (the “Merger Consideration”). For purposes of this opinion, “Excluded Persons” shall be defined as ZAC, Firoz Lalji and their respective affiliates, and “Unaffiliated Shareholders” shall refer to all shareholders of the Company other than Excluded Persons.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) and Board of Directors of the Company (the “Board”) as to whether, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Agreement dated July 30, 2008;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2008 through 2012;

4.	spoken with certain members of the management of the Company and certain of its representatives and advisers regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to us by or on behalf of the Company; and

The Special Committee of the Board of Directors

Board of Directors

Zones, Inc.

July 30, 2008

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company may be a party (other than as specifically described herein with respect to the Merger).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and all such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on the Company or the Merger Consideration. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any material respect from the drafts of said documents.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of the Company. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

The Special Committee of the Board of Directors

Board of Directors

Zones, Inc.

July 30, 2008

This Opinion is furnished for the use and benefit of the Committee and the Board in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger. Except as set forth in our engagement letter with the Committee and the Company, this Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made, without the prior written consent of Houlihan Lokey.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company and other participants in the Merger and certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including without limitation formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, the Company and other participants in the Merger or one or more of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates may receive compensation. We will receive a fee for rendering this Opinion, a portion of which has already been paid to us, and the remainder of which is due and payable upon the delivery of this Opinion.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things, (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as set forth in this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s security holders vis-à-vis any other class or group of the Company’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise, or (ix) the fairness of the Merger to any of the Excluded Persons.

The Special Committee of the Board of Directors

Board of Directors

Zones, Inc.

July 30, 2008

Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Committee, the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger is fair to them from a financial point of view.

Very truly yours,

/s/    Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX C

Revised Code of Washington

Title 23B Washington Business Corporation Act

Chapter 13 Dissenters’ Rights

23B.13.010

Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020

Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030

Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200

Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

23B.13.210

Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220

Dissenters’ rights—Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

23B.13.230

Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240

Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250

Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

23B.13.260

Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270

After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280

Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300

Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310

Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

ZONES, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Special Meeting of Shareholders of Zones, Inc. (the “Company”), and the related Proxy Statement dated                     , 2008, hereby appoints Ronald P. McFadden and William C. Keiper, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Special Meeting of Shareholders for the Company on                     , 2008, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified on the reverse side hereof, or, to the extent not specified, to vote FOR the proposal to approve the merger and to approve and adopt the Agreement and Plan of Merger dated as of July 30, 2008, as it may be amended from time to time, by and between the Company and Zones Acquisition Corp., and the other transactions contemplated thereby, and FOR the proposal to approve any motion to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal, and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN

IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

h  FOLD AND DETACH HERE  h

This proxy, when properly executed, will be voted in the manner specified by the undersigned. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.		Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	FOR	AGAINST	ABSTAIN

1.      Proposal to approve the merger and to approve and adopt the Agreement and Plan of Merger dated as of July 30, 2008 by and between the Company and Zones Acquisition Corp. (as it may be amended from time to time) and the other transactions contemplated thereby.

	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Proposal to approve any motion to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1.	☐	☐	☐

Signature:                                          Signature:                                          Date:                     , 2008

Title/Capacity:

Note: Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.

h  FOLD AND DETACH HERE  h